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Pursuant to 17 C.F.R. Section 200.83

Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

TWENTY-FIRST CENTURY FOX, INC.

THE WALT DISNEY COMPANY

TWDC HOLDCO 613 CORP.

WDC MERGER ENTERPRISES I, INC.

and

WDC MERGER ENTERPRISES II, INC.

Dated as of June 20, 2018

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i

Confidential Treatment Requested by New Fox, Inc.

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Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 8.11.	Definitions	113
Section 8.12.	Interpretation	124
Section 8.13.	Binding Effect; Assignment	125
Section 8.14.	Specific Performance	125

ANNEX A	INDEX OF DEFINED TERMS
ANNEX B	DISTRIBUTION MERGER AGREEMENT
EXHIBIT I	SEPARATION PRINCIPLES
EXHIBIT II	TAX MATTERS AGREEMENT PRINCIPLES
EXHIBIT III	COMMERCIAL TERM SHEETS

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of June             , 2018 (the “Execution Date”), among Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), The Walt Disney Company, a Delaware corporation (“Parent”), TWDC Holdco 613 Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Holdco”), WDC Merger Enterprises I, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco (“Delta Sub”), and WDC Merger Enterprises II, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco (“Wax Sub”, and together with Delta Sub, the “Merger Subs”), amends and restates in its entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of December 13, 2017 (the “Original Execution Date”), among the Company, Parent, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC, as amended by the Amendment to Agreement and Plan of Merger, dated as of May 7, 2018. Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the sections of this Agreement set forth next to such terms on Annex A hereto.

RECITALS

WHEREAS, the parties to the Original Merger Agreement desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth herein;

WHEREAS, on or prior to the Closing Date, the Company will consummate the Separation in accordance with the principles set forth on Exhibit I hereto (such principles, the “Separation Principles”) and subject to such other terms and conditions as will be agreed between the Company and Parent pursuant to this Agreement and set forth in a Separation Agreement by and between the Company and SpinCo (the “Separation Agreement”), and following the Separation and prior to the Delta Effective Time, the Company will consummate the Distribution;

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the Separation Principles and the transactions contemplated thereby, including the Separation and the Distribution;

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved and declared the advisability of amendments to the Company Charter providing that the holders of Hook Stock will not receive any shares of SpinCo Common Stock in connection with the Distribution or any shares of Holdco Common Stock or cash in connection with the Wax Merger (such amendment or any substantially consistent amendment as mutually agreed by the parties hereto, the “Charter Amendment”), subject to the approval of holders of a majority of the outstanding Class B Shares entitled to vote on such matter at a meeting duly called and held for such purpose (such stockholder approval, the “Charter Amendment Stockholder Approval”);

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WHEREAS, (a) each of Parent, Holdco and Delta Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect a merger upon the terms and subject to the conditions set forth in this Agreement, whereby Delta Sub shall be merged in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”) with and into Parent, with Parent as the surviving corporation in the merger (the “Delta Surviving Company”, and such merger, the “Delta Merger”) and the Delta Surviving Company becoming a wholly owned Subsidiary of Holdco and (b) immediately following the Delta Effective Time, each of the Company, Holdco and Wax Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect a merger upon the terms and subject to the conditions set forth in this Agreement, whereby Wax Sub shall be merged with and into the Company, with the Company as the surviving corporation in the merger (the “Wax Surviving Company”, and such merger, the “Wax Merger” and, together with the Delta Merger, the “Mergers”) and the Wax Surviving Company becoming a wholly owned Subsidiary of Holdco;

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has (i) approved the Delta Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, (ii) approved and declared advisable this Agreement, and (iii) resolved to recommend to its stockholders the approval of the issuance of Holdco Common Stock in the Wax Merger pursuant to this Agreement;

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has (i) approved the Wax Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, (ii) approved and declared advisable this Agreement and (iii) resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend that (i) the Delta Merger and the Wax Merger, taken together, qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”) and (ii) Parent, the Company and SpinCo make, in connection with the Distribution and pursuant to the Tax Matters Agreement, an election under Section 336(e) of the Code with respect to SpinCo and certain Subsidiaries of SpinCo;

WHEREAS, the Board of Directors of Holdco, by resolutions duly adopted, has approved and declared advisable this Agreement and the transactions contemplated hereby (which includes the Mergers and the issuance of shares of common stock, par value $0.01 per share, of Holdco (the “Holdco Common Stock”) and shares of series A voting preferred stock, par value $0.01 per share, of Holdco (the “Holdco Series A Preferred Stock”, and together with the Holdco Common Stock, the “Holdco Stock”), pursuant to the Mergers) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

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WHEREAS, the Board of Directors of Delta Sub, by resolutions duly adopted, has approved the Delta Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement and has resolved to recommend to its stockholder the adoption of this Agreement;

WHEREAS, the Board of Directors of Wax Sub, by resolutions duly adopted, has approved the Wax Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement and has resolved to recommend to its stockholder the adoption of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, Parent and certain stockholders of the Company entered into an amended and restated voting agreement (the “Voting Agreement”), pursuant to which, among other things, such stockholders have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Mergers, in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, the parties intend, as set forth in Section 8.12(c), that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made by the Company or Parent shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (c) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each case of (a), (b) and (c), unless expressly indicated otherwise in this Agreement; and

WHEREAS, the Company, Parent, Holdco and the Merger Subs desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Mergers

Section 1.01. The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(g) of the DGCL, at the Delta Effective Time, Delta Sub shall be merged with and into Parent and the separate corporate existence of Delta Sub shall thereupon cease. Parent shall be the surviving corporation in the Delta Merger as a wholly owned Subsidiary of Holdco, and the separate corporate existence of Parent with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Delta Merger, except as set forth in Article II. The Delta Merger shall have the effects specified in the DGCL.

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(b) Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Wax Effective Time, Wax Sub shall be merged with and into the Company and the separate corporate existence of Wax Sub shall thereupon cease. The Company shall be the surviving corporation in the Wax Merger as a wholly owned Subsidiary of Holdco, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Wax Merger, except as set forth in Article II. The Wax Merger shall have the effects specified in the DGCL.

(c) In connection with the Mergers and prior to the Delta Effective Time, Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Stock to permit the issuance of shares of Holdco Stock to the holders of shares of Parent Stock and the holders of Shares as of the Delta Effective Time and the Wax Effective Time, as applicable, in accordance with this Agreement.

Section 1.02. Closing. The closing of the Distribution and the Mergers (the “Closing”) shall occur by electronic exchange of documents at 8:00 a.m. (New York City time) on the date that is as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.03. Effective Time. Concurrently with the Closing, the Company and Parent will (i) cause a certificate of merger with respect to the Delta Merger (the “Delta Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and (ii) cause a certificate of merger with respect to the Wax Merger (the “Wax Certificate of Merger” and, together with the Delta Certificate of Merger, the “Certificates of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Delta Merger shall become effective at 12:01 a.m. (New York City time) on the date immediately following the Closing Date or at such time as may be agreed upon by the parties hereto in writing and set forth in the Delta Certificate of Merger in accordance with the DGCL (such time as the Delta Merger becomes effective, the “Delta Effective Time”). The Wax Merger shall become effective at 12:02 a.m. (New York City time) on the date immediately following the Closing Date or at such time as may be agreed upon by the parties hereto in writing and set forth in the Wax Certificate of Merger in accordance with the DGCL (such time as the Wax Merger becomes effective, the “Wax Effective Time”).

Section 1.04. Certificates of Incorporation. (a) Immediately prior to the Delta Effective Time, Parent and Holdco shall take all requisite action necessary to cause the certificate of incorporation of Holdco in effect immediately prior to the Delta Effective Time to contain provisions identical to the certificate of incorporation of Parent immediately prior to the Delta Effective Time, except as otherwise permitted or required by Section 251(g) of the DGCL. Holdco shall amend its certificate of incorporation to change the name of Holdco to “The Walt Disney Company”, which amendment shall be effective as of the Delta Effective Time.

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(b) At the Delta Effective Time, pursuant to the Delta Merger, the certificate of incorporation of the Delta Surviving Company (the “Delta Surviving Company Certificate of Incorporation”) shall continue to be the certificate of incorporation of Parent in effect immediately prior to the Delta Effective Time, except that the name of the Delta Surviving Company shall be replaced by a name to be determined by Parent prior to the Delta Effective Time and shall be amended as set forth below, until thereafter amended as provided therein or by applicable Law (and subject to Section 5.12):

(i) Article IV, Section 1 of the certificate of incorporation of Parent shall be deleted in its entirety and replaced with the following:

1. Authorization

The total number of shares of capital stock which the Corporation shall have the authority to issue is 10,000, of which 9,000 shares shall be shares of common stock having par value of $0.01 per share (“Common Stock”) and 1,000 shares shall be shares of preferred stock having a par value of $0.01 per share (“Preferred Stock”) and issuable in one or more classes or series as hereinafter provided.

The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

(ii) Article IV of the certificate of incorporation of Parent shall be amended by adding as Section 4 immediately following Section 3 to read in its entirety as follows:

Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of TWDC Holdco 613 Corp. (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.

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(iii) The third paragraph of the Certificate of Designation of Series A Voting Preferred Stock of Parent, attached as Exhibit A to the certificate of incorporation of Parent, shall be deleted in its entirety and replaced with the following:

Designation and Amount. The designation of the series of the preferred stock shall be “Series A Voting Preferred Stock” and the number of shares constituting the Series A Voting Preferred Stock shall be 100. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Voting Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Voting Preferred Stock.

(c) At the Wax Effective Time, pursuant to the Wax Merger, the certificate of incorporation of the Wax Surviving Company shall continue to be the certificate of incorporation of the Company in effect immediately prior to the Wax Effective Time, except that references to the Company shall be replaced by a name to be determined by Parent prior to the Wax Effective Time (the “Wax Surviving Company Certificate of Incorporation”), until thereafter amended as provided by applicable Law (and subject to Section 5.12).

Section 1.05. Bylaws. (a) Immediately prior to the Delta Effective Time, Parent and Holdco shall take all requisite action to cause the bylaws of Holdco in effect immediately prior to the Delta Effective Time to contain provisions identical to the bylaws of Parent immediately prior to the Delta Effective Time, except as otherwise permitted or required by Section 251(g) of the DGCL.

(b) At the Delta Effective Time, the parties hereto shall take all necessary action so that the bylaws of the Delta Surviving Company shall continue to be the bylaws of Parent in effect immediately prior to the Delta Effective Time, except that references to the name of Parent shall be replaced by a name to be determined by Parent prior to the Delta Effective Time (the “Delta Surviving Company Bylaws”), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.12).

(c) At the Wax Effective Time, the parties hereto shall take all necessary action so that the bylaws of the Wax Surviving Company shall be amended and restated so as to read in their entirety as the bylaws of Wax Sub in effect immediately prior to the Wax Effective Time, except that references to the name of Wax Sub shall be replaced by a name to be determined by Parent prior to the Wax Effective Time (the “Wax Surviving Company Bylaws”), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.12).

Section 1.06. Directors of the Delta Surviving Company. Each of the parties hereto shall take all necessary action so that the directors of Delta Sub immediately prior to the Delta Effective Time shall, from and after the Delta Effective Time, be the directors of the Delta Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Delta Surviving Company Certificate of Incorporation and the Delta Surviving Company Bylaws.

Section 1.07. Officers of the Delta Surviving Company. Each of the parties hereto shall take all necessary action so that the officers of Delta Sub immediately prior to the Delta Effective Time shall, from and after the Delta Effective Time, be the officers of the Delta Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Delta Surviving Company Certificate of Incorporation and the Delta Surviving Company Bylaws.

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Section 1.08. Directors of the Wax Surviving Company. Each of the parties hereto shall take all necessary action so that the directors of Wax Sub immediately prior to the Wax Effective Time shall, from and after the Wax Effective Time, be the directors of the Wax Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Wax Surviving Company Certificate of Incorporation and the Wax Surviving Company Bylaws.

Section 1.09. Officers of the Wax Surviving Company. Each of the parties hereto shall take all necessary action so that the officers of Wax Sub immediately prior to the Wax Effective Time shall, from and after the Wax Effective Time, be the officers of the Wax Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Wax Surviving Company Certificate of Incorporation and the Wax Surviving Company Bylaws.

Section 1.10. Directors of Holdco. Parent and Holdco shall take all corporate action necessary to cause the directors of Parent immediately prior to the Delta Effective Time to be the directors of Holdco as of the Delta Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Holdco Certificate of Incorporation and the Holdco Bylaws.

Section 1.11. Officers of Holdco. In accordance with Section 251(g) of the DGCL, Parent and Holdco shall take all corporate action necessary to cause the officers of Parent immediately prior to the Delta Effective Time to be the officers of Holdco as of the Delta Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Holdco Certificate of Incorporation and the Holdco Bylaws.

ARTICLE II

Pre-Merger Steps; Effect of the Merger; Exchange

Section 2.01. Pre-Merger Steps.

(a) Charter Amendment. Subject to obtaining the Charter Amendment Stockholder Approval, the Company shall file with the Secretary of State of the State of Delaware a duly executed and acknowledged certificate setting forth the Charter Amendment and certifying that the Charter Amendment Stockholder Approval has been received in accordance with Section 242 of the DGCL to cause the Charter Amendment to be effective prior to the Distribution.

(b) Intentionally Omitted.

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(c) Distribution. On the Closing Date, upon the terms and subject to the conditions set forth in that certain Amended and Restated Distribution Agreement and Plan of Merger, dated as of the Execution Date, by and between the Company and Distribution Merger Sub attached hereto as Annex B (the “Distribution Merger Agreement”) and the DGCL, Distribution Merger Sub shall be merged with and into the Company, the separate corporate existence of Distribution Merger Sub shall thereupon cease and SpinCo Common Stock shall be received by the holders of Shares (other than Shares constituting Hook Stock) in accordance with the exchange procedures set forth in the Distribution Merger Agreement (the “Distribution”). The Company shall be the surviving corporation in the Distribution.

(d) Pre-Distribution Dividend. Immediately prior to the Distribution, the Company shall cause SpinCo to pay to the Company a dividend in the amount of $8,500,000,000 in immediately available funds (the “Dividend”).

(e) Transaction Tax. The amount of the Transaction Tax shall be calculated on the Closing Date as promptly as practicable following the determination of the SpinCo Equity Value.

(f) Cash Payment. At the open of business on the business day immediately following the Closing Date, Parent shall pay, or cause to be paid, to SpinCo in immediately available funds the amount obtained by subtracting the amount of the Transaction Tax from the amount of the Dividend (the “Cash Payment”); provided that the Cash Payment shall in no event (a) exceed $2,000,000,000 or (b) be less than $0.

Section 2.02. Effect on Capital Stock of the Mergers. (a) At the Delta Effective Time, by virtue of the Delta Merger and without any action on the part of the holders of any capital stock of Parent, Holdco or Delta Sub:

(i) Each share of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) held in treasury by Parent that is not held on behalf of a third party (excluding, for the avoidance of doubt, any shares of Parent Common Stock that are held by Subsidiaries of Parent (such shares of Parent Common Stock, the “Subsidiary Owned Parent Shares”)) immediately prior to the Delta Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist.

(ii) Each share of Parent Common Stock issued and outstanding (including, for the avoidance of doubt, any Subsidiary Owned Parent Shares) immediately prior to the Delta Effective Time (other than any shares of Parent Common Stock to be canceled pursuant to Section 2.02(a)(i)) shall be converted, in accordance with Section 251(b)(5) of the DGCL and as specified in Section 251(g) of the DGCL, into one validly issued, fully paid and non-assessable share of Holdco Common Stock (such consideration, the “Delta Common Stock Consideration”).

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(iii) Each share of series A preferred stock, par value $0.01 per share, of Parent (such preferred stock, together with the Parent Common Stock, the “Parent Stock”) issued and outstanding immediately prior to the Delta Effective Time shall be converted, in accordance with Section 251(b)(5) of the DGCL and as specified in Section 251(g) of the DGCL, into one validly issued, fully paid and non-assessable share of Holdco Series A Preferred Stock (such consideration, together with the Delta Common Stock Consideration, the “Delta Merger Consideration”).

(iv) Each share of common stock of Delta Sub, par value $0.01 per share, issued and outstanding immediately prior to the Delta Effective Time shall be converted, in accordance with Section 251(b)(5) of the DGCL, into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Delta Surviving Company.

(v) Each share of capital stock of Holdco that is owned by Parent shall be canceled and shall cease to be outstanding as of the Delta Effective Time, without payment of consideration therefor.

(vi) All shares of Parent Stock converted into the Delta Merger Consideration pursuant to this Section 2.02(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (1) each certificate (a “Parent Certificate”) formerly representing any such shares of Parent Stock and (2) each book-entry account formerly representing any such uncertificated shares of Parent Stock (“Uncertificated Parent Shares”) shall thereafter represent shares of Holdco Stock (without any requirement for the surrender of any Parent Certificates or Uncertificated Parent Shares), with each Parent Certificate representing automatically an equivalent number of shares of Holdco Stock.

(b) At the Wax Effective Time, by virtue of the Wax Merger and without any action on the part of the holders of any capital stock of the Company, Holdco or Wax Sub:

(i) Common Stock Consideration. Each share of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”, and each a “Class A Share”) and each share of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”, and each a “Class B Share”, and together with the Class A Shares, the “Shares”) issued and outstanding immediately prior to the Wax Effective Time (other than Shares (I) held in treasury by the Company that are not held on behalf of third parties, (II) constituting Hook Stock or (III) owned by stockholders (“Dissenting Stockholders”) who have not voted in favor of the Wax Merger and perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (such Shares, “Excluded Shares”)) shall be exchanged, in accordance with Section 251(b)(5) of the DGCL, for, at the election of the holder thereof in accordance with the procedures set forth in Sections 2.04 and 2.05, and as adjusted pursuant to Section 2.03 (such consideration, the “Wax Merger Consideration”):

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Pursuant to 17 C.F.R. Section 200.83

(1)

for each Share with respect to which an election to receive cash has been made and not revoked or lost pursuant to Section 2.04 (such Shares, together with any Shares for which an election to receive cash is deemed to have been made under clause (3) below, in each case after giving effect to the Distribution, the “Cash Election Shares”), an amount of cash equal to the Per Share Value, without interest (the “Wax Cash Consideration”);

(2)

for each Share with respect to which an election to receive stock has been made and not revoked or lost pursuant to Section 2.04 (such Shares, together with any Shares for which an election to receive stock is deemed to have been made under clause (3) below, in each case after giving effect to the Distribution, the “Stock Election Shares”), a number of validly issued, fully paid and non-assessable shares of Holdco Common Stock equal to the quotient (which shall be rounded to four decimal places) of the Per Share Value divided by the Average Parent Stock Price (the “Wax Stock Consideration”); and

(3)

for each Share with respect to which no election to receive cash or stock has been made, the Wax Cash Consideration or the Wax Stock Consideration or a combination of both, as provided in Section 2.03 (such Shares described in this clause (3), after giving effect to the Distribution, the “No Election Shares”).

(ii) Hook Stock. Each Class A Share constituting Hook Stock and each Class B Share constituting Hook Stock that is issued and outstanding immediately prior to the Wax Effective Time shall be unaffected by the Wax Merger and shall remain outstanding as one Class A Share or one Class B Share, as applicable.

(iii) Cancellation of Shares. All the Shares exchanged for the Wax Merger Consideration pursuant to Section 2.02(b)(i) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (1) each certificate (a “Company Certificate”) formerly representing any such Shares and (2) each book-entry account formerly representing any such uncertificated Shares (“Uncertificated Company Shares”) shall thereafter represent only the applicable Wax Merger Consideration and, in each case, the right, if any, to receive pursuant to Section 2.05(e) cash in lieu of fractional shares into which such Shares have been exchanged pursuant to this Section 2.02 and any distribution or dividend pursuant to Section 2.05(c).

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Pursuant to 17 C.F.R. Section 200.83

As used in this Agreement, the term “Base Exchange Ratio” means the following (in each case rounded to four decimal places):

I. if the Average Parent Stock Price is an amount greater than $114.32, then the Base Exchange Ratio shall be 0.3324;

II. if the Average Parent Stock Price is an amount greater than or equal to $93.53 but less than or equal to $114.32 then the Base Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $38.00 by (y) the Average Parent Stock Price; or

III. if the Average Parent Stock Price is an amount less than $93.53, then the Base Exchange Ratio shall be 0.4063.

As used in this Agreement, the term “Exchange Ratio” means an amount equal to the product of (i) Base Exchange Ratio plus the quotient (which may be positive or negative, and shall be rounded to four decimal places) obtained by dividing (x) the Equity Adjustment Amount by (y) $195,069,102,000.00 and (ii) the Distribution Adjustment Multiple.

As used in this Agreement, the term “Per Share Cash Amount” means an amount equal to the product of (i) $38.00 plus the quotient (which may be positive or negative, and shall be rounded to four decimal places) obtained by dividing (x) the Equity Adjustment Amount by (y) 1,877,000,000 and (ii) the Distribution Adjustment Multiple.

As used in this Agreement, the term “Per Share Value” means an amount equal to the sum of (i) fifty percent (50.0%) of the Per Share Cash Amount plus (ii) the product of (A) the Exchange Ratio, (B) the Average Parent Stock Price and (C) fifty percent (50.0%).

As used in this Agreement, the term “Equity Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the amount of the Dividend minus (b) the amount of the Transaction Tax minus (c) the amount of the Cash Payment.

(iv) Cancellation of Treasury Shares. Each Share held in treasury by the Company, in each case not (A) held on behalf of third parties or (B) constituting Hook Stock, shall, by virtue of the Wax Merger and without any action on the part of the Company, Parent, Holdco, the Merger Subs or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(v) Wax Sub. Each share of common stock, par value $0.01 per share, of Wax Sub issued and outstanding immediately prior to the Wax Effective Time shall be converted into (A) a number of Class A Shares equal to the number of Class A Shares canceled pursuant to Section 2.02(b)(iii) divided by 1,000 and (B) a number of Class B Shares equal to the number of Class B Shares canceled pursuant to Section 2.02(b)(iii) divided by 1,000.

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Pursuant to 17 C.F.R. Section 200.83

Section 2.03. Proration. Notwithstanding any provision of this Agreement to the contrary:

(a) If the product of the aggregate number of Cash Election Shares and the Wax Cash Consideration (such product being the “Elected Cash Consideration”) exceeds the Maximum Cash Amount, then:

(i) all Stock Election Shares and all No Election Shares will be exchanged for the Wax Stock Consideration; and

(ii) a portion of the Cash Election Shares of each holder of Shares will be exchanged for the Wax Cash Consideration, with such portion being equal to the product obtained by multiplying (A) the number of such holder’s Cash Election Shares by (B) a fraction, the numerator of which will be the Maximum Cash Amount and the denominator of which will be the Elected Cash Consideration, with the remaining portion of such holder’s Cash Election Shares being exchanged for the Wax Stock Consideration.

(b) If the Elected Cash Consideration is less than the Maximum Cash Amount (such difference being the “Shortfall Amount”), then:

(i) all Cash Election Shares will be exchanged for the Wax Cash Consideration;

(ii) all Stock Election Shares and No Election Shares will be treated in the following manner: (A) if the Shortfall Amount is less than or equal to the product of the aggregate number of No Election Shares and the Per Share Value (the “No Election Value”), then (1) all Stock Election Shares will be exchanged for the Wax Stock Consideration and (2) the No Election Shares of each holder of Shares will be exchanged for the Wax Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (x) the number of No Election Shares of such holder by (y) a fraction, the numerator of which is the Shortfall Amount and the denominator of which is the No Election Value, with the remaining portion of such holder’s No Election Shares (if any) being exchanged for the Wax Stock Consideration or (B) if the Shortfall Amount exceeds the No Election Value, then (1) all No Election Shares will be exchanged for the Wax Cash Consideration and (2) a portion of the Stock Election Shares of each holder of Shares will be exchanged for the Wax Cash Consideration, with such portion being equal to the product obtained by multiplying (x) the number of Stock Election Shares of such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Amount exceeds the No Election Value, and the denominator of which is the product obtained by multiplying the aggregate number of Stock Election Shares by the Per Share Value, with the remaining portion of such holder’s Stock Election Shares being exchanged for the Wax Stock Consideration.

(c) If the Elected Cash Consideration equals the Maximum Cash Amount, then:

(i) all Cash Election Shares will be converted into the right to receive the Wax Cash Consideration; and

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(ii) all Stock Election Shares and all No Election Shares will be converted into the right to receive the Wax Stock Consideration.

Section 2.04. Election Procedures.

(a) Not less than 30 days prior to the anticipated Wax Effective Time (the “Mailing Date”), Parent will cause to be mailed to each record holder of Shares (other than Excluded Shares) as of five business days prior to the Mailing Date an election form in such form as Parent shall specify (the “Election Form”).

(b) Each Election Form will permit the holder (or the beneficial owner through customary documentation and instructions) of Shares to specify (i) the number of Shares with respect to which such holder elects to receive the Wax Stock Consideration, (ii) the number of Shares with respect to which such holder elects to receive the Wax Cash Consideration or (iii) that such holder makes no election with respect to such holder’s Shares. Any Shares with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York City time, on the business day that is three Trading Days prior to the Closing Date or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Deadline”) will be deemed to be No Election Shares. Parent and the Company will publicly announce the anticipated Election Deadline at least five business days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Any election made pursuant to this Section 2.04 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the Shares represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Parent, Holdco, the Company or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form.

Section 2.05. Exchange of Certificates. (a) Exchange Agent. At the Wax Effective Time, Holdco shall deposit, and Parent shall cause Holdco to deposit, with an exchange agent selected by Parent with the Company’s prior written approval prior to the Mailing Date, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares (other than Excluded Shares), (I) an aggregate number of shares of Holdco Common Stock to be credited in the stock ledger and

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

other appropriate books and records of Holdco in uncertificated form or book-entry form and (II) an aggregate amount of cash, in each case, comprising the amount required to be delivered pursuant to Section 2.02 in respect of Shares (other than Excluded Shares). In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Wax Effective Time, (i) any dividends or other distributions payable pursuant to Section 2.05(c) with respect to the Holdco Common Stock issued pursuant to the Wax Merger with respect to Shares with a record and payment date after the Wax Effective Time and prior to the surrender of such Shares and (ii) cash in lieu of any fractional shares payable pursuant to Section 2.05(e). All shares of Holdco Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.05(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 2.05(c) and any cash in lieu of any fractional shares payable pursuant to Section 2.05(e), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 2.05(a) shall be promptly returned to Holdco.

(b) Exchange Procedures. Promptly after the Wax Effective Time (and in any event within four business days thereafter or at such other time as may be agreed by the Company, Parent and the Exchange Agent), Holdco shall cause the Exchange Agent to mail to each holder of record of Company Certificates (other than Excluded Shares) a letter of transmittal (together with any other materials delivered therewith, the “Letter of Transmittal”) in customary form advising such holder of the effectiveness of the Wax Merger and the conversion of its Shares into the applicable Wax Merger Consideration, and specifying that risk of loss and title to the Company Certificates shall pass only upon delivery of the Company Certificates (or affidavits of loss in lieu of the Company Certificates as provided in Section 2.05(g)) and instructions for use in effecting the surrender of the Company Certificates (or affidavits of loss in lieu of the Company Certificates as provided in Section 2.05(g)). Prior to the Wax Effective Time, Parent shall give the Company a reasonable opportunity to review and comment on such Letter of Transmittal and shall consider in good faith all reasonable additions, deletions or changes suggested by the Company. Upon the surrender of a Company Certificate (or affidavit of loss in lieu thereof as provided in Section 2.05(g)) to the Exchange Agent in accordance with the terms of such Letter of Transmittal, the holder of such Company Certificate shall be (i) credited in the stock ledger and other appropriate books and records of Holdco that number of whole shares of Holdco Common Stock, if any, for which its Shares were exchanged pursuant to this Article II in uncertificated form (or evidence of shares in book-entry form), and (ii) sent an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 2.05(h)) equal to (A) the cash amount, if any, that such holder is entitled to receive pursuant to Section 2.02(b) plus (B) any cash in lieu of fractional

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

shares pursuant to Section 2.05(e) plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.05(c), and the Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Company Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Holdco Common Stock in uncertificated form, if any, together with a check for any cash to be paid upon due surrender of the Company Certificate and any other dividends or distributions in respect thereof, may be credited and/or paid to such a transferee if the Company Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Holdco Common Stock are to be credited, or any cash is to be paid, to a name other than that in which the applicable Company Certificate is registered, it shall be a condition of such credit that the Person requesting such credit shall pay any stock transfer or other Taxes required by reason of the crediting of shares (or evidence of shares in book-entry form) of Holdco Common Stock in a name other than that of the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of Holdco or the Exchange Agent that such Taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Holdco Common Stock to be issued pursuant to the Wax Merger shall be issued and outstanding as of the Wax Effective Time and whenever a dividend or other distribution is declared by Holdco in respect of the Holdco Common Stock, the record date for which is after the Wax Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Holdco Common Stock issued in the Wax Merger. No dividends or other distributions in respect of the Holdco Common Stock issued pursuant to the Wax Merger shall be paid to any holder of any unsurrendered Company Certificate until such Company Certificate (or affidavit of loss in lieu thereof as provided in Section 2.05(g)) is surrendered in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Company Certificate (or affidavit of loss in lieu thereof as provided in Section 2.05(g)), there shall be credited and/or paid to the holder of the whole shares of Holdco Common Stock issued in exchange therefor, if any, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Wax Effective Time theretofore payable with respect to such whole shares of Holdco Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Holdco Common Stock with a record date after the Wax Effective Time, but with a payment date subsequent to surrender.

(ii) Registered holders of unsurrendered Company Certificates, other than in respect of the Hook Stock, shall be entitled to vote after the Wax Effective Time at any meeting of Holdco stockholders with a record date at or after the Wax Effective Time the number of whole shares of Holdco Common Stock represented by such Company Certificates, regardless of whether such holders have exchanged their Company Certificates.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) Transfers. From and after the Wax Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares (other than Hook Stock) that were outstanding immediately prior to the Wax Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Holdco Common Stock will be issued in the Wax Merger, and any holder of Shares entitled to receive a fractional share of Holdco Common Stock but for this Section 2.05(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Holdco Common Stock based on the Average Parent Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Holdco Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Wax Effective Time shall be delivered, at Holdco’s option, to Holdco. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Holdco for delivery of any shares of Holdco Common Stock and payment of cash and any dividends and other distributions in respect of the Holdco Common Stock to be credited or paid pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.05(h)) upon due surrender of its Company Certificates (or affidavits of loss in lieu of the Company Certificates as provided in Section 2.05(g)), without any interest thereon. Notwithstanding the foregoing, none of the Wax Surviving Company, the Delta Surviving Company, Holdco, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Wax Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Wax Merger Consideration shall become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event any Company Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen, mutilated or destroyed and, if required by Holdco, the posting by such Person of a bond in customary amount and upon such terms as may be required by Holdco as indemnity against any claim that may be made against it, the Exchange Agent or the Wax Surviving Company with respect to such Company Certificate, the Exchange Agent will credit in exchange for such lost, stolen, mutilated or destroyed Company Certificate the shares of Holdco Stock and pay the cash and any dividends and other distributions in respect of the Holdco Common Stock that would have been credited or payable pursuant to the provisions of this Article II (after giving effect to any required Tax withholdings as provided in Section 2.05(h)) had such lost, stolen or destroyed Company Certificate been surrendered.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Holdco, Parent, the Merger Subs and the Exchange Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld and paid over to or deposited with the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(i) Uncertificated Shares. Promptly after the Wax Effective Time, Holdco shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Company Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Wax Merger and the conversion of its Shares into the Wax Merger Consideration, (ii) credit in the stock ledger and other appropriate books and records of Holdco to each holder of Uncertificated Company Shares that number of whole shares of Holdco Common Stock, if any, for which its Shares were exchanged pursuant to this Article II in uncertificated form (or evidence of shares in book-entry form), and (iii) mail a check for cash in an amount equal to (A) the cash amount, if any, that such holder is entitled to receive pursuant to Section 2.02(b) plus (B) any cash in lieu of fractional shares in respect of each such Uncertificated Company Share pursuant to Section 2.05(e) plus (C) any dividends and other distributions in respect of the Holdco Common Stock to be credited or paid pursuant to the provisions of this Article II, in each case, after giving effect to any required Tax withholdings as provided in Section 2.05(h) and without interest thereon.

(j) Parent Stock. Each Parent Certificate outstanding immediately prior to the Delta Effective Time shall, from and after the Delta Effective Time and as a result of the Delta Merger, represent an equivalent number of shares of Holdco Stock. At the Delta Effective Time, Holdco shall cause the Exchange Agent to credit in the stock ledger and other appropriate books and records of Holdco an equivalent number of shares of Holdco Stock for any Uncertificated Parent Shares (other than any shares of Parent Stock canceled pursuant to Section 2.02(a)(i)); provided, however, that if an exchange of Parent Certificates for new certificates representing shares of Holdco Stock is required by Law or is desired at any time by Holdco, in its sole discretion, Holdco shall arrange for such exchange on a one-for-one share basis. For the avoidance of doubt, from and after the Delta Effective Time, the former holders of Parent Stock, which has been converted into Holdco Stock at the Delta Effective Time, shall be entitled to receive any dividends and distributions which may be made with respect to such shares of Holdco Stock.

Section 2.06. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the Wax Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the Wax Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Wax Merger Consideration; provided that no such adjustment shall be made pursuant to this Section 2.06 as a result of the Distribution or the other transactions contemplated by Separation Principles or this Agreement.

Section 2.07. Dissenters’ Rights. No Dissenting Stockholder shall be entitled to receive shares of Holdco Common Stock or cash or any dividends or other distributions pursuant to the provisions of this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Wax Merger

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

under the DGCL, and any Dissenting Stockholder shall be entitled only to such rights as are granted by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as if they were No Election Shares and shall be converted into and be exchangeable for, as of the Wax Effective Time, the right to receive the Wax Merger Consideration in accordance with Section 2.02(b), without interest and less any required Tax withholding, upon surrender of the Company Certificates representing such shares, as applicable, in accordance with this Agreement. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.08. Treatment of Parent Common Stock Units and Company Equity Awards.

(a) Parent Common Stock Units.

(i) Parent Options. Each outstanding Parent Option, whether vested or unvested, that is outstanding immediately prior to the Delta Effective Time shall, as of the Delta Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Holdco stock option subject to the same terms and conditions as were applicable to such Parent Option immediately prior to the Delta Effective Time, with respect to a number of underlying shares of Holdco Common Stock equal to the number of shares of Parent Common Stock underlying the Parent Option and with an exercise price equal to the exercise price of such Parent Option.

(ii) Parent RSUs. Each outstanding Parent RSU, whether vested or unvested, that is outstanding immediately prior to the Delta Effective Time shall, as of the Delta Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Holdco restricted stock unit subject to the same terms and conditions as were applicable to such Parent RSU immediately prior to the Delta Effective Time, with respect to a number of underlying shares of Holdco Common Stock equal to the number of shares of Parent Common Stock underlying the Parent RSU (including in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the Delta Effective Time).

(iii) Parent PSUs. Each outstanding Parent PSU, whether vested or unvested, that is outstanding immediately prior to the Delta Effective Time shall, as of the Delta Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Holdco performance stock unit subject to the same terms and conditions as were applicable to such Parent PSU immediately prior to the Delta Effective Time, with respect to a number of underlying shares of Holdco Common Stock equal to the number of shares of Parent Common Stock underlying the Parent PSU (including in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the Delta Effective Time).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(iv) Parent DSUs. Each outstanding Parent DSU, whether vested or unvested, that is outstanding immediately prior to the Delta Effective Time shall, as of the Delta Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Holdco deferred stock unit subject to the same terms and conditions as were applicable to such Parent DSU immediately prior to the Delta Effective Time, with respect to a number of underlying shares of Holdco Common Stock equal to the number of shares of Parent Common Stock underlying the Parent DSU (including in respect of dividend equivalents, if any, that were accrued but unpaid as of immediately prior to the Delta Effective Time).

(b) Company Equity Awards.

(i) Adjustment of Company Equity Awards in Connection with the Separation. Prior to the actions described in this Section 2.08(b), the Company Equity Awards shall be adjusted in a manner consistent with Section 4 of the Separation Principles unless otherwise agreed by the parties (including in connection with the parties’ obligations under Section 5.22 of this Agreement, which may also affect the terms of this Section 2.08(b)).

(ii) Company Performance Stock Units. Each outstanding Company Performance Stock Unit, whether vested or unvested, that is outstanding immediately prior to the Wax Effective Time shall, as of the Wax Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of Holdco restricted stock units subject to the same terms and conditions as were applicable to such Company Performance Stock Unit immediately prior to the Wax Effective Time (except that such Holdco restricted stock units shall (i) be subject only to service based vesting conditions and no longer subject to achievement of applicable performance goals and (ii) provide for settlement in either Holdco Common Stock or cash), with respect to a number of underlying shares of Holdco Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of Shares of Class A Common Stock subject to each Company Performance Stock Unit based on the target level of performance by (B) the Exchange Ratio, vesting at the same time as the vesting date of the applicable Company Performance Stock Unit.

(iii) Company Restricted Stock Units. Each outstanding Company Restricted Stock Unit that is outstanding immediately prior to the Wax Effective Time shall, as of the Wax Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of Holdco restricted stock units subject to the same terms and conditions as were applicable to such Company Restricted Stock Units immediately prior to the Wax Effective Time (except that such Holdco restricted stock units shall provide for settlement in either Holdco Common Stock or cash), with respect

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

to a number of underlying shares of Holdco Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of Class A Shares subject to each Company Restricted Stock Unit by (B) the Exchange Ratio, vesting based on continued service with the applicable employer.

(c) Holdco, Parent and Company Actions.

(i) At the Delta Effective Time, Holdco shall assume the Parent Stock Plans and, at the Wax Effective Time, Holdco shall assume the 2013 Company Stock Plan and, as soon as practicable after the Delta Effective Time or the Wax Effective Time, as applicable, Holdco shall, if registration of the shares of Holdco Common Stock issuable pursuant to awards granted under this Section 2.08 is required under the Securities Act of 1933 (the “Securities Act”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or Form S-8, if required, as the case may be (or any successor form), or another appropriate form with respect to such Holdco Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing.

(ii) At or prior to the Delta Effective Time, Parent, the Board of Directors of Parent and the Compensation Committee of Parent’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.08. Holdco shall take all actions as are reasonably necessary to assume the Parent Stock Plans and for the conversion and assumption of the Parent Common Stock Units pursuant to this Section 2.08.

(iii) At or prior to the Wax Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Company’s Board of Directors, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.08. Holdco shall take all actions as are reasonably necessary to assume the 2013 Company Stock Plan and for the conversion and assumption of the Company Performance Stock Units and Company Restricted Stock Units pursuant to this Section 2.08. Without limiting the foregoing, the Company shall take all necessary action to ensure that the Wax Surviving Company will not be bound at the Wax Effective Time by any options, stock appreciation rights, units or other rights, awards or arrangements under any stock incentive plan of the Company that would entitle any Person after the Wax Effective Time to beneficially own any Shares or to receive any payments in respect thereof, and any such stock incentive plan shall be deemed to be amended to be in conformity with this Section 2.08.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE III

Representations and Warranties of the Company

Subject to Section 8.12(c), except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after July 1, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.01. Organization, Good Standing and Qualification. (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Prior to the Execution Date, the Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws as amended to and as in effect on the date of this Agreement. The representations and warranties set forth in this Section 3.01(b) are made as of the Execution Date.

Section 3.02. Capital Structure. (a) The authorized capital stock of the Company consists of (i) 6,000,000,000 Class A Shares, (ii) 3,000,000,000 Class B Shares, (iii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (iv) 100,000,000 shares of Series Common Stock, par value $0.01 per share (the “Series Common Stock”). As of the close of business on December 11, 2017 (such date and time, the “Measurement Date”), 1,054,008,837 Class A Shares and 798,520,953 Class B Shares were issued and outstanding (other than the Hook Stock), and no shares of Series Common Stock or shares of Preferred Stock were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the Measurement Date, there were an aggregate of 102,264,683 Class A Shares reserved for, and 18,617,447 Class A Shares (including with respect to cash-settled awards) subject to, issuance pursuant to the Company Stock Plans, which included (A) 43,035 Company Restricted Stock Units, (B) 18,362,889 Company Performance Stock Units (including cash-settled Company Performance Stock Units) (assuming the achievement of performance criteria at target levels) and (C) 211,523 Company Deferred Stock Units (including cash-settled Company Deferred Stock Units). Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares, shares of Preferred Stock, shares of Series Common Stock or other shares of capital stock reserved for, or subject to, issuance.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) (i) From the Measurement Date to the date of this Agreement, the Company has not issued any Shares except pursuant to the settlement of Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units outstanding as of the Measurement Date, in accordance with their terms and, since the Measurement Date, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Restricted Stock Units, Company Performance Stock Units or Company Deferred Stock Units. (ii) Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). (iii) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements). (iv) Except as set forth in Section 3.02(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. (v) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) each of the Company’s Significant Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares. As of the date of this Agreement, the Company does not own, directly or indirectly, any voting interest in any Person that is reasonably likely to require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Transactions.

Section 3.03. Corporate Authority and Approval; Financial Advisor Opinions. The Company has, and SpinCo will have at the time it enters into any Transaction Document to which it is contemplated to be a party, all requisite corporate power and authority and has taken, or with respect to SpinCo will take, all corporate action necessary in order to execute, deliver and

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

perform its obligations under the Transaction Documents to which it is or is contemplated to be a party and to consummate the Transactions to which it is or is contemplated to be a party, subject only to (x) adoption of this Agreement and the Distribution Merger Agreement by the holders of a majority of the outstanding Class A Shares and Class B Shares entitled to vote on such matters, voting together as a single class, at a meeting duly called and held for such purpose and (y) adoption of the Charter Amendment by the holders of a majority of the outstanding Class B Shares entitled to vote on such matters at a meeting duly called and held for such purposes (clauses (x) and (y), collectively, the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Upon execution and delivery by each of the Company and SpinCo of each other Transaction Document to which it is or is contemplated to be a party, each other Transaction Document to which it is or is contemplated to be a party will constitute a valid and binding agreement of the Company or SpinCo, as applicable, enforceable against the Company or SpinCo, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the Execution Date, the Board of Directors of the Company has (a) (i) determined that the Wax Merger, the Distribution and the Charter Amendment are fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Wax Merger, the Distribution, the Charter Amendment and the other Transactions, other than the declaration of the Dividend, (iii) approved and declared advisable this Agreement, the Distribution Merger Agreement and the Charter Amendment, and (iv) subject to Section 5.02, resolved to recommend the adoption of this Agreement, the Distribution Merger Agreement and the approval of the Charter Amendment to the holders of Shares (such recommendation, the “Company Recommendation”), (b) directed that this Agreement and the Distribution Merger Agreement be submitted to the holders of Shares for their adoption and that the Charter Amendment be submitted to the holders of Class B Shares for their approval and (c) received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Wax Merger Consideration to be received by holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. Prior to the time SpinCo enters into any Transaction Document to which it is contemplated to be a party, the Board of Directors of SpinCo will have approved the Transaction Documents and the Transactions to which it is contemplated to be a party. The representations and warranties set forth in this Section 3.03 shall apply with respect to the Amended and Restated Agreement and are made as of the Execution Date.

Section 3.04. Governmental Filings; No Violations. (a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.03, (ii) required under the HSR Act or any applicable foreign competition laws (the “Foreign Competition Laws”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (iii) required to comply with state securities or “blue-sky” Laws, (iv) as may be required with or to the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), and (v) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable foreign and transnational Laws regarding the provision of broadcasting or audio-visual media services (such Governmental Entities, “Foreign Regulators”, and such laws, “Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance by each of the Company and SpinCo of the Transaction Documents to which it is or is contemplated to be a party or the consummation by the Company and SpinCo of the Wax Merger and the other Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.04(a) shall apply with respect to the Amended and Restated Agreement and are made as of the Execution Date.

(b) The execution, delivery and performance by each of the Company and SpinCo of each Transaction Document to which it is a party does not, the execution, delivery and performance by each of the Company and SpinCo of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of the Company and SpinCo of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Company’s Restated Certificate of Incorporation (as amended from time to time, the “Company Charter”) or Amended and Restated By-Laws (as amended from time to time, the “Company Bylaws”) or the comparable governing instruments of SpinCo or any of the Company’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries (other than Affiliation Agreements that are not Key Affiliation Agreements), or, assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 3.04(a) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The representations and warranties set forth in this Section 3.04(b)(i) shall apply with respect to the Amended and Restated Agreement and are made as of the Execution Date.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.05. Company Reports; Financial Statements. (a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since June 30, 2014 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of Nasdaq, the audit committee’s charter or

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(e) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act.

Section 3.06. Absence of Certain Changes. Since June 30, 2017, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since June 30, 2017, and through the date of this Agreement, except for the Transactions, (i) the Company and its Subsidiaries have conducted the Retained Business in the ordinary course of such business consistent with past practice in all material respects; (ii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for (x) normal semiannual cash dividends in an amount equal to $0.18 per Share on the Shares, (y) dividends or other distributions by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, and (z) any repurchases of Shares pursuant to the Company’s share repurchase program); (iii) the Company and its Subsidiaries have not incurred any material Indebtedness other than in the ordinary course of business consistent with past practice; (iv) other than in the ordinary course of business consistent with past practice, the Company and its Subsidiaries have not transferred, leased, licensed, sold, let lapse, abandoned, cancelled, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries) with fair market values in excess of $25,000,000 individually or $100,000,000 in the aggregate (other than such actions solely among

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

the Company and any of its Subsidiaries or with respect to assets that would have been allocated to SpinCo, pursuant to the Separation Principles, if owned by the Company immediately prior to the Distribution); (v) other than in the ordinary course of business consistent with past practice with respect to loans, advances, capital contributions and investments not in excess of $50,000,000 individually or $150,000,000 in the aggregate, the Company and its Subsidiaries have not made any loan, advance or capital contribution to, or investment in, any Person (other than the Company or any direct or indirect Subsidiary of the Company); (vi) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, for consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate (other than such actions solely among the Company and any of its Subsidiaries or with respect to assets that would have been allocated to SpinCo, pursuant to the Separation Principles, if owned by the Company immediately prior to the Distribution); and (vii) the Company and its Subsidiaries have not made any material change with respect to financial accounting policies or procedures, except as required by applicable Law or GAAP.

Section 3.07. Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2017, and the notes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2017 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2017; (iii) liabilities or obligations arising out of the Transaction Documents (and which do not arise out of a breach by the Company or SpinCo of any representation or warranty in the Transaction Documents); or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 5.06).

Section 3.08. Employee Benefits. (a) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, contract, policy, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retention, severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans; provided that the term Company Plan shall exclude any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Multiemployer Plan”). Each material Company Plan (other than any individual employment agreement with an employee of the Company or any of its Subsidiaries (each, an “Employment Agreement”)) as of the date of this Agreement is listed in Section 3.08(a) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (other than any Employment Agreement) (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Parent on or prior to, or within 30 days following, the date of this Agreement. The Company shall provide a list to Parent of each material Employment Agreement and make available to Parent true and complete copies (or a summary of the material terms) of each material Employment Agreement within 90 days following the date of this Agreement.

(b) All Company Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to have a Company Material Adverse Effect.

(c) Each Company Plan that is subject to ERISA (a “Company ERISA Plan”) and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 3.08(e) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been provided or made available to Parent on or prior to the date of this Agreement. With respect to any Company Multiemployer Plan, (i) neither the Company nor any Company ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) a complete withdrawal from all such Multiemployer Plans at the Wax Effective Time would not reasonably be expected to have a Company Material Adverse Effect.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(f) All contributions required to be made by the Company or its Subsidiaries under each Company Plan and each Company Multiemployer Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan and Company Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has failed to satisfy the minimum funding standards under Sections 412 and 430 of the Code and Section 302 of ERISA (whether or not waived), and no Company ERISA Affiliate has an outstanding funding waiver. With respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation (“PBGC”)) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (iii) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(h) There is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) Neither the Company nor its Subsidiaries have any obligations for material retiree health or life benefits under any of the Company ERISA Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(j) Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Wax Merger or the other Transactions contemplated by this Agreement, nor the consummation of the Wax Merger or the other Transactions contemplated hereby will (whether alone or in connection with any other event and other than as allocated to become solely the liability of SpinCo pursuant to the Separation Principles), (i) cause any employees of the Company or any of its Subsidiaries to become eligible for any increase in severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans or (iv) result in any payment that will be considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(k) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries (A) are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions and (B) have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan and (ii) to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

Section 3.09. Labor Matters. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization and (b) there is no pending or, to the Knowledge of the Company, threatened in writing, nor has there been since the Applicable Date, any labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees.

Section 3.10. Compliance with Laws, Licenses. (a) The Company, each of the Retained Subsidiaries and the Retained Business since the Applicable Date has not been, and is not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation, including the Export and Sanctions Regulations (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company, the Retained Subsidiaries or the Retained Business is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, after giving effect to the Separation, the Company and the Retained Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct the Retained Business as it is conducted as of the date of this Agreement.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (A) each License that is issued or granted by the FCC to the Company or any of its Subsidiaries that is material to the conduct of the Retained Business as it is conducted as of the date of this Agreement (each, a “RemainCo FCC License”), (B) each License that is issued or granted by a Foreign Regulator to the Company or any of its Subsidiaries that is material to the conduct of the Retained Business as it is conducted as of the date of this Agreement (each, a

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“RemainCo Foreign License”), and (C) all Licenses (other than the RemainCo FCC Licenses and the RemainCo Foreign Licenses) issued or granted to the Company or any of its Subsidiaries that is material to the conduct of the Retained Business as it is conducted as of the date of this Agreement by any Governmental Entity, authorizing the Company or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies, excluding, in each case, any License that is material to the conduct of the Retained Business as conducted as of the date of this Agreement solely because of an existing television programming distribution arrangement between the Retained Business and the SpinCo Business (collectively with the RemainCo FCC Licenses and the RemainCo Foreign Licenses, the “RemainCo Communications Licenses”). Each of the Company and its Subsidiaries is in compliance with the RemainCo Communications Licenses and the rules and regulations of the Governmental Entities issuing such RemainCo Communications Licenses, except for failures to comply that are, individually and in the aggregate, not material to the Retained Business, taken as a whole. There is not pending or, to the Knowledge of the Company, threatened before the FCC or a Foreign Regulator or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (A) against the Company or any of its Subsidiaries relating to the Retained Business, (B) relating to any of the RemainCo Communications Licenses, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material RemainCo Communications License or other impairment in any material respect of the operation of the Retained Business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws not directed at the Company or its Subsidiaries or (y) proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (C) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for restrictions or conditions that appear on the face of the RemainCo Communications Licenses, and except for restrictions or conditions that pertain to the RemainCo FCC Licenses under generally applicable rules of the FCC, to the Knowledge of the Company, no RemainCo Communications License held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit the operation of the Retained Business as it is conducted as of the date of this Agreement, except for failures to comply that individually or in the aggregate would not be materially adverse to the Retained Business taken as a whole.

(c) Except as would not be materially adverse to the Retained Business taken as a whole:

(i) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents are in compliance in with and since the Applicable Date have complied with: (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) to the extent applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (B) the provisions of applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated. Since

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

the Applicable Date, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any of the FCPA or any Laws described in clause (B).

(ii) The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(iii) Neither the Company nor any of its Subsidiaries are subject to any actual, pending civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws

Section 3.11. Certain Contracts. (a) Section 3.11 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract to which (1) either the Company or any of the Retained Subsidiaries or, solely for purposes of clause (ix) hereof, any of the Company’s other Subsidiaries, is, or (2) after giving effect to the Separation, either the Company or any of the Retained Subsidiaries will be, a party or otherwise bound (other than Transaction Documents and Contracts that are or, after giving effect to the Separation, will be, solely among the Company and its wholly owned Retained Subsidiaries), which:

(i) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections with respect to pricing to the counterparty to such Contract, that in each case after the Wax Effective Time would be binding upon Parent, Holdco or any of their Subsidiaries (other than the Company and the Retained Subsidiaries);

(ii) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Wax Effective Time would be binding upon Parent, Holdco or any of their Subsidiaries (other than the Company and the Retained Subsidiaries);

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(iii) (x) requires the Company or any Retained Subsidiary to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $150,000,000 or more (other than any licenses or other Contracts related to short-form video, mobile application, film, television, or game production or distribution, film or television financing or theme parks or virtual reality experience and development entered into in the ordinary course) or (y) requires, after the Wax Effective Time, Parent or its Affiliates (other than the Company or any Retained Subsidiary) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $150,000,000 or more or which contains a remaining term of more than five years;

(iv) is material to the operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $100,000,000, other than (1) partnerships or joint ventures formed by film, television and game production or distribution entities in the ordinary course of business consistent with past practice, (2) film or television financing partnerships or contractual arrangements for film or television financing in the ordinary course of business consistent with past practice or (3) agreements with respect to film, television, or game production or distribution, film or television financing or theme parks or virtual reality experience and development and side letters with commercial terms with retailers entered into in the ordinary course;

(v) is a Contract for the lease of real property providing for annual payments of $50,000,000 or more;

(vi) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) contains a put, call or similar right pursuant to which the Company or any of the Retained Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $100,000,000;

(viii) could by their terms require the disposition or loss of any assets, properties (including Intellectual Property) or lines of business, or loss of any rights or privileges, of the Retained Business (or, after the Wax Effective Time, Parent or its Affiliates) as a result of the consummation of the Transactions and would reasonably be expected to provide for annual revenues or expenses of $50,000,000 or more (other than Affiliation Agreements that are not Key Affiliation Agreements); or

(ix) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (viii) that is allocated to the Retained Business pursuant to the Separation Principles and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve net payments or receipts in excess of $250,000,000 in any year.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement (other than any immaterial omissions and subject to the redaction of competitively sensitive information). Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Material Contract or Additional Contract.

Section 3.12. Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Shares, this Agreement, the Voting Agreement or the Transactions.

Section 3.13. Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has since the Applicable Date been in compliance with all applicable Environmental Laws, including possessing and complying with all Licenses under Environmental Laws; (ii) the environmental conditions at, or resulting from operations at, the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater and surface water), and to the Knowledge of the Company, any properties formerly owned, leased or operated, are not contaminated with any Hazardous Substances that has or would reasonably be expected to result in the Company or any Retained Subsidiary incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of, or exposure to, any Hazardous Substance that has or would reasonably be expected to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries is subject to, or has assumed or retained, any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.14. Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) has timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all respects; (B) has paid all Taxes required to be paid by it; (C) has withheld all Taxes required to be withheld by it and timely paid such Taxes to the appropriate Governmental Entity; and (D) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that remains in effect.

(ii) All Taxes of the Company and its Subsidiaries that are not yet due and payable have been properly reserved for in the Company’s financial statements.

(iii) There are no pending or threatened audits, examinations, investigations or other proceedings with respect to any Taxes of the Company or any of its Subsidiaries. There are no claims or assessments (whether or not asserted in writing) by any Governmental Entity with respect to any Taxes of the Company or any of its Subsidiaries that have not been fully paid or finally settled.

(iv) Neither the Company nor any of its Subsidiaries has been notified by any Governmental Entity in a jurisdiction in which the Company or such Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(v) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(vi) None of the assets or properties of the Company or any of its Subsidiaries is subject to any Lien for Taxes, other than any Lien for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in the Company’s financial statements.

(b) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify under Section 355(a) of the Code within the past five years, other than pursuant to the Company’s distribution of the stock of New Newscorp Inc. on June 28, 2013.

(c) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.15. Intellectual Property. (a) All material registered Intellectual Property (“Registered IP”) owned by the Company or any of the Retained Subsidiaries is subsisting in all material respects, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect in the jurisdiction(s) where such Registered IP is issued or registered, is, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the Company and the Retained Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for the Retained Business (the “Company Retained IP”), and (ii) after giving effect to the Separation and the Distribution (including the services, licenses and other rights to be provided between SpinCo and the Retained Business) but subject to the terms of the Separation Principles and the Commercial Agreements, the Company and the Retained Subsidiaries collectively own, or have a valid and enforceable license or otherwise sufficient rights to use, all Company Retained IP, in each case, free and clear of all Liens, other than licenses of Intellectual Property rights granted in the ordinary course of business consistent with past practice. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain, any material Company Retained IP owned or purported to be owned by the Company or any of its Subsidiaries. No Person, as of the date of this Agreement, has asserted or requested in writing, or to the Knowledge of the Company, threatened in writing to assert or request, a termination or reversion of any rights in any material Company Retained IP, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) stores and maintains in a commercially reasonable condition (A) the Library Pictures constituting Company Retained IP, including for each major theatrical release within the past 10 years an original negative or master, or digital equivalent thereof, and (B) the Library Tangible Assets constituting Company Retained IP, in each case, in accordance with standard industry practices applied by major theatrical, television and video producers and distributors, and (ii) has the right and ability to access and Exploit such Library Pictures and Library Tangible Assets in the ordinary course of business consistent with past practice.

(d) To the Knowledge of the Company, the Company and the Retained Subsidiaries have not, and none of the current activities, products or services (including any Program and any of the visual, literary, dramatic or musical material contained therein) of the Retained Business has, since the Applicable Date, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party (except as would not reasonably be expected to have a Company Material Adverse Effect), and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date of this Agreement, no third party is infringing, misappropriating or otherwise violating any Company Retained IP owned or licensed by the Company or any of its Subsidiaries. As of the date of this Agreement, there are no

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that the Company or any of its Subsidiaries has defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any Program, in each case of clauses (i), (ii) and (iii), that would reasonably be expected to have a materially adverse impact on the Retained Business.

(e) Except as would not reasonably be expected to have a materially adverse impact on the Retained Business, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the Retained Business, and (ii) the confidentiality of the Trade Secrets owned or used by the Company and its Subsidiaries with respect to the Retained Business. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the date hereof, there has not been any disclosure or other compromise of any confidential or proprietary information, including Trade Secrets, of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted in any liability to the Company or any of its Subsidiaries or any loss of confidentiality.

(f) To the Knowledge of the Company, it is the practice of the Company and its Subsidiaries that each employee and consultant of the Company or any of its Subsidiaries who contributes to the production or development of any material Company Retained IP owned or purported to be owned by the Company or any of its Subsidiaries, executes a written agreement with an assignment of inventions and rights provision (such as certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision or otherwise assigns such Intellectual Property rights to the Company or a Retained Subsidiary by operation of law.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Information Technology used in the Retained Business operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct the Retained Business as currently conducted and (ii) to the Knowledge of the Company, since the Applicable Date through the date of this Agreement, no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they do business, (ii) the Company and its Subsidiaries are in compliance with applicable Laws and Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant with their respective published privacy policies and (iii) to the Knowledge of the Company, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, or unauthorized acquisition, modification, disclosure, corruption, or other

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the software owned by the Company or any of its Subsidiaries is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org) that conditions the distribution of such software, in the manner that such software has been distributed by the Company or any of the Retained Subsidiaries, on (i) the disclosure, licensing or distribution of any source code for any portion of such software, (ii) the granting to licensees of the right to make derivative works or other modifications to such software, (iii) the licensing under terms that allow such software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) redistribution of such software at no license fee. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company or its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and none of the Company or its Subsidiaries has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code owned by the Company or its Subsidiaries for any product or service to any third party who is not or at the applicable time was not an employee or contractor of the Company or any of its Subsidiaries.

Section 3.16. Distribution. With respect to any Affiliation Agreement with the five largest distributors for the Retained Business (based on revenue received by the Retained Business during the fiscal year ended June 30, 2017) containing a delete, re-tiering, repositioning or similar right, since June 30, 2017, no distributor has notified the Company or any of its Subsidiaries in writing of its intention to delete, negatively re-tier or negatively reposition any programming service which would result in a material deletion, negative re-tiering or negative repositioning of any programming service.

Section 3.17. Insurance. The insurance policies held by the Company provide adequate coverage for all normal risks incident to the Retained Business and the properties and assets of the Retained Business, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.18. Title to Assets; Sufficiency. (a) As of immediately prior to the Wax Effective Time, after giving effect to the Separation Agreement, the Tax Matters Agreement and the Commercial Agreements, the Company and the Retained Subsidiaries will have, in all material respects, good, valid and marketable title to, or valid leasehold interests in or valid right to use, all material assets of the Company and its Subsidiaries other than the assets to be allocated to SpinCo pursuant to the Separation Principles, in each case as such assets are currently being used, free and clear of all Liens.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) The assets, properties and rights of the Company and the Retained Subsidiaries (as applicable) as of the Wax Effective Time, together with the licenses, services and other rights to be made available pursuant to this Agreement and the other Transaction Documents, will be sufficient to permit the Company and the Retained Subsidiaries to operate the Retained Business independent from SpinCo and the SpinCo Subsidiaries immediately following the Wax Effective Time (i) in compliance with all applicable Laws and Orders and (ii) in a manner consistent with the operation of the Retained Business on the date hereof and immediately prior to the Wax Effective Time, in each case, modified to give effect to the Separation Agreement and Commercial Agreements, and in each case, except where the failure to be in such compliance or to act consistently with the operation of the Retained Business would be materially adverse to the Retained Business taken as a whole.

Section 3.19. Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Company has engaged Goldman, Sachs & Co. and Centerview Partners LLC as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

Section 3.20. No Other Representations and Warranties. (a) Except for the representations and warranties expressly set forth in this Article III, Section 5.22(c), Section 5.25(b), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or its Subsidiaries is making, and none of them has made, any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy or completeness of any other information provided to Parent, Holdco, the Merger Subs or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent, Holdco and the Merger Subs expressly set forth in Article IV, Section 5.22(b), Section 5.25(a), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, (i) none of Parent, Holdco, the Merger Subs or any of their Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to Parent, Holdco, the Merger Subs or their Subsidiaries or with respect to the accuracy or completeness of any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions, and none of the Company, its Affiliates or its Representatives is relying on any express or implied representation or warranty of Parent, Holdco, the Merger Subs or any of their Affiliates except for those expressly set forth in Article IV, Section 5.22(b), Section 5.25(a), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, and (ii) no Person has been authorized by Parent, Holdco, the Merger Subs or any of their Affiliates to make any representation or warranty relating to Parent, Holdco, the Merger Subs or any of their Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

warranty has not been and shall not be relied upon by the Company. The representations and warranties of the Company set forth in this Section 3.20(b) shall apply mutatis mutandis with respect to the Original Merger Agreement and the Amended and Restated Agreement and with respect to the Original Merger Agreement shall be made as of the Original Execution Date and with respect to the Amended and Restated Agreement shall be made as of the Execution Date.

ARTICLE IV

Representations and Warranties of Parent and Merger Subs

Subject to Section 8.12(c), except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in Parent Reports filed on or after September 30, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Parent Reports that are cautionary, predictive or forward looking in nature), Parent, Holdco and the Merger Subs hereby represent and warrant to the Company as follows:

Section 4.01. Organization, Good Standing and Qualification. Each of Parent, Holdco and each of the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent in each case as amended to and in effect on the date of this Agreement. Prior to the Execution Date, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Holdco and the Merger Subs, in each case as amended to and in effect on the Execution Date. The representations and warranties set forth in this Section 4.01 insofar as they relate to Holdco or the Merger Subs shall be made as of the Execution Date.

Section 4.02. Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 4,600,000,000 shares of Parent Common Stock, of which 1,507,281,908 shares of Parent Common Stock were issued and outstanding as of the close of business on December 11, 2017 (the “Parent Measurement Date”),

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement, and no other shares of Parent Common Stock or shares of Parent Preferred Stock were issued and outstanding on such date. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. As of May 7, 2018, 40,000 shares of Series B Preferred Stock were authorized and no shares of Series B Preferred Stock were issued and outstanding. As of the Parent Measurement Date, 66,387,601 shares of Parent Common Stock were reserved for, and 32,595,800 shares of Parent Common Stock were subject to, issuance pursuant to Parent’s compensation and benefit plans (such compensation and benefit plans, the “Parent Stock Plans”), which included (w) 23,712,674 shares of Parent Common Stock in respect of options to purchase Parent Common Stock pursuant to Parent Stock Plans (“Parent Options”), (x) restricted stock units subject solely to service based vesting conditions granted under the Parent Stock Plans entitling the holders thereof to receive 8,227,579 shares of Parent Common Stock (the “Parent RSUs”) and (y) restricted stock units subject to both service and performance-based conditions granted under the Parent Stock Plans (assuming the achievement of any performance criteria at target levels) (“Parent PSUs”) and deferred stock units granted under the Parent Stock Plans (the “Parent DSUs”, and together with the Parent Options, the Parent RSUs and the Parent PSUs, the “Parent Common Stock Units”) entitling the holders of Parent PSUs and Parent DSUs to receive an aggregate of 655,547 shares of Parent Common Stock. Except as set forth in this Section 4.02, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any voting or equity securities of Parent or any of its Subsidiaries, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(b) From the Parent Measurement Date to the date of this Agreement, Parent has not issued any shares of Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on the Parent Measurement Date in accordance with their terms and, since the Parent Measurement Date to the date of this Agreement, Parent has not issued any Parent Options or Parent Common Stock Units, except to directors, employees and contractors of Parent and its Subsidiaries in the ordinary course of business consistent with past practice.

(c) The authorized capital stock of Delta Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Delta Sub is, and at the Delta Effective Time will be, owned, directly or indirectly, by Holdco, and there are (i) no other shares of capital stock or

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

voting securities of Delta Sub, (ii) no securities of Delta Sub convertible into or exchangeable for equity securities or other voting securities of Delta Sub and (iii) no options or other rights to acquire from Delta Sub, and no obligations of Delta Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Delta Sub. Delta Sub has not conducted any business prior to the Execution Date and has no, and prior to the Delta Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The representations and warranties set forth in this Section 4.02(c) shall be made as of the Execution Date.

(d) The authorized capital stock of Wax Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Wax Sub is, and at the Wax Effective Time will be, owned, directly or indirectly, by Holdco, and there are (i) no other shares of capital stock or voting securities of Wax Sub, (ii) no securities of Wax Sub convertible into or exchangeable for equity securities or other voting securities of Wax Sub and (iii) no options or other rights to acquire from Wax Sub, and no obligations of Wax Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Wax Sub. Wax Sub has not conducted any business prior to the Execution Date and has no, and prior to the Wax Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The representations and warranties set forth in this Section 4.02(d) shall be made as of the Execution Date.

(e) The authorized capital stock of Holdco consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Holdco is, and at the Delta Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other shares of capital stock or voting securities of Holdco, (ii) no securities of Holdco convertible into or exchangeable for equity securities or other voting securities of Holdco and (iii) no options or other rights to acquire from Holdco, and no obligations of Holdco to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Holdco. Holdco has not conducted any business prior to the Execution Date and has no, and prior to the Delta Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. The representations and warranties set forth in this Section 4.02(e) shall be made as of the Execution Date.

Section 4.03. Corporate Authority; Approval. Parent, Holdco and each of the Merger Subs have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Transaction Documents to which it is or is contemplated to be a party and to consummate the Transactions to which it is or is contemplated to be a party, subject to obtaining (a) the approval of the issuance of Holdco Common Stock comprising the Wax Merger Consideration (the “Stock Issuance”) by the holders of a majority of the shares of Parent Common Stock represented in person or by proxy at a meeting duly called and held for such purpose (the “Parent Requisite Vote”) and (b) the approval contemplated by

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.17 of this Agreement in the case of Holdco and the Merger Subs. This Agreement has been duly executed and delivered by Parent, Holdco and the Merger Subs and constitutes a valid and binding agreement of Parent, Holdco and the Merger Subs, enforceable against each of Parent, Holdco and the Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon execution and delivery by Parent, Holdco and each of the Merger Subs of each other Transaction Document to which it is or is contemplated to be a party, each other Transaction Document to which it is or is contemplated to be a party will constitute a valid and binding agreement of Parent, Holdco or the applicable Merger Sub, as applicable, enforceable against Parent, Holdco or the applicable Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Holdco Common Stock comprising the Wax Merger Consideration and the Delta Merger Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no stockholder of Parent or Holdco will have any preemptive right of subscription or purchase in respect thereof. As of the Execution Date, the Board of Directors of Parent has (x) (i) unanimously determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders, (ii) approved the Mergers and the other Transactions, including the Stock Issuance, (iii) approved and declared advisable this Agreement and (iv) subject to Section 5.03, resolved to recommend the Stock Issuance to the holders of shares of Parent Common Stock (the “Parent Recommendation”), and (v) directed that the Stock Issuance be submitted to the holders of shares of Parent Common Stock for their approval. The representations and warranties set forth in this Section 4.03 shall apply with respect to the Amended and Restated Agreement and are made as of the Execution Date.

Section 4.04. Governmental Filings; No Violations. (a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.03, (ii) required under the HSR Act or any Foreign Competition Laws, the Exchange Act and the Securities Act, (iii) required to comply with state securities or “blue-sky” Laws, (iv) as may be required with or to the NYSE, (v) as may be required with or to the FCC under the Communications Laws and (vi) as may be required with or to the Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices and/or reports are required to be made by Parent, Holdco, the Merger Subs or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent, Holdco, the Merger Subs or their Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance by each of Parent, Holdco and the Merger Subs of the Transaction Documents to which it is or is contemplated to be a party and the consummation by Parent, Holdco and the Merger Subs of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties set forth in this Section 4.04(a) shall apply with respect to the Amended and Restated Agreement and are made as of the Execution Date.

(b) The execution, delivery and performance by each of Parent, Holdco and the Merger Subs of each Transaction Document to which it is a party does not, the execution, delivery and performance by each of Parent, Holdco and the Merger Subs of each Transaction Document to which it is contemplated to be a party will not, and the consummation by each of Parent, Holdco and the Merger Subs of the Transactions will not, constitute or result in (i) a

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent, Holdco or the Merger Subs, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 4.04(a) are made or obtained and receipt of the Parent Requisite Vote, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties set forth in this Section 4.04(b) shall apply with respect to the Amended and Restated Agreement and are made as of the Execution Date.

Section 4.05. Parent Reports; Financial Statements. (a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since September 30, 2014 (the forms, statements, reports and documents filed with or furnished to the SEC since September 30, 2014 and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available prior to the date of this Agreement to the Company (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Parent to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Parent or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Parent or its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

Section 4.06. Absence of Certain Changes. Since September 30, 2017, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since September 30, 2017, and through the date of this Agreement, except for the Transactions, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; and (ii) except for normal semiannual cash dividends in an amount equal to $0.84 per share of Parent Common Stock, Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

Section 4.07. Litigation and Liabilities. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed,

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of September 30, 2017 and the notes thereto set forth in Parent’s annual report on Form 10-K for the fiscal year ended September 30, 2017 (the “Parent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2017; (iii) liabilities or obligations arising out of the Transaction Documents (and which do not arise out of a breach by Parent, Holdco or the Merger Subs of any representation or warranty in the Transaction Documents); or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent, Holdco, the Merger Subs nor any of their Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08. Employee Benefits. All contributions required to be made under each Parent Pension Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Pension Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Pension Plan” means any benefit plan maintained, sponsored or contributed to by Parent or any of its Subsidiaries, which is subject to ERISA, and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

Section 4.09. Compliance with Laws. The businesses of each of Parent and its Subsidiaries since September 30, 2014 have not been, and are not being, conducted in violation of any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.10. Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the Delta Effective Time will be, applicable to the Parent Stock or the Transactions.

Section 4.11. Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Parent has engaged J.P. Morgan Securities LLC and Guggenheim Securities, LLC as its financial advisors.

Section 4.12. Available Funds. Holdco will have at the Closing funds sufficient to (i) pay the cash portion of the Wax Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Holdco or Parent in connection with the Transactions and (iii) satisfy all of the other payment obligations of Holdco or Parent contemplated hereunder. Parent has delivered to the Company true and complete copies of (i) an executed commitment letter, from

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

the Committed Financing Sources (such commitment letter or any replacement commitment letter as contemplated by Section 5.16(h), including all exhibits, schedules, annexes and amendments thereto, collectively, the “Commitment Letter”) pursuant to which the Committed Financing Sources have agreed, subject to the terms and conditions therein, to provide the debt financing for the Wax Merger and the other Transactions that require payment by Holdco or Parent (the debt financing pursuant to the Commitment Letter shall be referred to herein as the “Committed Financing”), and (ii) any fee letters associated with the Commitment Letter (collectively, the “Fee Letter”) (it being understood that such fee letters have been redacted to remove the fee amounts and the terms of the “market flex”, but that no terms have been redacted that could adversely effect the conditionality, enforceability, termination, or aggregate principal amount of the Committed Financing). As of the Execution Date, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Parent, Holdco and, to the knowledge of Parent, each of the other parties thereto, subject to the Bankruptcy and Equity Exception. The Commitment Letter has not been amended or modified on or prior to the Execution Date and as of the Execution Date, no such amendment or modification is contemplated by Parent or Holdco (except as described in the Fee Letter), and as of the Execution Date, the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the Execution Date, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent, Holdco or, to the knowledge of Parent, any of the other parties thereto, under the Commitment Letter. As of the Execution Date, Parent and Holdco have no reason to believe that any of the conditions to the Committed Financing contemplated in the Commitment Letter will not be satisfied or that the Committed Financing will not be made available to Parent and Holdco on the Closing Date. As of the Execution Date, Parent and Holdco have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the Execution Date pursuant to the terms of the Commitment Letter and the Fee Letter. There are no conditions precedent related to the funding of the full amount of the Committed Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Committed Financing. The obligations of Holdco and Parent hereunder are not subject to any condition regarding Holdco’s, Parent’s or any other Person’s ability to obtain financing for the Wax Merger Consideration and the other transactions contemplated by this Agreement. The representations and warranties set forth in this Section 4.12 shall be made as of the Execution Date.

Section 4.13. Signing Date Tax Opinion. Parent has received the Signing Date Tax Opinion and has provided a copy thereof to the Company. The representation set forth in this Section 4.13 is made as of the Execution Date.

Section 4.14. No Other Representations and Warranties. (a) Except for the representations and warranties of Parent, Holdco and the Merger Subs expressly set forth in this Article IV, Section 5.22(b), Section 5.25(a), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, none of Parent, Holdco, the Merger Subs or any other Person on behalf of Parent, Holdco or the Merger Subs is making, and none of them has made, any express or implied representation or warranty with respect to Parent, Holdco, the Merger Subs or their Subsidiaries or with respect to the accuracy or completeness of any other information provided to the Company or any of its Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Parent, Holdco and the Merger Subs acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, Section 5.22(c), Section 5.25(b), Section 8.05(b) or in a certificate delivered pursuant to this Agreement, (i) none of the Company or any of its Affiliates is making, and none of them has made, any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to the accuracy or completeness of any other information provided to Parent, Holdco, the Merger Subs or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise, in connection with the Transactions, and none of Parent, Holdco, the Merger Subs or their respective Affiliates or Representatives is relying on any express or implied representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article III, Section 5.22(c), Section 5.25(b), Section 8.05(b) or in a certificate delivered pursuant to this Agreement and (ii) no Person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Parent, Holdco or the Merger Subs. The representations and warranties of Parent, Holdco and the Merger Subs set forth in this Section 4.14(b) shall apply mutatis mutandis with respect to the Original Merger Agreement and the Amended and Restated Agreement and with respect to the Original Merger Agreement shall be made as of the Original Execution Date and with respect to the Amended and Restated Agreement shall be made as of the Execution Date.

ARTICLE V

Covenants

Section 5.01. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Wax Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by the Transaction Documents (including in connection with the Separation and the Distribution or as contemplated by the Final Step Plan) or (3) otherwise expressly disclosed in Section 5.01(a) of the Company Disclosure Letter), the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct the Retained Business in the ordinary course of business consistent with past practice, and the Company shall, and shall cause each of its Subsidiaries to, solely to the extent related to the Retained Business, subject to compliance with the specific matters set forth below, use commercially reasonable efforts to preserve the Retained Business’ organization intact and maintain the Retained Business’ existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with the Retained Business (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers) and keep available the services of the Company and its Subsidiaries’ present employees and agents.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Wax Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and which determination shall take into account the Company Overview Presentation, and except as (1) required by applicable Law, (2) expressly required by the Transaction Documents (including in connection with the Separation and the Distribution) or (3) otherwise expressly disclosed in Section 5.01(b) of the Company Disclosure Letter), the Company shall not and shall not permit any of its Subsidiaries to:

(i) except with respect to SpinCo and the SpinCo Subsidiaries (other than in the case of clause (A)), (A) amend its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any Subsidiary of the Company that would not prevent, delay or impair the Wax Merger or the other Transactions), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for (1) any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company or (2) normal semiannual cash dividends on the Common Stock as described in Section 5.01(b)(i) of the Company Disclosure Letter), (D) enter into any agreement with respect to the voting of its capital stock, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the forfeiture of, or withholding of Taxes with respect to, Company Restricted Stock Units, Company Deferred Stock Units or Company Performance Stock Units, in each case in accordance with past practice and with the terms of the Company Stock Plans as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than transactions of the type contemplated by Section 5.01(b)(vii) or Section 5.01(b)(ix) which are not restricted thereby and other than mergers or consolidations of a Subsidiary of the Company in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of the Company that would not prevent, materially delay or materially impair the Transactions);

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(iii) except as expressly required by any Company Plan as in effect on the date hereof: (A) establish, adopt, amend or terminate any material Company Plan or amend the terms of any outstanding equity-based awards other than any such action taken for purposes of replacing, renewing or extending a broadly applicable material Company Plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such Company Plan or benefits provided under such Company Plan based on the cost on the date hereof, (B) grant or provide any transaction or retention bonuses to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare or other benefits of any director, officer or employee of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice with respect to (1) employees below the level of Executive Vice President and (2) employees at or above the level of Executive Vice President in respect of increases of less than 7.5% of compensation relative to their compensation, bonus or pension, welfare or other benefits prior to such change, (D) increase the severance or termination payments or benefits payable to any director, officer, employee or other service provider of the Company or any of its Subsidiaries, (E) take any action to accelerate the vesting or payment of compensation or benefits under any Company Plan (including any equity-based awards), (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(iv) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $400,000,000 in the aggregate at any time outstanding on prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than existing Indebtedness, and with a maturity date no more than 10 years after the date of the Contract evidencing such Indebtedness, (B) except with respect to the Bridge Facility, in replacement of, or to refinance, existing Indebtedness on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced or refinanced, and in each case with a maturity date no more than 10 years after the date of the Contract evidencing such Indebtedness, (C) intercompany Indebtedness among the Company and its wholly owned Subsidiaries, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice, (E) commercial paper issued in the ordinary course of business consistent with past practice in a principal amount not to exceed $250,000,000 in the aggregate at any time outstanding, (F) Indebtedness, the proceeds of which will be used to finance all or any portion of the Dividend (and fees and expenses in connection therewith) or for general corporate purposes; provided that the aggregate principal amount of Indebtedness at any time outstanding under this clause (F) shall not exceed $9,000,000,000; provided, further, that the Separation Agreement shall provide that

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

SpinCo shall assume the obligations of the Company or any of its Subsidiaries with respect to such Indebtedness (and Holdco, Parent and their Subsidiaries, including, following the Distribution, the Retained Subsidiaries, shall not have any obligations in respect thereof), (G) Indebtedness under the Bridge Facility, refinancings or replacements thereof and of commitments thereunder, and any refinancings or replacements of any such refinancing or replacement Indebtedness; provided that the aggregate principal amount of Indebtedness at any time outstanding under this clause (G) shall not exceed the amount permitted in Section 5.01 of the Company Disclosure Letter; provided, further, that the Company shall consult with Parent prior to incurring Indebtedness under this clause (G), (H) Indebtedness assumed in connection with a Sky Acquisition and refinancings or replacements thereof on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced or refinanced; provided, further, that the Company shall consult with Parent prior to incurring Indebtedness under this clause (H), (I) any amendment, refinancing or renewal of the existing revolving and term loan facilities of the YES Facility and any refinancing thereof, in each case, so long as the aggregate principal amount thereof does not exceed $2,500,000,000, (J) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice or in connection with a Sky Acquisition and not for speculative purposes; provided that the Company shall consult with Parent prior to entering into hedging activities in connection with Indebtedness of the type described in clauses (G) or (H) above, (K) Indebtedness and replacements and refinancings thereof incurred in connection with the funding of Star India Private Limited and its Subsidiaries; provided that the aggregate principal amount of such Indebtedness, replacements and refinancings does not exceed $400,000,000 outstanding at any time, and (L) purchase money indebtedness and lease financing in the ordinary course of business consistent with past practice;

(v) with respect to the Retained Business, other than with respect to acquisitions of businesses, which is subject to Section 5.01(b)(ix), and other than with respect to film and television production and programming (including sports rights) with third parties or video game production, which is subject to Section 5.01(b)(x), make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or if the portion of which that is not covered by insurance is less than $100,000,000) or (B) in the ordinary course of business consistent with past practice and in the aggregate not in excess of 120% of the amounts reflected in the Company’s capital expenditure budget for each of 2017, 2018 and 2019 set forth in Section 5.01(b)(v) of the Company Disclosure Letter;

(vi) with respect to the Retained Business, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property; provided that this clause (vi) shall not restrict (A) ordinary course non-exclusive licenses or ordinary course security interests in connection with the production or financing of film and television programming or video game production, letting lapse, abandonment, and cancellations, and Liens that are ordinary course non-exclusive licenses, in each case, of Intellectual Property, (B) the granting of

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

any licenses of Intellectual Property where the aggregate payments under such license do not exceed $125,000,000 annually per license, (C) sales of Intellectual Property with a fair market value less than $35,000,000 individually if the transaction is not in the ordinary course or $75,000,000 individually in any event (other than transactions among the Company and its wholly owned Retained Subsidiaries), (D) licenses, sales, letting lapse, abandonment and cancellations of Intellectual Property that is used or held for use exclusively in the SpinCo Business and (E) Affiliation Agreements;

(vii) with respect to the Retained Business, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Retained Subsidiaries but not including any Intellectual Property, which is governed by Section 5.01(b)(vi)), except for (A) sales, leases, licenses or other dispositions of any properties or assets (excluding capital stock of the Retained Subsidiaries) with a fair market value not in excess of $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event or (B) transactions among the Company and the Retained Subsidiaries;

(viii) except with respect to SpinCo and the SpinCo Subsidiaries, issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Restricted Stock Units, Company Performance Stock Units and Company Deferred Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans, (B) Investment Preferred Stock (as defined in the Bridge Facility) or (C) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company; provided that, for the avoidance of doubt, granting customary profit participation rights or entering into customary film or television financing partnerships or contractual arrangements for film or television financing shall be deemed not to be an issuance, sale or grant of any shares of capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares for purposes of this Section 5.01(b)(viii);

(ix) with respect to the Retained Business, other than capital expenditures made in accordance with Section 5.01(b)(v) and other than with respect to film and television production and programming or video game production, which is subject to Section 5.01(b)(x), spend or commit to spend in excess of (A) $25,000,000 if the transaction is not in the ordinary course and $50,000,000 in any event or (B) $50,000,000 individually or $200,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Retained Subsidiaries shall enter into any such transaction that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions;

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(x) other than capital expenditures made in accordance with Section 5.01(b)(v) and other than purchases and licenses of film and television and production programming (including sports rights) exclusively in respect of the SpinCo Business, spend or commit to spend on purchases and licensing of film and television production and programming (including sports rights) from third parties or video game production in excess of $350,000,000 if the transaction is not in the ordinary course and $750,000,000 in any event;

(xi) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xii) except as required by applicable Law, (A) make or change any material Tax election, (B) make any material change with respect to any method of Tax accounting, (C) amend any material or U.S. federal income Tax Return or (D) settle or resolve any controversy that relates to a material amount of Taxes;

(xiii) (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (2) start to conduct a line of business of the Company or any of its Retained Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Retained Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement (provided that in the case of each of clauses (1) and (2), such entry or expansion would not require the receipt or transfer of any License that would constitute a RemainCo Communications License if issued or granted prior to the date hereof and would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Parent, Holdco and the Merger Subs to complete the Transactions on a timely basis) or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a RemainCo Communications License or License that would constitute a RemainCo Communications License if issued or granted prior to the date hereof or in any foreign country that would require the receipt or transfer of a material License;

(xiv) except with respect to SpinCo and any SpinCo Subsidiary, other than with respect to film and television production and programming (including sports rights) with third parties or video game production, which is subject to Section 5.01(b)(x), make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25,000,000 if the transaction is not in the ordinary course and $150,000,000 in any event;

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(xv) (A) amend or modify in any material respect, or terminate (where the determination is unilateral by the Company or its Subsidiary) any Material Contract (other than amendments or modifications that are substantially consistent with past practice or that are not adverse to the Company and its Subsidiaries in any material respect and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Material Contract, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than Material Contracts of the type described in Section 3.11(a)(iii)(y), (vii), (viii) or (ix)) unless it (1) is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Holdco and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof or (2) relates exclusively to the SpinCo Business or (C) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or renew or extend any Material Contract, in each case of the type described in Section 3.11(a)(iii)(y), (vii), (viii) or (ix) unless it relates exclusively to the SpinCo Business; provided that in the case of each of (A), (B) or (C) no such agreement shall purport to bind Parent or its Affiliates (other than the Company and the Retained Subsidiaries); provided, further, that, (x) this Section 5.01(b)(xv) shall not prohibit or restrict the Company or any of the Retained Subsidiaries from entering into a Contract to the extent that such Contract implements an act or failure to act that is not otherwise expressly prohibited by any of Section 5.01(b)(i) through (xxi) or (y) for the avoidance of doubt, this Section 5.01(b)(xv) shall not prohibit or restrict any Company Plans;

(xvi) with respect to the Retained Business, settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $25,000,000 individually or $75,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and the Retained Subsidiaries or Parent and its Subsidiaries or (B) relating to Taxes (which shall be governed by Section 5.01(b)(xii));

(xvii) with respect to the Retained Business, enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business consistent with best practice;

(xviii) enter into any Contract that, after the Wax Effective Time, obligates or purports to obligate Holdco, Parent or any of their Subsidiaries (other than the Company and the Retained Subsidiaries) to grant licenses to any Intellectual Property;

(xix) with respect to the Retained Business, enter into any Affiliation Agreement inconsistent with Section 5.01(b)(xix) of the Company Disclosure Letter;

(xx) enter into any Contract that involves the Company or any Retained Subsidiary, on the one hand, and any SpinCo Subsidiary, on the other hand (whether or not involving any other third party) that is not on arms-length terms with respect to the Retained Business, other than (A) Contracts that will not survive after the Wax Effective Time and (B) Contracts for which the underlying economics are contemplated by the Company Overview Presentation; or

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(xxi) agree, resolve or commit to do any of the foregoing.

(c) All notices, requests, instructions, communications or other documents to be given in connection with any approval required pursuant to this Section 5.01 shall be in writing to such individuals as the parties shall designate as set forth in Section 5.01(c) of the Company Disclosure Letter. If Parent’s designated individual fails to respond to a request from the Company for approval required pursuant to this Section 5.01 within 10 business days after receipt of the Company’s written request, Parent’s approval of such action shall be deemed granted.

(d) Parent covenants and agrees, from and after the execution of this Agreement and prior to the Wax Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as (i) required by applicable Law, (ii) expressly required by the Transaction Documents or (iii) otherwise expressly disclosed in Section 5.01(d) of the Parent Disclosure Letter): (A) Parent shall not (1) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Transactions; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent or to create a new series of capital stock of Parent shall in no way be restricted by the foregoing, or (2) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal semiannual cash dividends on the Parent Common Stock consistent with past practice (including increases consistent with past practice) and other than dividends or distributions with a record date after the Wax Effective Time; (B) Parent shall not, and shall not permit any of its Subsidiaries to, acquire another business or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions and (C) Parent shall not agree, resolve or commit to do any of the foregoing.

(e) Notwithstanding anything to the contrary contained in Section 5.01(a), the Company and its Subsidiaries (i) shall not, without the prior written consent of Parent, exercise any buy-sell rights with respect to any joint venture or partnership that has a fair market value in excess of $25,000,000 and (ii) shall consult in good faith with Parent prior to taking any material action in response to the exercise of any buy/sell rights with respect to any joint venture or partnership with a fair market value in excess of $25,000,000.

Section 5.02. Company Acquisition Proposals. (a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 5.02, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives are hereinafter referred to as its “Representatives”) not to, directly or indirectly:

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or

(iii) provide any information or data to any Person in connection with any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make a Company Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal. The Company will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.02. The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making a Company Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.02(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company and its Representatives may, in response to an unsolicited, bona fide written Company Acquisition Proposal made after the date of this Agreement, (i) contact the Person who made such Company Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, and (ii) provide access to information regarding the Company or any of its Subsidiaries in response to a request therefor to the Person who made such Company Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Company Acquisition Proposal is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.02(b) other than in accordance

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information; (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Company Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Company Acquisition Proposal either constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal; and (iv) refer any inquiring Person to this Section 5.02.

(c) Notice. The Company shall promptly notify Parent if (i) any inquiries, proposals or offers with respect to a Company Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Company Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries) (using the consolidated total assets of the Retained Business as the denominator for purposes of calculating such percentage) or 20% or more of any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their stockholders) (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or 20% or more of the Company’s consolidated total assets (including equity securities of the Company’s Subsidiaries) (using the consolidated total assets of the Retained Business as the denominator for purposes of calculating such percentage), in each case other than the Transactions.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Company Superior Proposal” means an unsolicited bona fide Company Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, 60% or more of the Company’s consolidated total assets or more than 50% of the total voting power of the equity securities of the Company or the successor Person of the Company, that the Board of Directors of the Company has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.02(f) of this Agreement and the time likely to be required to consummate such Company Acquisition Proposal).

(e) No Company Change in Recommendation or Alternative Company Acquisition Agreement. Except as permitted by Section 5.02(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that if any Company Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of the Company failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to Parent); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.02(b) entered into in compliance with Section 5.02(b)) relating to any Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”); or (iii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Company Acquisition Agreement.

(f) Fiduciary Exception to Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, (x) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or recommend or otherwise declare advisable any Company Acquisition Proposal made after the date of this Agreement that did not result from or in connection with a material breach of this Agreement, if (A) in the case of such an action taken in connection with a Company Acquisition Proposal, the Company Acquisition Proposal is not withdrawn and the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (B) in all cases, the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Company Change in Recommendation”,

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

it being understood that (1) a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Company Change in Recommendation and (2) in no event shall a Sky Event be taken into consideration in such determination) and/or (y) the Company may terminate this Agreement in accordance with Section 7.03(c) and concurrently with such termination cause the Company to enter into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Company Superior Proposal Termination”); provided that no Company Change in Recommendation and/or Company Superior Proposal Termination may be made until after at least five business days following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Company Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Company Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Company Superior Proposal, a reasonably detailed description of the development or change in connection with which the Company’s Board of Directors has given such notice). After providing such notice and prior to effecting such Company Change in Recommendation and/or Company Superior Proposal Termination, (x) the Company shall, during such five business day period, negotiate in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent, and (y) in determining whether it may still under the terms of this Agreement make a Company Change in Recommendation and/or effect a Company Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period. Any amendment to the financial terms or conditions or other material terms of any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of this Section 5.02(f), including with respect to the notice period referred to in this Section 5.02(f), except that the five business day period shall be three business days for such purposes in any such case.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Wax Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify or waive any provision of any “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.02 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit the Company or the Company’s Board of Directors to effect a Company Change in Recommendation except in accordance with Section 5.02(f).

Section 5.03. Parent Acquisition Proposals . (a) No Solicitation or Negotiation. Parent agrees that, except as expressly permitted by this Section 5.03, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal; or

(iii) provide any information or data to any Person in connection with any Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make a Parent Acquisition Proposal.

Parent shall, and Parent shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal. Parent will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.03. Parent will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making a Parent Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Parent or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 5.03(a), prior to the time, but not after, the Parent Requisite Vote is obtained, Parent and its Representatives may, in response to an unsolicited, bona fide written Parent Acquisition Proposal made after the date of this Agreement, (i) contact the Person who made such Parent Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, and (ii) provide access to information regarding Parent or any of its Subsidiaries in response to a request therefor to the Person who made such Parent Acquisition Proposal and such Person’s Representatives; provided that such information has previously been,

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

or is substantially concurrently, made available to the Company and that, prior to furnishing any such non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that the Company is, concurrently with the entry by Parent or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Parent Acquisition Proposal is a competitor of Parent and its Subsidiaries, Parent shall not provide any information that in the good faith determination of Parent constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.03(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on Parent from sharing such information; (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Parent Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of Parent determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or could reasonably be expected to result in a Parent Superior Proposal; and (iv) refer any inquiring Person to the terms of this Section 5.03.

(c) Notice. Parent shall promptly notify the Company if (i) any inquiries, proposals or offers with respect to a Parent Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Parent Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Company informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Parent’s intentions as previously notified.

(d) Definitions. For purposes of this Agreement:

“Parent Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than the Company and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries which (1) is structured to result in such Person or group of Persons (or their stockholders), directly or indirectly, acquiring beneficial ownership of 20% or more of Parent’s consolidated total assets (including equity securities of its Subsidiaries) or any class of Parent’s equity interests and (2) is expressly conditioned on the Transactions not being consummated, and (ii) any acquisition by any Person or group of Persons (or their stockholders) (other than the

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Company and its Subsidiaries) resulting in, or proposal or offer, which (1) if consummated would result in, any Person or group of Persons (or their stockholders) (other than the Company and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of Parent, or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of Parent, in each case other than the Transactions and (2) is expressly conditioned on the Transactions not being consummated.

“Parent Superior Proposal” means an unsolicited bona fide Parent Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, 60% or more of Parent’s consolidated total assets or more than 50% of the total voting power of the equity securities of Parent or the successor Person of Parent, that the Board of Directors of Parent has determined in its good faith judgment, after consultation with outside counsel and a financial advisor of nationally recognized reputation, would reasonably be expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to Parent’s stockholders from a financial point of view than the Transactions (after taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 5.03(f) of this Agreement and the time likely to be required to consummate such Parent Acquisition Proposal).

(e) No Parent Change in Recommendation or Alternative Parent Acquisition Agreement. Except as permitted by Section 5.03(f), the Board of Directors of Parent and each committee of the Board of Directors of Parent shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Recommendation (it being understood that if any Parent Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of Parent failing to recommend against acceptance of such tender or exchange offer by Parent’s stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to the Company); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 5.03(b) entered into in compliance with Section 5.03(b)) relating to any Parent Acquisition Proposal (an “Alternative Parent Acquisition Agreement”); or (iii) cause or permit Parent or any of its Subsidiaries to enter into an Alternative Parent Acquisition Agreement.

(f) Fiduciary Exception to Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Requisite Vote is obtained, (x) the Board of Directors of Parent may withhold, withdraw, qualify or modify the Parent Recommendation or recommend or otherwise declare advisable any Parent Acquisition Proposal made after the date of this Agreement that did not result from or in connection with a material breach of this Agreement, if (A) in the case of such an action taken in

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

connection with a Parent Acquisition Proposal, the Parent Acquisition Proposal is not withdrawn and the Board of Directors of Parent determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Parent Acquisition Proposal constitutes a Parent Superior Proposal; and (B) in all cases, the Board of Directors of Parent determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (a “Parent Change in Recommendation”, it being understood that (1) a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Parent Change in Recommendation and (2) in no event shall a Sky Event be taken into consideration in such determination) and/or (y) Parent may terminate this Agreement in accordance with Section 7.04(c) and concurrently with such termination cause Parent to enter into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Parent Superior Proposal Termination”); provided that no Parent Change in Recommendation and/or Parent Superior Proposal Termination may be made until after at least five business days following the Company’s receipt of written notice from the Parent advising that Parent’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Parent Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Parent Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Parent Superior Proposal, a reasonably detailed description of the development or change in connection with which Parent’s Board of Directors has given such notice). After providing such notice and prior to effecting such Parent Change in Recommendation and/or Parent Superior Proposal Termination, (x) Parent shall, during such five business day period, negotiate in good faith with the Company and its Representatives, to the extent the Company wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the Company, and (y) in determining whether it may still under the terms of this Agreement make a Parent Change in Recommendation and/or effect a Parent Superior Proposal Termination, the Board of Directors of Parent shall take into account any changes to the terms of this Agreement proposed by the Company and any other information provided by the Company in response to such notice during such five business day period. Any amendment to the financial terms or conditions or other material terms of any Parent Acquisition Proposal will be deemed to be a new Parent Acquisition Proposal for purposes of this Section 5.03(f), including with respect to the notice period referred to in this Section 5.03(f), except that the five business day period shall be three business days for such purposes in any such case.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Parent Requisite Vote is obtained, Parent shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which Parent or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be permitted to terminate, amend, modify or waive any provision of any “standstill” or similar obligation of any Person if the Board of Directors of Parent determines in good faith, after consultation with its outside legal

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

counsel, that the failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable Law; provided that Parent promptly advises the Company that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation.

(h) Certain Permitted Disclosure. Nothing contained in this Section 5.03 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit Parent or Parent’s Board of Directors to effect a Parent Change in Recommendation except in accordance with Section 5.02(f).

Section 5.04. Information Supplied. (a) As promptly as reasonably practicable following the Execution Date, (i) the Company, Parent and Holdco shall jointly prepare and file with the SEC a joint proxy statement and prospectus to be sent to the stockholders of the Company relating to the Company Stockholders Meeting and to the stockholders of Parent relating to the Parent Stockholders Meeting (the “Joint Proxy Statement”), and Holdco shall prepare and file with the SEC the Registration Statement on Form S-4 to register under the Securities Act the issuance of shares of Holdco Common Stock in connection with the Mergers (including the Joint Proxy Statement constituting a part thereof, the “S-4 Registration Statement”) and (ii) the Company shall promptly prepare and file with the SEC a registration statement to register under the Securities Act or the Exchange Act, as applicable, the SpinCo Common Stock to be distributed in the Distribution (the “SpinCo Registration Statement” and, together with the S-4 Registration Statement, the “Registration Statements”). Holdco, Parent and the Company each shall use its reasonable best efforts to have the Registration Statements declared effective under the Securities Act and the Exchange Act, as applicable, as promptly as practicable after such filing, including by taking the actions set forth on Schedule 5.04 of the Parent Disclosure Letter. Promptly after the S-4 Registration Statement is declared effective under the Securities Act, the Company and Parent shall mail the Joint Proxy Statement to their respective stockholders. The Company, Holdco and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements (if any) in connection with the Transactions and pay all expenses incident thereto.

(b) No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Holdco, no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by the Company or Parent and no filing of, or amendment or supplement to, the SpinCo Registration Statement will be made by the Company, in each case without providing the other parties a reasonable opportunity to review and comment thereon (other than, in the case of the Joint Proxy Statement and the S-4 Registration Statement, any filing, amendment or supplement in connection with a Company Change in Recommendation or Parent Change in Recommendation). Each of the Company, Holdco and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company, Holdco and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Requisite Vote or the Parent Requisite Vote, any information relating to the Company, Holdco or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Holdco or Parent which is required to be set forth in an amendment or supplement to the S-4 Registration Statement, the SpinCo Registration Statement or the Joint Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company and the stockholders of Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement or the Transactions and (ii) all orders of the SEC relating to the S-4 Registration Statement or the SpinCo Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement, the S-4 Registration Statement or the SpinCo Registration Statement will be made by the Company, Holdco or Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. The Company, Holdco and Parent will cause the Joint Proxy Statement and the S-4 Registration Statement, and the Company will cause the SpinCo Registration Statement, to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 5.05. Stockholders Meetings. (a) The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement, the Distribution Merger Agreement and the Charter Amendment (the “Company Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective. Subject to the provisions of Section 5.02, the Company’s Board of Directors shall include the Company Recommendation in the Joint Proxy Statement and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement, the Distribution Merger Agreement and the Charter Amendment and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 5.05(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting.

(b) Notwithstanding any Company Change in Recommendation, the Company shall nonetheless submit this Agreement, the Distribution Merger Agreement and the Charter Amendment to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of the Charter Amendment, the Distribution Merger Agreement and this Agreement shall be the only matters (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection therewith and the Transactions) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(c) Parent will use, in accordance with applicable Law and the certificate of incorporation and bylaws of Parent, its reasonable best efforts to convene and hold a meeting of stockholders to consider and vote upon the approval of the Stock Issuance (the “Parent Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective. Subject to the provisions of Section 5.03, Parent’s Board of Directors shall include the Parent Recommendation in the Joint Proxy Statement and recommend at the Parent Stockholders Meeting that the stockholders of Parent approve the Stock Issuance and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies representing the Parent Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough shares of Parent Common Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 5.05(c), Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) Notwithstanding any Parent Change in Recommendation, Parent shall nonetheless submit the approval of the Stock Issuance to its stockholders at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the approval of the Stock Issuance shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the approval of the Stock Issuance and the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

(e) Each of the Company and Parent shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting, respectively, at the same time and on the same date as the other party.

Section 5.06. Filings; Other Actions; Notification. (a) Cooperation. (i) The Company and Parent shall, subject to Sections 5.02 and 5.03, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Orders to consummate and make effective the Mergers and the other Transactions prior to the Termination Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act or any Foreign Competition Laws with respect to the Transactions) and to obtain prior to the Termination Date all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.06 (but subject to Section 5.06(b) below), each of the parties hereto shall use its reasonable best efforts to resolve prior to the Termination Date such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws or any Communications Laws with respect to the Transactions and effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Transactions (including by defending any lawsuits or other legal proceedings by Governmental Entities, whether judicial or administrative, challenging this Agreement or the Transactions). Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other Transactions. To the extent permitted by applicable Law, each party shall provide the other with copies of all material written correspondence between it (or its advisors) and any Governmental Entity relating to the Mergers and the other Transactions and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the Transactions shall include representatives of Parent and the Company. Parent and the Company shall coordinate with respect to Antitrust Laws and Communications Laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Transactions prior to the Termination Date. In addition, the parties shall jointly develop, and each of the parties shall consult and reasonably cooperate with one another, and

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each party shall notify the other, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 5.06(a), (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, and (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto; provided that materials furnished pursuant to this Section 5.06 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable Antitrust Laws or Communications Laws with respect to the Transactions, the parties shall escalate such dispute to the general counsels of the Company and Parent for resolution. If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right, in its sole discretion, to make the final determination with respect to such matter. The parties shall work in good faith, and each of the parties shall consult and reasonably cooperate in all respects with one another, to ensure the continued operation of any facilities or services made available by means of the RemainCo Communications Licenses.

(b) Notwithstanding anything to the contrary in this Section 5.06(a) or any other provision of this Agreement, in no event shall Parent or its Subsidiaries (including, for purposes of this sentence, the Company and the Retained Subsidiaries, after giving effect to the Transactions) be required to agree to or accept (i) any prohibition of or limitation on its or their ownership of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) any requirement to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to acquire or hold or exercise full rights of ownership of any capital stock of the Company or its Subsidiaries, including after giving effect to the Transactions, or (iv) any other limitation on its or their ability to, or the manner in which they, operate, conduct or exercise decision-making over their respective businesses, assets or operations, including after giving effect to the Transactions (any such action or limitation described in clauses (i) through (iv), a “Restriction”), other than Permitted Restrictions, which Permitted Restrictions Parent or its Subsidiaries shall be required to agree to (and if required in any jurisdiction, to offer to agree to) if and to the extent necessary to obtain, prior to the Termination Date, the Required Governmental Consents. For purposes of this Agreement, “Permitted Restrictions” shall mean

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(x) Restrictions of the type described in clauses (i), (ii) and (iii) of the definition thereof solely involving the business or assets described in Section 5.06(b)(i) of the Company Disclosure Letter (the “Specified Assets”), (y) Restrictions of the type described in clauses (i), (ii) and (iii) of the definition thereof solely involving the businesses or assets comprising the Retained Business, which, in the case of any businesses or assets of the Retained Business other than the Specified Assets, generated, in the aggregate, no more than (A) $1,000,000,000 of EBITDA less (B) the lesser of (1) the aggregate amount of EBITDA (including, if applicable, $0) attributable to any Specified Assets with respect to which Restrictions of the type described in clause (i), (ii) or (iii) of the definition thereof are being agreed to or accepted in obtaining the Required Governmental Consents and (2) $500,000,000 of EBITDA (any such Restrictions described in clauses (x) and (y), “Required Divestitures”) and (z) Restrictions of the type described in clause (iv) of the definition thereof which are applied solely against and solely involve and impact the operations, businesses and assets of the Retained Business (subject to Section 5.06(b) of the Parent Disclosure Letter) and the non-U.S. operations, businesses and assets of Parent and its Subsidiaries which Restrictions would not, individually or in the aggregate, including when taken together with the net incremental financial impact of Restrictions imposed with respect to a Sky Acquisition (other than any such Restrictions contemplated by the Secretary of State Undertakings, together with any impact or consequence thereof), have or reasonably be expected to have a Regulatory Adverse Impact. For the avoidance of doubt, except as provided in clause (z) of the definition of Permitted Restrictions, Parent is not required to agree to or accept any Restriction that involves, applies to or impacts the operations, businesses or assets of Parent or any of its Affiliates other than Permitted Restrictions with respect to the Retained Business. The Company and its Subsidiaries shall not agree to any such actions without the prior written consent of Parent which, subject to and without limiting Parent’s obligations under this Section 5.06, may be granted or withheld in Parent’s sole discretion. For the purposes of this Section 5.06, “EBITDA” means (x) with respect to any business or asset set forth in Section 5.06(b)(ii) of the Company Disclosure Letter, the amount set forth therein with respect to such business or asset and (y) with respect to any other business or asset, the portion of the Company EBITDA generated by such business or asset. “Company EBITDA” means the Company’s fiscal year ended June 30, 2017 revenues less operating expenses and selling, general and administrative expenses, as set forth in the Company’s Annual Report on Form 10-K for such fiscal year, including all allocations consistent with past Company operating and accounting practices, but excluding allocations of any items contained in the line item titled “Other, Corporate and Eliminations” as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. For the avoidance of doubt, the definition of Company EBITDA does not include amortization of cable distribution investments; depreciation and amortization; impairment and restructuring charges; equity (losses) earnings of affiliates; interest expense, net; interest income; other, net; income tax expense; loss from discontinued operations, net of tax; and net income attributable to noncontrolling interests, in each case, as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017. For purposes of this Section 5.06, “Regulatory Adverse Impact” means an impact on the financial condition, properties, assets, business or results of operations of the Retained Business and the non-U.S. operations, businesses and assets of Parent and its Subsidiaries, taken as a whole, that is both significant and adverse, measured on a scale relative to the size of the Retained Business, which determination may, in Parent’s sole

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

discretion, take into account any reduction in revenue and/or cost synergies anticipated from the Mergers that results from the applicable Restrictions; provided that “the size of the Retained Business” shall be measured (i) if the Sky Acquisition is consummated, after giving effect to such consummation, (ii) to the extent that any revenue synergies are taken into account by Parent for purposes of determining whether a Regulatory Adverse Impact has occurred, after the inclusion of all revenue synergies anticipated from the Mergers and (iii) to the extent that any cost synergies are taken into account by Parent for purposes of determining whether a Regulatory Adverse Impact has occurred, after the inclusion of all cost synergies anticipated from the Mergers; provided, further, that any Restriction of the type described in clause (iv) of the definition thereof which prohibits Parent or any of its Subsidiaries (other than the Company or any of the Retained Subsidiaries) from licensing their content on an exclusive basis to any over-the-top streaming video on demand services owned or operated by Parent or any of its Subsidiaries in any market, other than a market that is de minimis, shall be deemed to be a Regulatory Adverse Impact.

(c) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 Registration Statement, the SpinCo Registration Statement and any other statement, filing, notice or application made by or on behalf of Parent, Holdco, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the other Transactions.

(d) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Mergers and the other Transactions, other than immaterial communications.

Section 5.07. Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours during the period prior to the Wax Effective Time, to the Company’s and its Subsidiaries’ employees, properties, assets, books, records and contracts to the extent related to the Retained Business or the Transactions and, during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (I) in the case of Parent, furnish promptly to the Company information concerning the Transactions as may be reasonably requested by Company, and (II) in the case of the Company, furnish promptly to Parent all information concerning the Retained Business or the Transactions as may reasonably be requested by Parent; provided that no investigation pursuant to this Section 5.07 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 5.07 to the extent that, in the reasonable good faith judgment of such party, (i) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 5.07(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 5.07 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 5.07 shall be directed to (x) in the case of a request to the Company, an executive officer of the Company or such Person as may be designated by any such executive officer or (y) in the case of a request to Parent, an executive officer of Parent or such Person as may be designated by any such executive officer.

(b) Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 5.07 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 5.07 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(c) (i) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Mergers (as applicable) and (ii) the Company shall give reasonably prompt notice to Parent upon the receipt of any notice alleging a material breach or default under any Material Contract or Additional Contract; provided that any failure to give notice in accordance with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 6.02(b) or Section 6.03(b) to be satisfied.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.08. Stock Exchange Listing, De-listing and De-registration. Holdco and Parent shall use its reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Delta Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on Nasdaq to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as possible following the Wax Effective Time. The Company shall use its reasonable best efforts to cause the shares of SpinCo Common Stock to be distributed in the Distribution to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.

Section 5.09. Publicity. The initial press release following the Execution Date with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Transactions and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 5.09, (iv) a public announcement of information contained in a public announcement previously consented to hereunder, (v) with respect to any Company Change in Recommendation made in accordance with this Agreement or Parent’s response thereto, (vi) with respect to any Parent Change in Recommendation made in accordance with this Agreement or the Company’s response thereto and (vii) any press release or public statement by the Company solely with respect to SpinCo or the SpinCo Business.

Section 5.10. Employee Benefits. (a) Holdco agrees that each Company Employee who continues to remain employed with the Company or its Subsidiaries (each such employee, a “Continuing Employee”) shall, during the period commencing at the Wax Effective Time and ending at the end of the calendar year following the year in which the Wax Effective Time occurs (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Wax Effective Time, (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities and target long-term incentive compensation opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Wax Effective Time and (iii) other compensation and benefits (including retirement benefits) that are substantially comparable in the aggregate to the compensation and benefits (including retirement benefits) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Wax Effective Time. Additionally, Holdco agrees that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Wax Effective Time; provided, however, that the Severance Plan (as defined in Section 5.01 of the Company Disclosure Letter) shall only remain in effect with respect to terminations that occur within the period specified in Section 5.01 of the Company Disclosure Letter.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Holdco shall or shall cause the Wax Surviving Company to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Company Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Company Employee prior to the Wax Effective Time. With respect to the plan year during which the Wax Effective Time occurs, Holdco shall provide each Company Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Holdco plan in which such Company Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Holdco shall or shall cause the Wax Surviving Company to, provide credit (without duplication) to Company Employees for their service recognized by the Company and its Subsidiaries as of the Wax Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service for purposes of any frozen or discontinued Holdco plan or any frozen or discontinued portion of a Holdco plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan.

(d) In the event that the Closing occurs prior to the Company paying annual incentives in respect of the fiscal year in which the Closing occurs, each participant in a Company Plan that is an annual cash incentive plan shall receive a cash bonus based on the achievement of the target level of performance, which bonus shall be prorated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid, less any required withholding Taxes, as soon as practicable after the Closing Date.

(e) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication.

(f) Notwithstanding the foregoing, with respect to any Company Employee who is, or becomes, subject to a collective bargaining or similar agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Company Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 5.10 shall not apply.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(g) From and after the Wax Effective Time, Holdco and its Subsidiaries (including the Wax Surviving Company and its Subsidiaries) shall honor all Company Plans in accordance with their terms as in effect immediately prior to the Wax Effective Time, including the Company’s Supplemental Executive Retirement Plan. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Holdco and its Subsidiaries (including the Wax Surviving Company and its Subsidiaries) to provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Holdco or its Subsidiaries after the Wax Effective Time.

(h) The provisions of this Section 5.10 are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 8.08), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Holdco, Parent, the Wax Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Holdco or Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 5.10, (iv) prevent Holdco, Parent, the Wax Surviving Company or any of their Affiliates, after the Wax Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 5.11. Expenses. Except as otherwise provided in Section 5.16 or in the Separation Principles, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Registration Statements and printing and mailing the Joint Proxy Statement and the Registration Statements shall be shared equally by Parent and the Company.

Section 5.12. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Wax Effective Time, Holdco shall, to the extent the Wax Surviving Company is permitted to by applicable Law, and shall cause, the Wax Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Wax Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Wax Effective Time (including this Agreement and the Transactions)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Wax Effective Time, in each case, whether asserted or claimed prior to, at or after the Wax Effective Time, to the fullest extent permitted under Delaware Law, the Company Charter or Company Bylaws or comparable organizational or governing documents of a Company Subsidiary, in effect on the date of this Agreement to indemnify such Person and Holdco (to the extent it would be permitted if Holdco were the Wax Surviving Company) and the Wax

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Surviving Company shall also advance expenses of such Persons as incurred to the fullest extent permitted under, and subject to the limitations in, applicable Law, the Company Charter or Company Bylaws or comparable organizational or governing documents of a Company Subsidiary. Holdco shall ensure that the organizational documents of the Wax Surviving Company shall, for a period of six years from and after the Wax Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 5.12 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Wax Effective Time, Parent and the Company shall and, if Parent or the Company is unable to, Holdco shall cause the Wax Surviving Company as of the Wax Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Wax Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Wax Effective Time (including in connection with this Agreement or the Transactions); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Wax Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Wax Effective Time, the Wax Surviving Company shall, and Holdco shall cause the Wax Surviving Company to, continue to maintain in effect for a period of at least six years from and after the Wax Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Wax Surviving Company shall, and Holdco shall cause the Wax Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Holdco or the Wax Surviving Company be required to expend, for such policies an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceeds such amount, Holdco shall, or shall cause the Wax Surviving Company to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Holdco or the Wax Surviving Company or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Holdco, or the Wax Surviving Company shall assume all of the obligations of Holdco or the Wax Surviving Company set forth in this Section 5.12, as applicable.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 5.12 shall be in addition to any rights such individual may have under Delaware Law, any applicable indemnification agreement to which such Person is a party, the Company Charter or the Company Bylaws.

(e) Neither Holdco nor the Wax Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent. Holdco shall, and shall cause its Subsidiaries to, cooperate in the defense of any such Proceeding for which indemnification could be sought by an Indemnified Party pursuant to this Agreement, the Company Charter, the Company Bylaws and any comparable organizational or governing documents of any of the Company’s Subsidiaries.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

Section 5.13. Takeover Statute. If any Takeover Statute is or may become applicable to any of the Transactions, each party and its Board of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.14. Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Wax Effective Time. Prior to the Wax Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.15. Section 16(b). The Board of Directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Delta Effective Time or the Wax Effective Time, as applicable, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Company or Parent (including derivative securities) or acquisitions of Holdco Common Stock (including derivative securities) in connection with the Transactions by each individual who is currently, or who will be immediately prior to the Delta Effective Time or the Wax Effective Time, as applicable, a director or officer of the Company or Parent, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.16. Financing. (a) Upon the written request of Parent or Holdco, the Company and its Subsidiaries (i) shall execute and deliver, or shall use reasonable best efforts to cause to be executed and delivered, at the Closing, such documents or instruments required for the due assumption of, and succession to, the Company’s and/or its Subsidiaries’ obligations under the Company Indentures to the extent required by the terms of the Company Indentures, (ii) provide all assistance reasonably required by Parent or Holdco in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any actions reasonably requested by Parent or Holdco (which shall not require any payment by the Company or its Subsidiaries) that are customary or necessary to facilitate the assumption, succession, satisfaction, discharge and/or defeasance of any of the Company’s and/or its Subsidiaries’ obligations under the Company Indentures pursuant to the applicable section of the applicable Company Indenture; provided that any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing.

(b) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent or Holdco to do so, tender or exchange offers, and any related consent solicitations with respect to, any or all of the outstanding notes, debentures or other debt securities of the Company and/or its Subsidiaries outstanding under the Company Indentures on such terms and conditions as specified and reasonably requested by Parent or Holdco following consultation with the Company and its legal counsel, and in compliance with all applicable terms and conditions of the Company Indentures and applicable Law (the “Debt Offers”); provided that (i) Parent or Holdco shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (ii) the closing of the Debt Offers shall be conditioned on the occurrence of the Closing. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to, and to cause their respective Representatives to, provide customary cooperation reasonably requested by Parent or Holdco in connection with the Debt Offers and any related consent solicitations. Parent and Holdco shall only request the Company and its Subsidiaries to conduct any Debt Offer in compliance with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act, any other Law to the extent applicable in connection with the Debt Offers and the applicable Company Indenture. Parent and Holdco shall ensure that, at the Wax Effective Time, the Wax Surviving Company shall have all funds necessary to pay any consideration required to be paid in connection with the Debt Offers on the Closing Date. Holdco shall cause the Wax Surviving Company to comply with all of its obligations under the Company Indentures.

(c) In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee or agent to) execute a supplemental indenture or amendment to the applicable Company Indenture, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers) and the applicable Company Indenture; provided that the effectiveness of any such supplemental indenture, amendment or other agreement shall be conditioned on the occurrence of the Closing. Subject to

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

the terms and conditions of the Debt Offer, concurrently with the Closing, Holdco shall cause the Wax Surviving Company to accept for payment and thereafter promptly pay for, any Indebtedness that has been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Holdco.

(d) Parent or Holdco shall prepare all necessary and appropriate documentation in connection with any Debt Offers, including the Offer Documents, and the Company shall have a reasonable opportunity to review and comment upon such documents. The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents or other appropriate documents; provided, however, that in no event shall the Company or its legal counsel be required to deliver an opinion with respect to a Debt Offer following the Closing or otherwise that in the reasonable opinion of the Company or its legal counsel does not comply with applicable Laws. The Company shall, to the extent requested, keep Parent and Holdco reasonably informed regarding the status, results and timing of the Debt Offers. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent, Holdco or any of their respective Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent or Holdco describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable notes, debentures or other debt securities of the Company and/or its Subsidiaries outstanding under the applicable Company Indenture. Notwithstanding anything to the contrary in this Section 5.16(d), the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(e) In connection with any Debt Offer, Parent or Holdco may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under.

(f) If requested by Parent or Holdco in writing, the Company and its Subsidiaries shall use reasonable best efforts to obtain customary payoff letters to be delivered at Closing and take any other actions reasonably requested by Parent or Holdco that are reasonably necessary for the payoff and termination in full (with customary exceptions for contingent obligations thereunder that are not yet due and payable) of the Bridge Facility (if still effective)

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

and the Revolving Facility (the payoff of such facilities, together, the “Debt Payoff”); provided that (i) any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing and (ii) at Closing Parent or Holdco shall pay, or cause to be paid, any outstanding Indebtedness under the Bridge Facility and the Revolving Facility (subject to customary arrangements for any outstanding letters of credit). The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to, and to cause their respective Representatives to, provide cooperation reasonably requested by Parent or Holdco in connection with any Debt Payoff.

(g) Parent or Holdco shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Committed Financing on the terms and conditions set forth in the Commitment Letter as promptly as practicable after the date hereof, including using its reasonable best efforts to (i) maintain in effect the Commitment Letter until the Mergers and the other Transactions contemplated by this Agreement are consummated (it being acknowledged that the commitments under the Commitment Letter may be reduced to the extent that Parent or Holdco receives cash proceeds from any other Financing (as defined below) on or prior to the Closing Date) and (ii) unless Parent or Holdco shall have reduced the commitments under the Commitment Letter to zero in accordance with the immediately preceding clause (i), (x) timely negotiate definitive agreements with respect to the facilities contemplated by the Commitment Letter on the terms and conditions set forth therein (or other terms agreed to by Parent, Holdco and the lenders, subject to the restrictions on amendments to the Commitment Letter set forth below), (y) satisfy or cause to be waived on a timely basis all conditions applicable to Parent or Holdco set forth in the Commitment Letter or such definitive agreements that are within its control and otherwise comply with its obligations thereunder and (z) upon the satisfaction or waiver of such conditions, consummate the Committed Financing. In the event that all conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived or, upon funding of the Committed Financing, shall have been satisfied or waived, Parent and Holdco shall, and shall cause their Subsidiaries to, use reasonable best efforts to cause the Committed Financing Sources providing the Committed Financing to fund on the Closing Date the Committed Financing. Parent and/or Holdco shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Commitment Letter. Notwithstanding the foregoing, Parent may replace all or any portion of the Committed Financing provided for in the Commitment Letter with one or more commitments from financial institutions to provide an equal or greater amount of debt financing to be made available on or prior to the Closing Date without the prior written approval of the Company, provided, that Parent shall not, without the Company’s prior written consent, permit any such replacement which would (A) except as provided for in clause (i) of this paragraph (g) above, reduce the aggregate cash amounts of the Committed Financing (including by increasing the amount of fees to be paid or original issue discount) unless the aggregate amount of the Committed Financing following such reduction is sufficient to consummate the cash portion of the Wax Merger Consideration and the payment of any other amounts required to be paid by Holdco or Parent pursuant to this Agreement and any other fees and expenses required to be paid by Holdco or Parent in connection with the Transactions, (B) impose new or additional conditions to the Committed Financing or otherwise expand, amend, modify or waive any conditions to the Committed Financing or (C) otherwise expand, amend, modify or waive any provision of the Commitment Letter, in a manner that in any such case would reasonably be expected to (1) materially delay or make less likely the funding of the Committed Financing (or

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

satisfaction of the conditions to the Committed Financing) on the Closing Date, (2) materially adversely impact the ability of Parent or Holdco to enforce its rights against the Committed Financing Sources or any other parties to the Commitment Letter or (3) materially adversely affect the ability of Parent, Holdco or any of their Subsidiaries to timely consummate the Transactions. Upon any such replacement, (i) the definition of “Commitment Letter” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such replacement debt financing and any related commitment letter, (ii) any reference in this Agreement to the “Committed Financing” shall mean financing contemplated by the Commitment Letter as modified pursuant to clause (i) above and (iii) any reference in this Agreement to the “Fee Letter” shall be deemed to include any fee or other letter relating to the Commitment Letter as modified pursuant to clause (i) above to the extent then in effect. Parent and Holdco shall not amend, modify or agree to any waiver under the Commitment Letter without the prior written approval of the Company if such amendment, modification or waiver would have any of the effects described in clauses (A) through (C) above; provided, that Parent and Holdco may modify, supplement or amend the Commitment Letter to (x) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement and (y) implement or exercise any “market flex” provisions contained in the Fee Letter.

(h) If the Committed Financing in an aggregate principal amount (together with cash and marketable securities on hand) at least equal to the cash portion of the Wax Merger Consideration to be deposited with the Exchange Agent and all other amounts required to be paid pursuant to Article II, the Wax Merger and the other Transactions contemplated by this Agreement, including the payment of any other fees and expenses required to be paid by Holdco or Parent in connection with the Transactions, becomes unavailable on the terms and conditions contemplated by the Commitment Letter, and such unavailable amount is reasonably required to make the payment to the Exchange Agent of the cash portion of the Wax Merger Consideration and all other amounts required to be paid by Holdco or Parent pursuant to this Agreement (such event, an “Original Financing Failure”), Parent shall promptly notify the Company in writing of the Original Financing Failure and Parent or Holdco shall use its reasonable best efforts to arrange and obtain, as promptly as reasonably practicable, alternative financing from alternative sources on terms and conditions not materially less favorable, taken as a whole, to Parent or Holdco than those contained in the Commitment Letter and the Fee Letter and in an amount, when added with cash and marketable securities of Parent and Delta Sub, at least equal to the aggregate principal amount of the Committed Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (the “New Commitment Letter”), which shall replace the existing Commitment Letter; provided that any such Alternate Financing shall not obligate the Company prior to the Closing as a surety, guarantor or indemnitor or to extend credit to any person. Parent or Holdco shall promptly provide a true and complete copy of such New Commitment Letter to the Company. In the event a New Commitment Letter is obtained, (i) any reference in this Agreement to the “Commitment Letter” shall be deemed to mean the New Commitment Letter, (ii) any reference in this Agreement to the “Committed Financing” shall mean the financing contemplated by the New Commitment Letter and (iii) any reference in this Agreement to the “Fee Letter” shall be deemed to include any fee or other letter relating to the New Commitment Letter to the extent then in effect.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(i) Parent and Holdco shall keep the Company reasonably informed on a timely basis of the status of Parent’s and Holdco’s efforts to obtain the Committed Financing and to satisfy the conditions thereof, including providing copies of any amendment, modification or replacement of the Commitment Letter (provided, that any fee letter may be redacted to remove the fee amounts and the terms of the “market flex” in a manner that could not adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Committed Financing) and shall give the Company prompt notice of any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Committed Financing necessary for the satisfaction of all of Parent’s and Holdco’s obligations under this Agreement. Without limiting the generality of the foregoing, Parent and Holdco shall give the Company prompt notice of (x) any material breach or material default by any party to the Commitment Letter, or any definitive agreements related to the Committed Financing, in each case of which Parent or Holdco becomes aware and (y) the receipt of any written notice or other written communication, in each case received from any Committed Financing Source with respect to any (1) material breach of Parent’s or Holdco’s obligations under the Commitment Letter or definitive agreements related to the Committed Financing, or actual or threatened default, termination, withdrawal or repudiation by any party to the Commitment Letter or definitive agreements related to the Committed Financing or (2) material dispute between or among any parties to the Commitment Letter or definitive agreements related to the Committed Financing or any provisions of the Commitment Letter, in each case, with respect to the obligation to fund the amount of the Committed Financing to be funded at Closing; provided that in no event shall Parent or Holdco be under any obligation to disclose any information pursuant to clauses (1) or (2) that would waive the protection of attorney-client or similar privilege to the extent such privilege is asserted in good faith, but such party shall use reasonable best efforts to disclose such information in a way that would not jeopardize such privilege.

(j) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives (including their auditors) to, (x) use their respective reasonable best efforts to provide such customary cooperation as is reasonably required by Parent or Holdco in the arrangement and consummation of the Committed Financing or other bank financing or capital markets financing entered into to provide funds for the cash portion of the Wax Merger Consideration, and all other amounts required to be paid pursuant to Article II, the Wax Merger and the other Transactions contemplated by this Agreement (except any financing by SpinCo or the SpinCo Subsidiaries) (the “Financing”), including using reasonable best efforts to (A) cause the management team of the Company to participate in a reasonable number of requested meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, agents, underwriters or initial purchasers and prospective lenders or investors and the Company’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, in each case upon reasonable notices and at mutually agreed upon dates and times, (B) provide reasonable assistance with the

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

preparation of (1) materials for rating agency presentations and investor and road show presentations, (2) bank information memoranda (including a public-side version thereof), registration statements, prospectuses, offering memoranda and private placement memoranda and (3) similar documents, in each case required or customary in connection with the Financing or otherwise reasonably requested by Parent or Holdco and limited to information to be contained therein with respect to the Company and its Subsidiaries, (C) provide customary authorization letters to the Committed Financing Sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Committed Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their respective securities, but only to the extent such authorization letters contain customary disclaimers to the Company, its Affiliates, and their respective Representatives with respect to the responsibility for the use or misuse of the content thereof, (D) provide the lead arrangers, agents, underwriters and initial purchasers for, and prospective lenders of, the Financing, at least three Business Days prior to the Closing Date (to the extent requested in writing at least 10 Business Days prior to the Closing Date) with all documentation and other information required with respect to the Company and its Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (the “PATRIOT Act”), the Office of Foreign Assets Control and the Foreign Corrupt Practices Act, (E) following written request therefor, provide reasonable assistance to provide Parent with information related to the Company and its Subsidiaries necessary for the preparation of the documents governing or relating to the Financing (which may include customary financial and other available information relating to the Company and its Subsidiaries as Parent or Holdco shall reasonably request in order to market, syndicate and consummate the Financing), (F) cause its independent accountants to provide assistance and cooperation with any offering of securities, including (i) providing any necessary written consents to use their audit reports relating to the Company and its Subsidiaries and to be named as an “Expert” in any document related to any Financing and (ii) providing any customary “comfort” letters (including customary “negative assurance” comfort) and (G) cooperate with the due diligence of the Committed Financing Sources and any underwriters, initial purchasers, lenders or investors for any Financing, to the extent customary and reasonable) and (y) use reasonable best efforts to furnish Parent, as promptly as reasonably practicable, with (I) the Required Financial Information and (II) selected or other financial data reasonably requested by Parent or Holdco of the type required to be presented in a Parent or Holdco registration statement filed with the SEC.

(k) Subject to Parent’s indemnification obligations under Section 5.16(l) below, the Company hereby consents to the customary use of its and its Subsidiaries’ names, logos and trademarks in connection with the Financing; provided that such names, trademarks and logos are used solely in a manner that does not, is not intended to and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries, such names, trademarks and logos or the reputation or goodwill of the Company or any of its Subsidiaries.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(l) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives (the “Section 5.16 Indemnitees”) from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 5.16 (other than arising from fraud or intentional misrepresentation on the part of the Company or its Subsidiaries and other than Section 5.16(g), Section 5.16(h) and Section 5.16(n)), whether or not the Transactions are consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 5.16 (other than Section 5.16(g), Section 5.16(h) and Section 5.16(n)), whether or not the Transactions are consummated or this Agreement is terminated.

(m) The Company agrees that, from and after January 1, 2018 and prior to the Wax Effective Time, the Company and each of its Subsidiaries shall not file any registration statement (other than (i) registration statements on Form S-8, (ii) prospectus supplements to existing registration statements, (iii) the Registration Statements and (iv) registration statements with respect to Indebtedness incurred in compliance with Section 5.01(b)(iv) (including the Bridge Facility)) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; provided that, a reasonable amount of time prior to the offering of any securities (other than on Form S-8) expected to be issued in a registered transaction or which require registration, the Company will consult with Parent and consider in good faith the suggestions of Parent that are designed to permit such offering to be completed without registration under the Securities Act.

(n) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, Parent shall, and Parent shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, use their respective reasonable best efforts to provide such customary cooperation as reasonably required by the Company in the arrangement of any capital markets debt financing (including providing reasonably available financial and other information regarding Holdco, Parent and its Subsidiaries customarily included in marketing and offering documents and to enable the Company to prepare customary pro forma financial statements and, in respect of such pro forma financial statements, only to the extent reasonably required by the applicable underwriters, initial purchasers or placement agents in such financing) for the purposes of financing any repayment, replacement or refinancing of the Bridge Facility, including commitments thereunder, or other Indebtedness in connection with a Sky Acquisition. The Company shall indemnify and hold harmless Parent and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 5.16(n) (other than arising from fraud or intentional misrepresentation on the part of Parent or its Subsidiaries) whether or not the Transactions are consummated or this Agreement is terminated. The Company shall, promptly upon request by Parent, reimburse Parent for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Parent or its Subsidiaries in connection with this Section 5.16(n), whether or not the Transactions are consummated or this Agreement is terminated.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(o) Notwithstanding the foregoing, nothing in this Section 5.16 shall require cooperation by any party to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of such party or its Subsidiaries, (ii) require such party to agree to pay any fees, reimburse any expenses or otherwise incur any actual or potential liability or give any indemnities prior to the Closing (unless the other party reimburses or is required to reimburse or indemnify such party pursuant to this Agreement or otherwise agrees to do so), (iii) require such party or its Subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of such party, after consultation with its legal counsel, to conflict with, or result in any violation or breach of, any applicable Laws or Orders binding on such party or its Subsidiaries or (iv) require such party to (A) pass resolutions or consents, approve or authorize the execution of, or execute, any document, agreement, certificate or instrument or take any other corporate action with respect to any financing, and, in the case of the Company and its Subsidiaries, that is not contingent on the Closing or that would be effective prior to the Wax Effective Time (other than customary documents or certificates solely relating to the Company or its Subsidiaries, including the authorization letters and representation referred to in Section 5.16(j)(D)) or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with any financing.

(p) Each of the parties hereto acknowledges and agrees that any access or information contemplated to be provided by the other party or any of its Subsidiaries pursuant to this Section 5.16 shall, to the extent such information constitutes material non-public information of such other party, only be provided to another Person if such other Person affirmatively agrees to maintain the confidentiality of such information and to comply with all federal and state securities Laws applicable to such information.

(q) The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to cause SpinCo to arrange and obtain Indebtedness in a principal amount sufficient to finance the Dividend; provided that the Company and SpinCo shall not be required to incur such Indebtedness unless the incurrence thereof is concurrent with and subject to the Closing.

(r) The parties hereto acknowledge and agree that the provisions of this Section 5.16 shall not create any independent conditions to Closing.

Section 5.17. Approval by Sole Stockholder of the Merger Subs. Immediately following the execution and delivery of this Agreement by the parties hereto, Holdco, as sole stockholder of each of the Merger Subs, shall adopt this Agreement and approve the Mergers, in accordance with Delaware Law, by written consent.

Section 5.18. Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of cash dividends on Shares so that holders of Shares do not receive regular dividends on both Shares and Holdco Common Stock received in the Wax Merger in respect of the same portion of any calendar year or fail to receive a regular dividend on either Shares or Holdco Common Stock received in the Wax Merger in respect of a portion of any calendar year for which a regular dividend would have otherwise been paid.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.19. Voting of Shares. Parent shall vote, or cause to be voted, any Shares owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such Shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholders Meeting. The Company shall vote, or cause to be voted, any shares of Parent Common Stock owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares of Parent Common Stock held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of approval of the Stock Issuance at the Parent Stockholders Meeting.

Section 5.20. Voting Agreement. The Company shall instruct its transfer agent not to register the transfer of any Covered Shares (as defined in the Voting Agreement) made or attempted to be made in violation of the Voting Agreement.

Section 5.21. Further Definitive Agreements. (a) Separation Agreements.

(i) Promptly following execution of this Agreement, the Company and Parent and their respective counsel will prepare a definitive Separation Agreement and Tax Matters Agreement (A) on terms that are as provided in the Separation Principles, the Tax Matters Agreement Principles and this Agreement and (B) with respect to terms that are not provided in the Separation Principles, the Tax Matters Principles or this Agreement, on terms that are customary for agreements of this nature. The Company agrees to, and shall cause SpinCo to, execute the Separation Agreement and the Tax Matters Agreement on the terms mutually agreed with Parent or on the terms finally decided pursuant to an arbitration proceeding in accordance with this Section 5.21(a).

(ii) The Company and Parent shall use reasonable best efforts and shall cooperate in good faith to finalize the terms of the Separation Agreement and the Tax Matters Agreement by 11:59 p.m. New York City time on September 30, 2018 (the “Target Completion Date”).

(iii) If the terms of the Separation Agreement or the Tax Matters Agreement are not finalized and mutually agreed with Parent by the Target Completion Date, the finalization of such terms shall be escalated to appropriate senior executive officers of each of the Company and Parent for resolution.

(iv) If the terms of the Separation Agreement or the Tax Matters Agreement are not finalized and mutually agreed with Parent within 30 days of the Target Completion Date, the Company and Parent shall, within 60 days of the Target Completion Date, each select one arbitrator to resolve any remaining disputed terms. The two arbitrators so selected shall select a third arbitrator, who will chair the panel. If the two selected arbitrators fail to agree upon the selection of a third arbitrator, the two selected arbitrators will agree to a list of no less than three and no more than five candidates to chair the panel, and JAMS will select an arbitrator from such list to chair the panel. Each such arbitrator must be an attorney with significant experience in negotiating complex commercial transactions or a judge seated on, or retired from, a Federal Court of the United States of America sitting in the State of New York, the commercial division of the New York State Supreme Court or the Court of Chancery for the State of Delaware. Each arbitrator will be neutral and independent of each party. The seat of the arbitration will be New York, New York.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(v) Within 15 days of the selection of an arbitration panel in accordance with Section 5.21(a)(iv), the Company and Parent will submit to the arbitrators the most recent drafts of the Separation Agreement and/or Tax Matters Agreement reflecting the status of the parties’ negotiations and a list of open issues and written descriptions of each party’s position with respect to each open issue. The arbitrators will also hold a telephone or in-person one-day hearing promptly after submission of such materials. The arbitrators shall within 15 days of the receipt of such material render a decision with respect to each point of disagreement between the parties. Such decision will be binding and nonappealable and sufficiently clear to allow the parties to draft the disputed provisions of the applicable agreement. The parties will, and the Company will cause SpinCo to, finalize any remaining such agreement and execute the Separation Agreement and/or Tax Matters Agreement as promptly as practicable following the arbitrator’s decision but in no event later than the Separation.

(vi) The selected arbitrators will be bound by the rules of JAMS (to the extent not inconsistent with this Section 5.21(a)) and agree to abide by the provisions of this Section 5.21(a). Each arbitrator will render his or her decision based primarily on the terms set forth in the Separation Principles and this Agreement and secondarily on customary provisions for agreements of this nature.

(b) Commercial Agreements.

(i) Promptly following execution of this Agreement, the Company and its counsel will prepare initial drafts of the definitive Commercial Agreements (A) on terms that are as provided in the Commercial Term Sheets and (B) with respect to terms that are not provided in the Commercial Term Sheets or this Agreement, on economic terms consistent with the Company Overview Presentation and otherwise on terms that are customary in the industry for arrangements of a similar nature. The Company agrees to, and shall cause SpinCo to, execute the Commercial Agreements on the terms mutually agreed with Parent or on the terms finally decided pursuant to an arbitration proceeding in accordance with this Section 5.21(b).

(ii) The Company and Parent shall use reasonable best efforts and shall cooperate in good faith to finalize the terms of the Commercial Agreements by the Target Completion Date.

(iii) If the terms of the Commercial Agreements are not finalized and mutually agreed with Parent by the Target Completion Date, the finalization of such terms shall be escalated to appropriate senior executive officers of each of the Company and Parent for resolution.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(iv) If the terms of any Commercial Agreement are not finalized and mutually agreed with Parent within 30 days of the Target Completion Date, each of the parties shall, within 60 days of the Target Completion Date, select one arbitrator to resolve any remaining disputed terms. The two arbitrators so selected shall select a third arbitrator, who will chair the panel. If the two selected arbitrators fail to agree upon the selection a third arbitrator, the two selected arbitrators will agree to a list of no less than three and no more than five candidates to chair the panel, and JAMS will select an arbitrator from such list to chair the panel. The chair will be neutral and independent of each party. The seat of the arbitration will be Los Angeles, California.

(v) Within 15 days of the selection of an arbitration panel in accordance with Section 5.21(b)(iv), the parties will submit to the arbitrators their proposed version of each Commercial Agreement in dispute and a written briefing of no more than 20 pages. The arbitrators will also hold a telephonic or in-person one-day hearing promptly after submission of such materials. The arbitration panel shall take into account contractual obligations to third parties, if any. With respect to each such Commercial Agreement, the arbitrators shall within 15 days of the hearing render a decision selecting either the version submitted by Parent or the version submitted by the Company as the final agreement to be executed by the parties thereto. Such decision will be binding and nonappealable. The parties will, and the Company will cause SpinCo to, execute the Commercial Agreements selected by the arbitrators as promptly as practicable following the arbitrator’s decision but in no event later than the Separation.

(vi) The selected arbitrators will be bound by the rules of JAMS (to the extent not inconsistent with this Section 5.21(b) and agree to abide by the provisions of this Section 5.21. Each arbitrator will render his or her decision based primarily on the terms set forth in the Commercial Term Sheets and secondarily on the basis of what is reasonable and customary in the relevant industries for agreements of the same type as the relevant Commercial Agreement. The arbitrators shall apply the substantive law of the State of California.

(vii) Any further disputes under a Commercial Agreement that was the subject of such arbitration shall be subject to further arbitration consistent with the principles set forth herein, including, to the extent practicable, with the same arbitration panel.

(c) Step Plan.

(i) The parties shall, and shall cause their respective representatives to, work together in good faith to (A) develop a step plan that sets forth, in reasonable detail, the restructuring steps proposed to be taken in connection with or in anticipation of the Separation and the intended U.S. federal income tax consequences of such restructuring steps (the “Preliminary Step Plan”) and (B) modify the Preliminary Step Plan from time to time as mutually agreed by the parties, until Parent and the Company agree in writing to no further modifications to the Preliminary Step Plan, at which time the Preliminary Step Plan shall become final (the “Final Step Plan”). During the last week of each month (or at such other time as mutually

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

agreed by the parties) until the Preliminary Step Plan becomes final or one of the parties elects to apply the procedures set forth in Section 5.21(c)(ii), the parties shall review the progress made on the Preliminary Step Plan and make any changes to the process set forth in this Section 5.21(c)(i) as mutually agreed by the parties. The procedures set forth in this Section 5.21(c)(i) may be terminated by either party at any time for any reason with written notice to the other party (a “Step Plan Notice”), in which case, the procedures set forth in Section 5.21(c)(ii) will apply in lieu of the procedures set forth in this Section 5.21(c)(i).

(ii) If either party provides a Step Plan Notice pursuant to Section 5.21(c)(i), then, within 30 days of the date of the Step Plan Notice, the Company shall deliver to Parent a revised draft of the Preliminary Step Plan (the “Amended Step Plan”). Parent shall promptly, and in no event later than 30 days following its receipt of the Amended Step Plan, notify the Company in writing of any dispute in connection with the Amended Step Plan, which dispute the parties hereto shall promptly resolve in accordance with Section 5.21(c)(v). In the event that (1) Parent timely delivers such notice, any disputed matter reflected in the Amended Step Plan shall be determined in accordance with Section 5.21(c)(v) or (2) Parent does not timely deliver such notice, the Amended Step Plan shall be deemed acceptable to Parent and shall be deemed to be the Final Step Plan.

(iii) The Company and Parent shall work together in good faith to update the Final Step Plan from time to time to reflect any agreed-upon modifications thereto and promptly resolve in accordance with Section 5.21(c)(v) any dispute in connection with any update to the Final Step Plan. The Company shall, and shall cause its Subsidiaries to, effect the Separation in accordance with the Final Step Plan (as updated pursuant to the immediately preceding sentence).

(iv) The Company agrees to (1) furnish Parent, in a timely manner, with any information, documents, work papers and other materials as Parent may reasonably request for purposes of reviewing the restructuring steps, intended Tax treatment and other items in the Preliminary Step Plan, the Amended Step Plan or the Final Step Plan, (2) make its employees, representatives and advisors available during normal business hours to provide explanations of such information, documents, work papers and other materials as may be requested in connection with clause (1) hereof and (3) reasonably cooperate in connection with any such matter.

(v) The parties hereto agree to cooperate in good faith to resolve any dispute involving any matter with respect to the Amended Step Plan or the Final Step Plan (a “Step Plan Dispute”). If any Step Plan Dispute relates to the proper application of Tax Law, the Company shall be permitted to resolve such dispute with the delivery of, and in accordance with, an opinion, at a “should” level or higher, from Skadden. If any Step Plan Dispute relates to a non-Tax matter, such dispute shall be decided pursuant to an arbitration proceeding in accordance with Section 5.21(a). The Company shall reflect in the Amended Step Plan or the Final Step Plan, as applicable, the resolution of any dispute in accordance with this Section 5.21(c)(v) or Section 5.21(a) as applicable.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.22. Hook Stock. (a) It is the intention of the parties hereto that none of Parent, the Company, Holdco or any Subsidiary of Parent, the Company or Holdco incur any Tax liability, whether current or deferred, arising from or with respect to the Shares owned by Subsidiaries of the Company (the “Hook Stock”) as a result of or in connection with the Transactions (a “Hook Stock Tax”).

(b) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms contained in the Commercial Term Sheets, this Agreement and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the condition in Section 6.02(d)(i) from being satisfied. Parent is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles. The representations and warranties set forth in this Section 5.22(b) are made as of the Execution Date.

(c) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms contained in the Commercial Term Sheets, this Agreement and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the condition in Section 6.02(d)(i) from being satisfied. The Company is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles. The representations and warranties set forth in this Section 5.22(c) are made as of the Execution Date.

(d) The Company shall cooperate with Parent and use its reasonable best efforts, in connection with the Separation, to minimize the amount of any Hook Stock Tax and to consider in good faith potential transactions to eliminate all or a portion of the Hook Stock (such potential transactions, the “Hook Stock Elimination”). Such cooperation and reasonable best efforts shall include:

(i) providing Parent with reasonable access to the Company’s and its Subsidiaries’ employees, Tax advisors, books and records, in each case to the extent relevant to matters relating to the Hook Stock;

(ii) promptly responding to and evaluating such proposals and alternative structures as Parent and its Tax advisors may from time to time develop for accomplishing the Hook Stock Elimination;

(iii) requesting such approvals or rulings from Governmental Entities as Parent may reasonably request in connection with the Hook Stock Elimination (except to the extent submitting such request would reasonably be expected to subject the Company or an applicable Subsidiary thereof to legal sanctions); and

(iv) cooperating with Parent in such approvals or rulings from Governmental Entities or opinions from Tax advisors as Parent may itself seek in connection with the Hook Stock Elimination, including by executing such certificates and letters of representation as Parent or Parent’s Tax counsel may reasonably request (except to the extent the Company in good faith believes it is unable to make truthfully the certifications or representations contained therein).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(e) The Company shall take any action reasonably requested by Parent in writing to effect the Hook Stock Elimination. The Company shall not effect the Hook Stock Elimination or otherwise transfer, dispose of, redeem, convert, alter the terms of or take any action that would reasonably be expected to cause any taxable event with respect to the Hook Stock without the prior written consent of Parent (which may be granted or withheld at Parent’s sole discretion).

(f) If the Company undertakes any action pursuant to the written direction or request of Parent in accordance with Section 5.22(e), then Parent shall indemnify, defend and hold harmless each of the Company, SpinCo and their respective Subsidiaries (the “Hook Stock Indemnitees”) for the excess, if any, of (i) the amount of Taxes incurred by such Hook Stock Indemnitee in any taxable period, including as a result of the receipt of any indemnification payment pursuant to this Section 5.22(f), over (ii) the amount of Taxes that would have been incurred by such Hook Stock Indemnitee in such taxable period assuming no such action had been taken (such excess, a “Hook Stock Restructuring Tax”).

(g) Each of the parties shall use its reasonable best efforts to cause Parent to receive the Hook Stock Legal Comfort and, if Parent and the Company jointly choose to seek any Australian Private Rulings, to obtain such Australian Private Rulings. Such reasonable best efforts shall include delivering letters of representation and other certifications and other documents reasonably requested in connection with the Hook Stock Legal Comfort and the Australian Private Rulings and refraining from taking action that could reasonably be expected to prevent Parent from receiving the Hook Stock Legal Comfort or the Australian Private Rulings. If either party discovers, after the date of this Agreement, any fact that could reasonably be expected to prevent Parent from receiving the Hook Stock Legal Comfort (other than the Hook Stock Elimination), then (i) such party shall, as soon as possible, notify and consult the other party and (ii) the parties shall cooperate in good faith and exercise their reasonable best efforts to effect the Transactions using an alternative structure, which the parties acknowledge may require amending the terms of this Agreement, that would permit Parent’s receipt of the Hook Stock Legal Comfort or result in the Hook Stock Elimination. Beginning on the date that is 90 days following the date on which the S-4 Registration Statement becomes effective, and every 90 days thereafter until the earlier of the consummation of the Hook Stock Elimination or the Mergers, Parent shall deliver to the Company, and the Company shall deliver to Parent, a certificate, in form and substance reasonably satisfactory to the recipient, stating (i) in the case of the certificate of the Company, that the representation set forth in Section 5.22(c) is true and correct as if made on the date of such certificate and (ii) in the case of the certificate of the Parent, (1) that the representation set forth in Section 5.22(b) is true and correct as if made on the date of such certificate and (2) that it has consulted with Greenwoods & Herbert Smith Freehills Pty Limited (“Greenwoods”) and Cravath, Swaine & Moore LLP (“Cravath”) and each of Greenwoods and Cravath has indicated that it expects the condition set forth in Section 6.02(d)(i) to be satisfied as it relates to the opinion it will deliver.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.23. Tax Calculation Principles; Tax Cooperation.

(a) Prior to the Execution Date, the Company has delivered to Parent a schedule that sets forth, in reasonable detail, the tax basis of the stock of (i) NWCG Holdings Corporation and (ii) New World Communications Group Incorporated, in each case owned by Fox Television Holdings LLC (such basis, collectively, the “NW Stock Tax Basis”, and such schedule, the “NW Stock Tax Basis Schedule”). The parties shall, and shall cause their respective representatives to, work together in good faith to modify the NW Stock Tax Basis Schedule from time to time as mutually agreed by the parties, until Parent and the Company agree in writing to no further modifications to the NW Stock Tax Basis Schedule, at which time the NW Stock Tax Basis Schedule shall become final (the “Final NW Stock Tax Basis”). During the last week of each month (or at such other time as mutually agreed by the parties) until the NW Stock Tax Basis Schedule becomes final or one of the parties elects to apply the procedures set forth in Section 5.23(b), the parties shall review the progress made on the NW Stock Tax Basis Schedule and make any changes to the process set forth in this Section 5.23(a) as mutually agreed by the parties. The procedures set forth in this Section 5.23(a) may be terminated by either party at any time for any reason with written notice to the other party (a “NW Stock Basis Notice”), in which case, the procedures set forth in Section 5.23(b) will apply in lieu of the procedures set forth in this Section 5.23(a).

(b) If either party provides a NW Stock Basis Notice pursuant to Section 5.23(a), then, within 30 days of the date of the NW Stock Basis Notice, Parent shall notify the Company in writing of any dispute in connection with such NW Stock Tax Basis Schedule. In the event that (i) Parent timely delivers such notice, the amount of the NW Stock Tax Basis shall be determined in accordance with Section 5.23(e) and the NW Stock Tax Basis as so determined shall be deemed to be the Final NW Stock Tax Basis or (ii) Parent does not timely deliver such notice, the NW Stock Tax Basis set forth in the NW Stock Tax Basis Schedule shall be deemed to be the Final NW Stock Tax Basis.

(c) The parties hereto shall, and shall cause their respective representatives to, work together in good faith to develop a Projected Transaction Tax Model that computes the amount of the Transaction Tax and SpinCo Operational Tax, in each case expected to be incurred (the “Initial Tax Model”). The Initial Tax Model shall be computed in accordance with the Company’s past practice with respect to items or Tax positions modeled therein and the Tax treatment set forth in the Preliminary Step Plan, the Amended Step Plan or the Final Step Plan, as applicable. During the last week of each month (or such other time as mutually agreed by the parties), the parties shall review the progress made on the Initial Tax Model and make any changes to the process set forth in this Section 5.23(c) as mutually agreed by the parties. On the date that is 60 days following the Execution Date, the Company shall deliver to Parent the Initial Tax Model as developed in accordance with the process set forth in this Section 5.23(c). Following the receipt by Parent of such Initial Tax Model, and in connection with Parent’s review thereof, the Company and Parent shall (i) cooperate in accordance with Section 5.23(d) and (ii) work together in good faith to develop an amended Projected Transaction Tax Model, which shall reflect (x) the resolution of any dispute with respect to the Initial Tax Model in accordance with Sections 5.23(c) or 5.23(e), (y) any

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

correction of inaccuracies identified in the Initial Tax Model and (z) updated estimates and projections (such amended Projected Transaction Tax Model, the “Amended Tax Model”). The Company shall deliver a draft of the Amended Tax Model to Parent no later than 60 days following the delivery of the Initial Tax Model. Parent shall promptly, and in no event later than 30 days following its receipt of the Amended Tax Model, notify the Company in writing of any dispute in connection with the Amended Tax Model, which dispute the parties hereto shall promptly resolve in accordance with Section 5.23(e). In the event that (i) Parent timely delivers such notice, any disputed item reflected in the Amended Tax Model shall be determined in accordance with Section 5.23(e) or (ii) Parent does not timely deliver such notice, the Amended Tax Model shall be deemed acceptable to Parent (the Amended Tax Model, as finally determined, the “Closing Tax Model”). The Company and Parent shall work together in good faith to update the Closing Tax Model as appropriate in anticipation of the Closing, and any disputes with respect thereto shall be resolved by the Tax Referee in accordance with Section 5.23(e); provided, however, that all such updates must be made, and all such disputes must be resolved, no later than three business days prior to the Closing Date (the “Tax Model Cutoff Date”). The Closing Tax Model, as updated, shall include final estimates of all the items comprising the Transaction Tax (other than the SpinCo Equity Value and any tax basis attributable to the Cash Payment) no later than the Tax Model Cutoff Date and, except with respect to the SpinCo Equity Value and any tax basis attributable to the Cash Payment, shall be the basis upon which the Transaction Tax is calculated.

(d) The Company agrees to (i) furnish Parent, in a timely manner, with any information, documents, work papers (including “dynamic” versions), Tax Returns (including XML files) and other materials as Parent may reasonably request for purposes of calculating the Transaction Tax, verifying any item reflected in a Projected Transaction Tax Model or verifying the NW Stock Tax Basis, including providing Parent with any reasonably requested information or explanations of items or Tax positions reflected in the Initial Tax Model, the Amended Tax Model or the Closing Tax Model, (ii) make its employees, representatives and advisors available during normal business hours to provide explanations of documents, work papers, materials and such other information as may be requested in connection with clause (i) above, and (iii) reasonably cooperate in connection with any such matter.

(e) The parties hereto agree to cooperate and negotiate in good faith to resolve any dispute involving any item reflected in a Projected Transaction Tax Model (a “Tax Dispute”). If any Tax Dispute relates to the proper application of Law, the Company shall be permitted to resolve such dispute with the delivery of, and in accordance with, an opinion, at a “should” level or higher, from Skadden. If the parties hereto are unable to resolve any such Tax Dispute through good faith negotiations or with the delivery of an opinion in accordance with this Section 5.23(e) within 30 days (or such longer period as Parent and the Company shall mutually agree in writing) of the occurrence of such Tax Dispute, Parent and the Company shall promptly submit such Tax Dispute to Deloitte & Touche LLP (the “Tax Referee”). The Tax Referee shall promptly, and in any event within 30 days of the receipt of any Tax Dispute (or sooner as the context may require), make a determination in connection with any such Projected Transaction Tax Model item that is the subject of the Tax Dispute. The parties hereto shall respond promptly to any reasonable request made by the Tax Referee for information, documentation or other relevant materials. The decisions of the Tax Referee shall be final, conclusive and binding. The fees and expenses of the Tax Referee shall be borne equally by Parent and the Company.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(f) Each of the parties hereto shall use its reasonable best efforts to reduce the amount of any Spin Tax.

(g) As used in this Agreement, the following terms have the following meanings:

(i) Transaction Tax.

“Transaction Tax” means the sum of (i) the Spin Tax, (ii) the Closing Date Company Divestiture Tax, (iii) the Unfunded SpinCo Operational Tax and (iv) any Final Company Divestiture Tax Prepayment; provided, however, that the Transaction Tax shall be reduced by any portion of the Transaction Tax (determined without regard to this proviso) that will be imposed on SpinCo or its Subsidiaries on a separate basis following the Closing Date.

(ii) SpinCo Operational Tax.

“SpinCo Operational Tax” means the excess, if any, of the Aggregate Operational Tax over the Retained Business Operational Tax; provided, however, that the SpinCo Operational Tax shall be reduced by any portion of the SpinCo Operational Tax (determined without regard to this proviso) that will be imposed on SpinCo or its Subsidiaries on a separate basis following the Closing Date.

“Aggregate Operational Tax” means the amount of Taxes that would have been imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after January 1, 2018 and ending on the Closing Date assuming that the Transactions had not occurred.

“Retained Business Operational Tax” means the amount of Taxes that would have been imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after January 1, 2018 and ending on the Closing Date assuming that (i) the Transactions had not occurred, (ii) all operations of the SpinCo Business had ceased on the beginning of January 1, 2018 and (iii) any non-Tax cost or expense economically borne by SpinCo in accordance with the Separation Principles was not incurred.

“Unfunded SpinCo Operational Tax” has the meaning set forth in the Separation Principles.

(iii) Spin Tax.

“Spin Tax” means the excess, if any, of (i) the amount of Taxes, based on the SpinCo Enterprise Value, that would have been imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after January 1, 2018 and ending on the Closing Date assuming (A) no Required Divestitures had occurred and (B) the Cash Payment (to the extent made) increases SpinCo’s tax asset basis dollar-for-dollar over (ii) the Aggregate Operational Tax; provided, however, that the Spin Tax shall not include any Hook Stock Tax or Hook Stock Restructuring Tax.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(iv) Company Divestiture Tax.

“Closing Date Company Divestiture Tax” means one-half of the excess, if any, of (i) the amount of Required Pre-Closing Divestiture Tax and Required Post-Closing Divestiture Tax over (ii) $1,500,000,000; provided, however, that the Closing Date Divestiture Tax shall not exceed $1,750,000,000.

“Required Pre-Closing Divestiture Tax” means the excess, if any, of (i) the amount of Taxes imposed on the Company and its Subsidiaries for all taxable periods or portions thereof beginning on or after January 1, 2018 and ending on the Closing Date over (ii) the amount of Taxes that would have been imposed on the Company and its Subsidiaries for all such taxable periods or portions thereof assuming that no Required Divestitures had occurred.

“Required Post-Closing Divestiture Tax” means an amount equal to (a) the gain expected to be recognized by Parent and its Subsidiaries on all Required Divestitures that are expected to occur after Closing other than Post-Closing Consent Decree Divestitures multiplied by (b) the Post-Closing Tax Rate.

“Final Company Divestiture Tax” means one-half of the excess, if any, of (i) the sum of (A) the Required Pre-Closing Divestiture Tax, (B) the Required Post-Closing Divestiture Tax and (C) the Post-Closing Consent Decree Divestiture Tax over (ii) $1,500,000,000; provided, however, that the Final Company Divestiture Tax shall not exceed $1,750,000,000.

“Post-Closing Consent Decree Divestitures” means all Required Divestitures that (a) are not subject to binding contracts that include a fixed price as of the Tax Model Cutoff Date and (b) will occur after the Closing Date pursuant to consent decrees issued by Governmental Entities.

“Post-Closing Consent Decree Divestiture Tax” is an amount equal to (a) the gain recognized by Parent and its Subsidiaries on all Post-Closing Consent Decree Divestitures multiplied by (b) the Post-Closing Tax Rate.

“Post-Closing Tax Rate” means the sum of (i) the Applicable Federal Rate and (ii) the product of (A) one minus the Applicable Federal Rate and (B) the Assumed State Rate.

“Applicable Federal Rate” means the highest marginal U.S. federal income tax rate applicable to corporations in effect, or expected to be in effect, on the date of an applicable Required Divestiture that will, or is expected to, occur after Closing.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Assumed State Rate” means 5%.

(v) Principles and Model.

“Tax Calculation Principles” means the principles set forth in this Section 5.23

“Projected Transaction Tax Model” means a dynamic model that the parties hereto will use to calculate the Transaction Tax (and each component thereof) based on the Final NW Stock Tax Basis and reasonable projections, assumptions and estimates, including with respect to (i) the SpinCo Equity Value, (ii) the Closing Date, (iii) the accrual of income, gain, loss, deductions and credits, (iv) the rates at which the Company and its Subsidiaries would be subject to Tax with respect to the income and gain items taken into account in computing the Transaction Tax, (v) any changes to tax asset basis since the date of this Agreement, (vi) in the case of Required Post-Closing Divestiture Taxes, a good faith estimate of the amount and timing of the proceeds to be recognized in the applicable Required Divestitures, (vii) the gross liabilities of SpinCo as calculated for U.S. federal income tax purposes (including, in the case of any unaccrued liabilities, the estimated amount of such liabilities in accordance with Treasury Regulations Section 1.336-3(d)) and (viii) in the case of taxable periods or portions thereof (A) beginning before January 1, 2018 and ending after January 1, 2018 and (B) beginning on or before the Closing Date and ending after the Closing Date, apportioning items of income, gain, deduction, loss or credit based on a hypothetical closing of the books of the Company and its Subsidiaries on January 1, 2018 and on the Closing Date.

(h) The parties hereto acknowledge and agree that (1) the SpinCo Operational Tax (and each component thereof) and the Transaction Tax (and each component thereof) are each intended to represent a good faith, reasonable estimate of Tax imposed on the Company and its Subsidiaries (and with respect to the Required Post-Closing Divestiture Tax, Parent and its Subsidiaries), as agreed by Parent and the Company in accordance with the Tax Calculation Principles and determined by the Closing Tax Model, (2) the actual amount of any Tax imposed on the Company, Parent and each of their respective Subsidiaries may differ from such estimate and (3) the parties may agree to use certain simplifying assumptions about the amount of income, gain, loss, deduction or credit, and the applicable Tax rate, in the Projected Transaction Tax Model.

Section 5.24. Divestiture Tax Prepayment. If there are Post-Closing Consent Decree Divestitures, the Company shall have the option to prepay all or a portion of the Final Company Divestiture Tax by delivery of a notice to Parent on or before the Tax Model Cutoff Date that sets forth a specified amount not to exceed the excess, if any, of (i) $1,750,000,000 over (ii) the Closing Date Company Divestiture Tax (the amount specified in such notice, the “Final Company Divestiture Tax Prepayment”).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.25. Additional Tax Matters. (a) Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms contained in the Commercial Term Sheets and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. Parent is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles. The representations and warranties set forth in this Section 5.25(a) are made as of the Execution Date.

(b) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact (taking into account the terms of the Commercial Term Sheets and the terms of any other agreements or arrangements as described in the Separation Principles) that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. The Company is making the foregoing representation and warranty after consultation with its Tax counsel and with full knowledge of the terms of this Agreement, the Commercial Term Sheets and the Separation Principles. The representations and warranties set forth in this Section 5.25(a) are made as of the Execution Date.

(c) Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain the opinions set forth in Section 6.02(e) and Section 6.03(c), including by providing the certificates described in Section 6.02(e) and Section 6.03(c).

(d) Each of Parent, the Company and SpinCo shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, including by not taking any action that could reasonably be expected to prevent such qualification. If either party discovers, after the date of this Agreement, any fact that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment, then (i) such party shall, as soon as possible, notify the other party and (ii) the parties shall cooperate in good faith and exercise their reasonable best efforts to effect the Transactions using an alternative structure that would be tax-free to the same extent as would have been the case had the Mergers qualified for the Intended Tax Treatment.

(e) Beginning on the date that is 90 days following the date on which the S-4 Registration Statement becomes effective, and every 90 days thereafter until the date the Mergers are consummated, the Company shall deliver to Parent, and Parent shall deliver to the Company, a certificate, in form and substance reasonably satisfactory to the recipient, stating (i) in the case of the certificate of Parent, that (1) the representation set forth in Section 5.25(a) is true and correct as if made on the date of such certificate and (2) it has consulted with Cravath and Cravath has indicated that is expects to be able to deliver the opinion set forth in Section 6.02(e) and (ii) in the case of the certificate of the Company, that (1) the representation set forth in Section 5.25(b) is true and correct as if made on the date of such certificate and (2) it has consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Skadden has indicated that it expects to be able to deliver the opinion set forth in Section 6.03(c).

(f) The Company shall reasonably consult with Parent regarding any material Tax planning strategies or transactions.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.26. Sky Acquisition. (a) None of Parent or any of its Subsidiaries shall at any time prior to the Wax Effective Time: (i) acquire any interest in shares (as such term is defined in the Takeover Code) in Sky plc; (ii) make an offer for the shares in Sky plc; or (iii) other than in respect of the transactions contemplated by this Agreement, take any action that would, or would reasonably be expected to, require Parent or any of its Subsidiaries to make an offer for Sky plc pursuant to the requirements of the Takeover Code, in each case without the prior written consent of the Company.

(b) In the event that the U.K. Panel on Takeovers and Mergers regards Parent to be acting in concert with the Company in relation to Sky plc, Parent shall not take any action or make any statement which would reasonably be expected to affect the terms, structure or timetable of the Sky Acquisition, or which otherwise would reasonably be expected to result in obligations being imposed on the Company in relation to the Sky Acquisition under the Takeover Code.

ARTICLE VI

Conditions

Section 6.01. Conditions to Each Party’s Obligation to Effect the Mergers and the Company’s Obligation to Effect the Separation and the Distribution. The respective obligation of each party to effect the Mergers and, except with respect to Section 6.01(a), the Company’s obligation to effect the Charter Amendment, the Separation and the Distribution, is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Charter Amendment, Separation and Distribution. The Charter Amendment shall have become effective and the Separation and the Distribution shall have been consummated.

(b) Stockholder Consent. This Agreement and the Distribution Merger Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote, the Charter Amendment shall have been approved by a majority of the outstanding Class B Shares entitled to vote, and the Stock Issuance shall have been approved by holders of shares of Parent Common Stock constituting the Parent Requisite Vote.

(c) Stock Exchange Listings. (i) The shares of Holdco Common Stock issuable pursuant to the Mergers shall have been authorized for listing on the NYSE upon official notice of issuance and (ii) the shares of SpinCo Common Stock issuable to the holders of the Shares pursuant to the Distribution shall have been authorized for listing on the Nasdaq upon official notice of issuance.

(d) Governmental Consents. (i) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated, (ii) if required in connection with the consummation of the Mergers and the issuance of shares of Holdco Stock pursuant to the Mergers, all Governmental Consents of the FCC to transfer control of, or assign, licenses and authorizations pursuant to the Communications Act shall have been obtained and (iii) the Governmental Consents applicable to the consummation of the Mergers set forth on Section 6.01(d) of the Company Disclosure Letter shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i)-(iii) collectively, the “Required Governmental Consents”).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(e) Law; Order. No Governmental Entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transactions.

(f) Registration Statements. The Registration Statements shall have become effective under the Securities Act and the Exchange Act, as applicable. No stop order suspending the effectiveness of either Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(g) Surplus/Solvency Opinion. The Company shall have obtained an opinion in customary form from a nationally recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the Dividend, and as to the solvency of SpinCo and the Company after giving effect to the Dividend and the Distribution.

(h) Transaction Documents. The Transaction Documents (other than those executed on or prior to the date hereof) shall have been entered into in accordance with Section 5.21.

Section 6.02. Conditions to Obligations of Holdco, Parent and Merger Subs. The obligations of Holdco, Parent and the Merger Subs to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02(a), the first sentence of Section 3.02(b) and the fourth sentence of Section 3.02(b) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement, or the Execution Date, as applicable, and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date), (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 3.06 (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 3.03 (Corporate Authority and Approval; Financial Advisor Opinions) and Section 3.12 (Takeover Statutes) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement, or the Execution Date, as applicable, and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct (A) on the date of this Agreement, or the Execution Date, as applicable, and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this Section 6.02(a)(iii) shall be deemed to have been satisfied even if any

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 6.02(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 6.02(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Government Approvals. No Governmental Consents shall have imposed any Restriction, other than Permitted Restrictions.

(d) Hook Stock Legal Comfort.

(i) Parent shall have received the Hook Stock Legal Comfort. Notwithstanding the foregoing:

(A) if the Company undertakes a Hook Stock Elimination in accordance with Section 5.22(e) following Parent’s written request thereto pursuant to Section 5.22(e), then the condition in Section 6.02(d)(i) shall be deemed satisfied for all purposes of this Agreement;

(B) if (1) Parent has received the opinion described in Section 6.02(d)(ii)(B) but not the opinion described in Section 6.02(d)(ii)(A) and (2) the Anticipated Hook Stock Tax is less than or equal to $750,000,000, then the condition in Section 6.02(d)(i) shall be deemed satisfied for all purposes of this Agreement (subject to the indemnity obligations in the Tax Matters Agreement); and

(C) if (1) Parent has received the opinion described in Section 6.02(d)(ii)(B) but not the opinion described in Section 6.02(d)(ii)(A) and (2) the Anticipated Hook Stock Tax is more than $750,000,000, then either (x) Parent may waive the condition in Section 6.02(d)(i) (subject to the indemnity obligations in the Tax Matters Agreement) or (y) the Company may provide written notice to Parent (in reference to this Section 6.02(d)(i)(C)) that the condition in Section 6.02(d)(i) shall be deemed to be inoperative, in which case the condition in Section 6.02(d)(i) shall be deemed satisfied for all purposes of this Agreement (subject to the indemnity obligations in the Tax Matters Agreement).

(ii) For purposes of this Agreement, “Hook Stock Legal Comfort” means all of the following:

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(A) a written opinion of Greenwoods, or an Australian senior barrister of Parent’s choice, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, either (i) confirming that there have been no Australian Tax Law Changes that would cause any of the conclusions expressed in the Signing Date Tax Opinion to change or (ii) in the event that there have been such Australian Tax Law Changes, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Charter Amendment, the Distribution and the Mergers (or any alternative transactions implemented instead of those transactions (the “Alternative Transactions”)) should not result in any Hook Stock Tax under Australian Tax Law; and

(B) a written opinion of Cravath, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Distribution and the Mergers will result in no recognition of gain or loss in respect of the Hook Stock for U.S. federal income tax purposes.

(iii) In rendering the opinions described in clauses (ii)(A) and (ii)(B) above, the Person doing so may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in the certificates of officers of Parent, the Merger Subs, the Company and SpinCo.

(iv) For purposes of this Agreement, “Australian Tax Law” means a Law of an Australian Governmental Entity relating to Tax, including the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) and includes, for the avoidance of doubt, any anti-avoidance rule and the diverted profits tax imposed under the Diverted Profits Tax Act 2017 (Cth).

(v) For purposes of this Agreement, “Anticipated Hook Stock Tax” means an estimate, as reasonably agreed by Parent and the Company, of the anticipated amount of Hook Stock Tax; provided, that if Parent and the Company are unable to agree on the Anticipated Hook Stock Tax, such amount shall be determined by an accounting firm, law firm or senior barrister, in each case that is nationally recognized in Australia, to be agreed upon by the parties within 60 days hereof.

(e) Tax Opinion. Parent shall have received a written opinion of Cravath, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Cravath may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of Parent, the Merger Subs, the Company and SpinCo.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Separation and Distribution and the Wax Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Holdco and the Merger Subs set forth in the first three sentences of Section 4.02(a) (Capital Structure) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement, or the Execution Date, as applicable, and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); (ii) the representations and warranties of Parent, Holdco and the Merger Subs set forth in (x) the first sentence of Section 4.06 (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 4.03 (Corporate Authority; Approval) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement, or the Execution Date, as applicable, and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of Parent, Holdco and the Merger Subs set forth in Article IV shall be true and correct in all respects (A) on the date of this Agreement, or the Execution Date, as applicable, and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.03(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent, Holdco and the Merger Subs are not so true and correct unless the failure of such representations and warranties of Parent, Holdco and the Merger Subs to be so true and correct (read for purposes of this Section 6.03(a)(iii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent, Holdco and the Merger Subs by executive officers of Parent, Holdco and the Merger Subs to the effect that the condition set forth in this Section 6.03(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Subs. Each of Parent, Holdco and the Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent, Holdco and the Merger Subs by executive officers of Parent, Holdco and the Merger Subs to such effect.

(c) Tax Opinion. The Company shall have received a written opinion of Skadden, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Skadden may rely upon customary assumptions and representations reasonably satisfactory to it, including representations set forth in certificates of officers of Parent, the Merger Subs, the Company and SpinCo.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE VII

Termination

Section 7.01. Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Delta Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company or the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

Section 7.02. Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Delta Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Mergers shall not have been consummated by 11:59 p.m. (New York City time) on December 13, 2018 (the “Initial Termination Date”, and as it may be extended below, the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company or the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b); provided that if on such date any of the Required Governmental Consents shall not have been obtained and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place), the Initial Termination Date may be extended by either Parent or the Company to 11:59 p.m. (New York City time) on June 13, 2019 (the “First Extended Termination Date”); provided, further, that if on such extended date any of the Required Governmental Consents shall not have been obtained and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing provided that such conditions were then capable of being satisfied if the Closing had taken place), the First Extended Termination Date may be extended by either Parent or the Company to 11:59 p.m. (New York City time) on December 13, 2019 (the “Second Extended Termination Date”); provided, further, that if the condition set forth in Section 6.01(e) is not satisfied as of the applicable Termination Date because a Governmental Entity of a competent jurisdiction (other than those Governmental Entities set forth on Section 6.01(d) of the Company Disclosure Letter) shall have enacted, issued, promulgated, enforced or entered any Order that is not final and non-appealable (and all of the other conditions set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place), then the Initial Termination Date, the First Extended Termination Date or the Second Extended Termination Date, as applicable, shall be extended until the earliest of (i) six months after the applicable Termination Date , (ii) two business days following such earlier date on which the Mergers are required to occur and (iii) the date such Order becomes final and non-appealable.

(b) the adoption of this Agreement by the stockholders of the Company referred to in Section 6.01(b) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken;

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(c) the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the approval of the Stock Issuance was taken; or

(d) any Law or Order enacted, issued, promulgated, enforced or entered by a Governmental Entity of a competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company or the approval of the Stock Issuance by the stockholders of Parent referred to in Section 6.01(b);

provided that the right to terminate this Agreement pursuant to Section 7.02(a) or Section 7.02(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Mergers to be consummated.

Section 7.03. Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Delta Effective Time by action of the Board of Directors of the Company if:

(a) the Board of Directors of Parent shall have made a Parent Change in Recommendation; provided, however, that the Company will not have the right to terminate this Agreement pursuant to this Section 7.03(a) if the Parent Requisite Vote has been obtained; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by Parent, Holdco or the Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.03(a) or 6.03(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following written notice to Parent from the Company of such breach or failure by the earlier of (x) the 30th day following such written notice and (y) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03 if the Company is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in a manner such that the conditions set forth in Sections 6.02(a) or 6.02(b) would not be satisfied (unless capable of being cured within 30 days).

(c) at any time prior to the Company Requisite Vote being obtained, (i) if the Board of Directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.02, to enter into an Alternative Company Acquisition Agreement with respect to a Company Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.02, enters into an Alternative Company Acquisition Agreement providing for a Company Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.05(b).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7.04. Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Delta Effective Time by action of the Board of Directors of Parent if:

(a) the Board of Directors of the Company shall have made a Company Change in Recommendation; provided, however, that Parent will not have the right to terminate this Agreement pursuant to this Section 7.04(a) if the Company Requisite Vote has been obtained; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured following notice to the Company from Parent of such breach or failure by the earlier of (x) the 30th day following such notice and (y) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if Parent is then in breach of any of its representations, warranties, covenants or agreements under this Agreement in a manner such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied (unless capable of being cured within 30 days).

(c) at any time prior to the Parent Requisite Vote being obtained, (i) if the Board of Directors of Parent authorizes Parent, to the extent permitted by and subject to complying with the terms of Section 5.03, to enter into an Alternative Parent Acquisition Agreement with respect to a Parent Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, Parent, subject to complying with the terms of Section 5.03, enters into an Alternative Parent Acquisition Agreement providing for a Parent Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, Parent pays to the Company in immediately available funds any fees required to be paid pursuant to Section 7.05(c).

Section 7.05. Effect of Termination and Abandonment. (a) In the event this Agreement is terminated pursuant to this Article VII, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 7.05 and as set forth in Section 8.01, shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve (i) the Company from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 7.05(b) or (ii) Parent from any obligation to pay, if applicable, the Parent Termination Fee or the Parent Regulatory Termination Fee pursuant to Section 7.05(c); provided, further, that if (x) such termination resulted, directly or indirectly, from an Intentional Breach or (y) an Intentional Breach shall cause the Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages (including Derivative Damages), costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such breach.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) If this Agreement is terminated (x) by Parent pursuant to Section 7.04(a) (Company Change in Recommendation), (y) by the Company or Parent pursuant to Section 7.02(b) (Company Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 7.04(a) (Company Change in Recommendation) or (z) by the Company pursuant to Section 7.03(c) (Termination for Superior Company Proposal), then the Company shall, within two business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by Parent, or concurrently with such termination in the case of clause (z) or in the case of clause (y) with respect to a termination by the Company, pay Parent a fee equal to $1,525,000,000 (the “Company Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.02(a) (Termination Date) or 7.02(b) (Company Stockholder Vote) or (B) by Parent pursuant to Section 7.04(b) (Company Breach) in respect of any covenant of the Company, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Acquisition Proposal or, in the case of termination by Parent pursuant to Section 7.04(b) (Company Breach), a Company Acquisition Proposal shall have been made publicly or privately to the Board of Directors of the Company, (iii) in the case of a termination pursuant to Section 7.02(a) (Termination Date), the conditions set forth in Sections 6.01(d) (Governmental Consents), 6.01(e) (Law; Order) and 6.02(c) (Government Approvals) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 7.05(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(d), except that the references to “20% or more” shall be deemed to be references to “more than 50%” and references to “(using the consolidated total assets of the Retained Business as the denominator for purposes of calculating such percentage)” shall be deemed to be deleted. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) If this Agreement is terminated (x) by the Company pursuant to Section 7.03(a) (Parent Change in Recommendation), (y) by Parent or the Company pursuant to Section 7.02(c) (Parent Stockholder Vote) at a time when the Company had the right to terminate pursuant to Section 7.03(a) (Parent Change in Recommendation) or (z) by Parent pursuant to Section 7.04(c) (Termination for Superior Parent Proposal), then Parent shall, within two business days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by the Company, or concurrently with such termination in the case of clause (z) or clause (y) with respect to a termination by Parent, pay the Company a fee equal to $1,525,000,000 (the “Parent Termination Fee”). In addition, if (i) this Agreement is terminated (A) by the Company or Parent pursuant to

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7.02(a) (Termination Date) or Section 7.02(c) (Parent Stockholder Vote) or (B) by the Company pursuant to Section 7.03(b) (Parent Breach) in respect of any covenant of Parent or a Merger Sub, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Parent Acquisition Proposal shall have been publicly made to Parent or any of its Subsidiaries or shall have been made directly to Parent’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Parent Acquisition Proposal or, in the case of termination by the Company pursuant to Section 7.03(b) (Parent Breach), a Parent Acquisition Proposal shall have been made publicly or privately to the Board of Directors of Parent, (iii) in the case of a termination pursuant to Section 7.02(a) (Termination Date), the conditions set forth in Section 6.01(d) (Governmental Consents), Section 6.01(e) (Law; Order) and Section 6.02(c) (Government Approvals) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 7.05(c), Parent consummates a Parent Acquisition Proposal or enters into an agreement contemplating a Parent Acquisition Proposal, then Parent shall pay the Parent Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 7.05(c), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 5.03(d), except that (1) the references to “20% or more” shall be deemed to be references to “more than 50%” and (2) “Parent Acquisition Proposal” shall be read without giving effect to clause (i)(2) or (ii)(2) thereof. If this Agreement is terminated by the Company or Parent (i) pursuant to Section 7.02(d) (Law; Final and Non-Appealable Order) as the result of any applicable Antitrust Law, Communications Law or Foreign Regulatory Law or an Order imposed by a Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws, Communications Laws or Foreign Regulatory Laws (each, a “Governmental Regulatory Entity”) with respect to an Antitrust Law, Communications Law or Foreign Regulatory Law or (ii) pursuant to Section 7.02(a) (Termination Date) and, at the time of such termination, one or more of the conditions set forth in Section 6.01(d) or Section 6.01(e) (as the result of any applicable Antitrust Law, Communications Law or Foreign Regulatory Law or an Order imposed by a Governmental Regulatory Entity with respect to an Antitrust Law, Communications Law or Foreign Regulatory Law) or Section 6.02(c) was not satisfied and, in the case of each of (i) or (ii), at the time of such termination (A) all of the other conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately contributed to the imposition of the Order referred to in clause (i) or the failure of the conditions referred to in clause (ii) above, as applicable, then Parent shall, within two business days after such termination, pay the Company a fee equal to $2,500,000,000 (the “Parent Regulatory Termination Fee”). In no event shall Parent be required to pay (I) the Parent Termination Fee on more than one occasion or (II) both the Parent Termination Fee and the Parent Regulatory Termination Fee. Notwithstanding anything to the contrary in this Section 7.05(c), if the Parent Termination Fee becomes payable at a time when Parent is in breach of its obligations pursuant to Section 5.06 such that the Company would have the right to terminate this Agreement pursuant to Section 7.03(b), Parent shall instead pay the Company the Parent Regulatory Termination Fee (or, if Parent has already paid the Parent Termination Fee, an amount equal to the Parent Regulatory Termination Fee minus the Parent Termination Fee).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) Each party acknowledges that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the Company Termination Fee, if any, or if Parent fails to pay promptly the Parent Termination Fee or the Parent Regulatory Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(e) Sole and Exclusive Monetary Remedy.

(i) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.14, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 7.05(b), under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of Parent, Holdco and the Merger Subs against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 5.07, 5.11, 5.16, 5.22(a) or 5.24 except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by the Company or such Intentional Breach by the Company shall cause the Closing not to occur as provided under Section 7.05(a), Parent shall be entitled to the payment of the Company Termination Fee (to the extent owed pursuant to Section 7.05(b)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Company Termination Fee previously paid by the Company).

(ii) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.14, the Company’s right to receive payment from Parent of the Parent Termination Fee or Parent Regulatory Termination Fee pursuant to Section 7.05(c), under circumstances in which such fee is payable in accordance with this Agreement, shall constitute the sole and exclusive monetary remedy of the Company and its stockholders against Parent and its Subsidiaries (including Holdco and the Merger Subs) and any of their respective former, current or future general or limited partners,

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 5.07, 5.11, 5.16, 5.22(a) or 5.22(f), except that to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Parent, Holdco or any Merger Sub or such Intentional Breach by Parent, Holdco or any Merger Sub shall cause the Closing not to occur as provided under Section 7.05(a), the Company shall be entitled to the payment of the Parent Termination Fee or Parent Regulatory Termination Fee (to the extent owed pursuant to Section 7.05(c)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Parent Termination Fee or Parent Regulatory Termination Fee paid by Parent).

(iii) Notwithstanding anything herein to the contrary, the Company and its Representatives hereby waive any and all rights and claims against the Financing Source Related Parties in connection with this Agreement or the Financing, whether at law or in equity, in contract, in tort or otherwise; provided, that the foregoing waiver and release shall not apply to any rights, claims or causes of action that the Company or any of its Affiliates or their respective Representatives may have against any Financing Source Related Party for breach of any non-reliance, confidentiality or nondisclosure agreement or any other written agreement that any Financing Source Related Party may have entered into with the Company or its Affiliates or their respective Representatives.

ARTICLE VIII

Miscellaneous and General

Section 8.01. Survival. This Article VIII and the agreements of Parent, Holdco and the Merger Subs contained in Article II and Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. This Article VIII (other than Section 8.02 (Modification or Amendment), Section 8.03 (Waiver) and Section 8.13 (Assignment)) and the agreements of the Company, Parent, Holdco and the Merger Subs contained in Section 5.07(b) (Access, Consultation), Section 5.11 (Expenses), Section 5.16(h) (Company Financing Indemnification), Section 5.16(n) (Parent Financing Indemnification), Section 7.05 (Effect of Termination and Abandonment), the indemnification obligation set forth in Section 5.22(f) (Hook Stock) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Mergers or the termination of this Agreement. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Delta Effective Time.

Section 8.02. Modification or Amendment. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Delta Effective Time, this Agreement (including any Schedule hereto) may only be amended, modified or supplemented in a writing signed on behalf of each of Parent and the Company.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 8.03. Waiver. (a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waiver pursuant to this Section 8.03 shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 8.04. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 8.05. Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Except as contemplated in Section 5.21, Section 5.23 or Section 8.05(c), in any action or proceeding between the parties arising out of or relating to this Agreement or any of the Transactions, each of the parties hereby (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 8.06 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

(c) Each of the parties hereto (i) agrees that (x) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or any description, whether in law or in equity, whether in contract or tort or otherwise, against the Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Financing, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (y) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Source Related Parties in any way relating to this Agreement, shall be exclusively governed by, and constructed in accordance with, the internal laws of the State of New York and (z) the provisions of Section 8.05(b) relating to the waiver of jury trial shall apply to any such Proceedings, (ii) submits for itself and its property with respect to any such action, cause of action, claim, cross-claim or third party claim described in clause (i)(x) to the exclusive jurisdiction of any court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (iii) hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action cause of action, claim, cross-claim or third party claim described in clause (i)(x) in any such court and (iv) agrees that a final judgment in any such action, cause of action, claim, cross claim or third-party claim described in clause (i)(x) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.06. Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

(a) if to Parent, Holdco or the Merger Subs

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Walt Disney Company

500 South Buena Vista Street

Burbank, CA 91521

Attention:        Chairman of Direct-to-Consumer International

                          Associate General Counsel

Email:              kevin.mayer@disney.com

                          james.kapenstein@disney.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:          Faiza J. Saeed, Esq.

                                   George F. Schoen, Esq.

Email:               fsaeed@cravath.com

                          gschoen@cravath.com

(b) if to the Company

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY

Attention:                 General Counsel

Email:                       gzweifach@21cf.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates

4 Times Square

New York, NY 10036

Attention:              Howard L. Ellin, Esq.

                               Brandon Van Dyke, Esq.

Email:                     howard.ellin@skadden.com

                               brandon.vandyke@skadden.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.07. Entire Agreement. This Agreement, including the Annexes and Exhibits attached hereto, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 8.08. No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) (which shall be enforceable by the Indemnified Parties), (b) from and after the Wax Effective Time, the right of the Company’s stockholders to receive the Wax Merger Consideration after the Wax Effective Time, (c) from and after the Wax Effective Time, the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 2.08 after the Wax Effective Time, (d) the right of the Company, on behalf of the holders of the Shares and the holders of awards under the Company Stock Plans, as applicable, to pursue damages (including damages for their loss of economic benefits from the transactions contemplated by this Agreement) (“Derivative Damages”) in the event of Parent’s, Holdco’s, Delta Sub’s or Wax Sub’s breach of this Agreement, which right is hereby acknowledged and agreed by Parent, Holdco and each Merger Sub (provided that this clause is not intended, and under no circumstances shall be deemed, to create any right of the holders of the Shares or the holders of awards under the Company Stock Plans to bring an action against Parent, Delta Sub or Wax Sub pursuant to this Agreement or otherwise), (e) as provided in Section 5.16 (Financing) (which shall be enforceable by the Section 5.16 Indemnitees), (f) as provided in Section 5.22(f) (Hook Stock) (which shall be enforceable by the Hook Stock Indemnitees), and (g) the Financing Source Related Parties who shall be express third party beneficiaries of, and shall be entitled to rely on Sections 7.05(e)(iii), 8.05(c) and this Section 8.08. Notwithstanding anything to the contrary contained herein, Sections 7.05(e)(iii), 8.05(c) and this Section 8.08 (and any provision in this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.05(e)(iii), 8.05(c) and this Section 8.08) may not be modified, waived or terminated in a manner that is adverse to a Financing Source Related Party without the prior written consent of such adversely affected Financing Source Related Party.

Section 8.09. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and, after the Delta Effective Time on the part of the Delta Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Wax Effective Time, on the part of the Wax Surviving Company to cause such Subsidiary to take such action.

Section 8.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 8.11. Definitions. For purposes of this Agreement:

“Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Affiliation Agreements” means affiliation, distribution Contracts (including multiplatform video distribution Contracts) for the distribution of multichannel video programming services with a video programming distributor, including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a streaming or “over the top” multichannel video programming service provider, in each case, for the distribution of such programming services, and any correspondence or writings amending the foregoing.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Australian Private Rulings” means (i) a private ruling issued by the Australian Taxation Office, in effect on the Closing Date, confirming that the Charter Amendment and the Distribution or any Alternative Transactions will not result in any Hook Stock Tax under Australian Tax Law and (ii) a private ruling issued by the Australian Taxation Office, in effect on the Closing Date, confirming that no Hook Stock Tax will arise under Australian Tax Law in respect of the Mergers.

“Australian Tax Law Changes” means any commencement or introduction of, amendment to or change in, or any judicial or administrative decision, ruling or guidance interpreting, clarifying or changing the administration of, any Australian Tax Law or Order relating to Australian Tax Law, which occurs on or after the Execution Date.

“Average Parent Stock Price” means the VWAP of a share of Parent Common Stock on the NYSE over the 15 consecutive Trading Day period ending on (and including) the Trading Day that is three Trading Days prior to the date of the Delta Effective Time.

“Bridge Facility” means that certain Bridge Credit Agreement, dated as of December 15, 2016, among 21st Century Fox America, Inc., as borrower, the Company, as parent guarantor, the lenders party thereto, Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch and J.P. Morgan Europe Limited, as co-administrative agents, and J.P. Morgan Europe Limited, as designated agent.

“business day” means any day of the year other than (a) a Saturday or a Sunday or (b) a day on which banks are required or authorized by Law to be closed in New York City.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Commercial Agreements” means definitive agreements prepared pursuant to Section 5.21 memorializing the terms contained in the Commercial Term Sheets.

“Commercial Term Sheets” means the term sheets attached hereto as Exhibit III setting forth the principal terms in accordance with which the Commercial Agreements shall be prepared pursuant to Section 5.21.

“Committed Financing Sources” means the entities that have committed to provide or otherwise entered into agreements with respect to the Committed Financing and their respective Affiliates.

“Company Deferred Stock Units” means an award of Company deferred stock units held by the Company’s non-employee directors.

“Company Equity Award” means each Company Deferred Stock Unit, each Company Restricted Stock Unit and each Company Performance Stock Unit.

“Company Indentures” means the Indenture, dated as of January 28, 1993, by and among 21st Century Fox America, Inc., as issuer, the guarantors named therein and U.S. Bank National Association, as trustee, as supplemented from time to time; the Amended and Restated Indenture, dated as of March 24, 1993, by and among 21st Century Fox America, Inc., as issuer, the guarantors named therein and The Bank of New York, as trustee, as supplemented from time to time; and the Indenture, dated as of August 25, 2009, as amended and restated on February 16, 2011, by and among 21st Century Fox America, Inc., as issuer, the guarantor named therein and The Bank of New York Mellon, as trustee, as supplemented from time to time; and any other indenture or similar agreement entered into by the Company or 21st Century Fox America, Inc. following the execution of this Agreement and on or prior to the Closing Date governing notes, debentures or other debt securities issued in a capital markets debt financing.

“Company Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of the Company and its Subsidiaries to consummate the Transactions, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Retained Business, taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Retained Business operates, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Retained Business operates, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Retained Business to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on Nasdaq,

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, including the Permitted Restrictions, (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Company Material Adverse Effect” in Section 3.04), (11) any failure of a Sky Acquisition to be consummated or any other failure of the Company to acquire any shares of Sky plc or any actions taken by the Company to comply with a remedy imposed by, or reasonably expected to be imposed by, a Governmental Entity, by order, consent decree, hold separate order, trust or otherwise with respect to a Sky Acquisition (any such event, a “Sky Event”); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a materially disproportionate adverse effect on the Retained Business, taken as a whole, relative to other participants in the industries in which the Retained Business operates, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Adjustment Value” means the excess of the Company Pre-Distribution Market Capitalization over the When-Issued Spinco Market Capitalization.

“Company Pre-Distribution Market Capitalization” means the sum of (i) the product of (A) the VWAP of a share of Class A Common Stock (based on regular-way trading) over the Distribution Adjustment Valuation Period and (B) the average number of shares of Class A Common Stock determined on a fully diluted basis over the Distribution Adjustment Valuation Period, and (ii) the product of (x) the VWAP of a share of Class B Common Stock (based on regular-way trading) over the Distribution Adjustment Valuation Period and (y) the average number of shares of Class B Common Stock determined on a fully diluted basis over the Distribution Adjustment Valuation Period. All Hook Stock will be ignored for purposes of this definition.

“Company Overview Presentation” means the Company Overview of the Company, dated October 2017, which has been provided to Parent prior to the date of this Agreement.

“Company Performance Stock Units” means an award of performance stock units in respect of shares of Class A Common Stock, the vesting of which is conditioned in whole or part on the satisfaction of performance criteria.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Company Restricted Stock Units” means an award of restricted stock units in respect of shares of Class A Common Stock (other than any such units held by the Company’s non-employee directors), the vesting of which is conditioned solely on the passage of time.

“Company Stock Plans” means the Company’s 2013 Long-Term Incentive Plan (the “2013 Company Stock Plan”) and the News Corporation 2005 Long-Term Incentive Plan, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 1, 2017, between the Company and Parent.

“Cooperation Agreement” means the Cooperation Agreement dated December 15, 2016 by and between the Company and Sky plc (as it may be amended from time to time in accordance with this Agreement).

“Distribution Adjustment Multiple” means the quotient of (i) the Company Pre-Distribution Market Capitalization, divided by (ii) the Company Adjustment Value.

“Distribution Adjustment Valuation Period” means the five-day trading period ending on and including the trading day immediately prior to the date of the Distribution (or, if the SpinCo Common Stock trades (on a when-issued basis) for fewer than five days before the date of the Distribution, the entire period during which the SpinCo Common Stock trades prior to the date of the Distribution).

“Distribution Merger Sub” means 21CF Distribution Merger Sub, Inc., or any other Subsidiary of the Company designated by the Company in accordance with Section 5.5 of the Distribution Merger Agreement.

“Environmental Law” means any Law or Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“Exploitation” (including, with correlative meaning, the term “Exploit”) means the release, exhibition, performance, projection, broadcast, telecast, transmission, promotion, publicizing, advertisement, rental, lease, licensing, sublicensing, sale, transfer, disposition, distribution, sub-distribution, commercializing, merchandising, creation, development, production, marketing, use, exercise, trading in, turning to account, dealing with and in and otherwise exploiting in any form and any and all media now known or hereafter devised of any asset or portions thereof, or any rights therein or relating thereto, including the right to develop, produce and distribute subsequent and/or derivative productions based thereon.

“Export and Sanctions Regulations” means the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Financing Source Related Parties” means the Committed Financing Sources and their respective Affiliates and Representatives.

“GAAP” means U.S. generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Consents” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Delta Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of any Transaction Document and the consummation of the Transactions.

“Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls or radioactive materials.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; provided that “Indebtedness” shall not include any profit participation rights, film or television financing partnerships, contractual arrangements for film or television financing or Programming Liabilities.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including rights in (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (“Trademarks”); (B) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (C) trade secrets and related confidential and proprietary know-how (including all confidential and proprietary ideas, concepts, research and development, plans, proposals and processes), schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists, supplier lists and all other confidential information and proprietary information (“Trade Secrets”); (D) published and unpublished copyrightable works of authorship in any media (including software, source code, object code, algorithms, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); and (E) all derivative, compilation and ancillary rights of every kind, related to Copyrights; and (F) moral rights, rights of publicity and rights of privacy. For the avoidance of doubt, the term “Intellectual Property”, when used with respect to the Company or any of its Subsidiaries, includes all such rights of the Company and its Subsidiaries in and to the Programs and Library Tangible Assets.

“Key Affiliation Agreements” means the Affiliation Agreements of the Company and its Subsidiaries with the greatest total domestic annual revenue attributable to Retained Business channels which, in the aggregate, account for more than 80% of the total domestic annual revenue attributable to Retained Business channels, in each case measured by fiscal year 2018 revenue.

“Knowledge of the Company” means the actual knowledge of the individuals identified on Section 8.11(i) of the Company Disclosure Letter.

“Knowledge of Parent” means the actual knowledge of the individuals identified on Section 8.11 of the Parent Disclosure Letter.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Library Pictures” means any and all completed audio, visual and/or audiovisual works which the Company or any of its Subsidiaries Exploits or has the right to Exploit, including any motion pictures, films, movies-of-the-week, television programs, shows, series, mini-series, episodes, pilots, specials, documentaries, cartoons, compilations, promotional films, clips, trailers and shorts and any other programs or audio-visual works, whether animated, live action or both, in any form or any medium, whether now known or hereafter developed (including theatrical, videocassette, videodisc and other home video, network, free, cable, pay, satellite, syndication, and/or any other television medium, pay-per-view, video-on-demand, advertising-supported-video-on-demand, subscription on-demand, subscription video-on-demand, electronic sell through, Internet, mobile device and other new media), in each case whether recorded digitally, on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed.

“Library Tangible Assets” means all physical properties of, or relating to, any Program, including prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promotions and other advertising, marketing and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including any of the foregoing in the possession, custody or control of the Company or any of its Subsidiaries, or in the possession of their respective assigns or any film laboratories, storage facilities or other Persons.

“Maximum Cash Amount” means (a) if the Equity Adjustment Amount is zero or a negative number, $35,700,000,000.00 or (b) if the Equity Adjustment Amount is a positive number, the sum of (i) $35,700,000,000.00 plus (ii) fifty percent (50.0%) multiplied by the Equity Adjustment Amount.

“Nasdaq” means The Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Parent Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of Parent, Holdco or the Merger Subs to consummate the Transactions, or (B) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Parent and its Subsidiaries (excluding, after the Wax Effective Time, the Wax Surviving Company), taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Parent Common Stock, or a change in the

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

trading volume of such shares, on the NYSE, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by, or the failure to take any specific action expressly prohibited by, the Transaction Documents, including the Permitted Restrictions or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Parent Material Adverse Effect” in Section 4.04); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with other information to identify, contact or locate an individual).

“Programming Liabilities” means all obligations incurred in the ordinary course of business consistent with past practice to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise Exploit print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for Exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created, other than any such obligations for borrowed money or guarantees of borrowed money.

“Programs” means any and all Library Pictures, Works in Progress and Unproduced Properties of the Company or any of its Subsidiaries.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Required Financial Information” means (a) (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date (other than the fourth fiscal quarter) and the corresponding period of the prior fiscal year (which quarterly financial statements shall have been reviewed by the Company’s independent accountants as provided in AS 4105 (formerly SAS100)); and (b) (x) unaudited pro forma consolidated income statements of the Retained Business for each of (A) the fiscal years of the Retained Business for which audited consolidated financial statements of the Company and its Subsidiaries are provided pursuant to clause (a)(i) above and (B) any interim period reasonably necessary to permit Parent or Holdco to prepare a pro forma consolidated statement of income for any interim period to the extent required by Regulation S-X under the Securities Act to be presented in a Parent or Holdco registration statement filed with the SEC and (y) the unaudited pro forma consolidated balance sheet of the Retained Business (A) as of the date of the most recent consolidated balance sheet of the Company and its Subsidiaries provided pursuant to clause (a) above and (B) as of any date reasonably necessary to permit Parent or Holdco to prepare a pro forma consolidated balance sheet for any date to the extent required by Regulation S-X under the Securities Act to be presented in a Parent or Holdco registration statement filed with the SEC.

“Retained Business” means the Company and its Subsidiaries and the respective businesses thereof, other than the SpinCo Business.

“Retained Subsidiaries” means the Subsidiaries of the Company, other than SpinCo and the SpinCo Subsidiaries.

“Revolving Facility” means that certain Amended and Restated Credit Agreement, dated as of May 21, 2015, among 21st Century Fox America, Inc., as borrower, the Company, as parent guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A. and Citibank, N.A., as co-administrative agents, and JPMorgan Chase Bank, N.A., as designated agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2016, among 21st Century Fox America, Inc., as borrower, the Company, as parent guarantor, and the lenders party thereto.

“Secretary of State Undertakings” means the undertakings offered by 21st Century Fox, Inc. and The Walt Disney Company pursuant to para. 9 of Schedule 2 of Enterprise Act (Protection of Legitimate Interests) Order 2003, as published on June 19, 2018.

“Separation” has the meaning set forth in the Separation Principles.

“Significant Subsidiary” means any Subsidiary of a Person that constitutes a “significant subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Signing Date Tax Opinion” means a written opinion of Greenwoods, delivered to Parent and dated as of the Execution Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Charter Amendment, the Distribution and the Mergers should not result in any Hook Stock Tax under Australian Tax Law.

“Sky Acquisition” means any proposed or actual acquisition of additional shares in Sky plc by the Company or any of its Subsidiaries, and any agreement or offer related to the foregoing, including the Company’s proposed acquisition of the fully diluted share capital of Sky plc which the Company does not already own, whether through a scheme of arrangement, offer or otherwise.

“SpinCo” means a wholly owned Subsidiary of the Company, to be formed as a Delaware corporation prior to the Separation.

“SpinCo Business” has the meaning set forth in the Separation Principles.

“SpinCo Class A Common Stock” means the Class A shares of common stock of SpinCo.

“SpinCo Class B Common Stock” means the Class B shares of common stock of SpinCo.

“SpinCo Common Stock” means the SpinCo Class A Common Stock and the SpinCo Class B Common Stock.

“SpinCo Enterprise Value” means the sum of (i) the SpinCo Equity Value and (ii) the gross liabilities of SpinCo determined pursuant to the Closing Tax Model, as agreed by Parent and the Company in accordance with the Tax Calculation Principles.

“SpinCo Equity Value” means the sum of (i) the product of (A) the VWAP of a share of SpinCo Class A Common Stock on the day of the Distribution and (B) the total number of shares of SpinCo Class A Common Stock issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis and (ii) the product of (A) the VWAP of a share of SpinCo Class B Common Stock on the day of the Distribution and (B) the total number of shares of SpinCo Class B Common Stock issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis.

“SpinCo Subsidiaries” has the meaning set forth in the Separation Principles.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (notwithstanding anything to the contrary contained herein, none of Sky plc nor any of its Subsidiaries shall be considered a Subsidiary of the Company for purposes of this Agreement).

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“Takeover Code” means the UK City Code on Takeovers and Mergers.

“Tax” means all forms of taxation or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, together with any related interest, penalties or additions.

“Tax Matters Agreement” means the tax matters agreement, to be entered into between the Company and SpinCo in connection with the Distribution, prepared in accordance with the Tax Matters Agreement Principles.

“Tax Matters Agreement Principles” means the principles set forth on Exhibit II hereto.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) with respect to Taxes required or permitted to be supplied to any Governmental Entity.

“Trading Day” means (a) with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE and (b) with respect to SpinCo Common Stock, a day on which shares of SpinCo Common Stock are traded on Nasdaq.

“Transaction Documents” means this Agreement, the Separation Agreement, the Tax Matters Agreement, the Commercial Agreements and the Confidentiality Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Separation, the Distribution and the Mergers.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Unproduced Properties” means those visual, literary, dramatic, musical or other materials in which the Company or any of its Subsidiaries Exploits or has the right to Exploit and for which development has not been abandoned as of the date hereof (A) upon which principal photography has not yet commenced on or prior to the date hereof and (B) which if produced and completed would otherwise constitute Library Pictures.

“VWAP” means the volume weighted average trading price of a publicly-traded share of equity interests in a Person as reported by Bloomberg, L.P. (which VWAP, if calculated for a multi-day period, shall be based on all trades during the primary trading session from 9:30 a.m., New York City time, to the time of the closing print on the primary exchange of that Person but in no case later than 4:10 p.m. New York City time for such period, and not an average of daily averages) or, if not reported therein, in another authoritative source mutually selected by Parent and the Company.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

“When-Issued SpinCo Market Capitalization” means the sum of (i) the product of (A) the VWAP of a share of SpinCo Class A Common Stock (based on when-issued trading) over the Distribution Adjustment Valuation Period and (B) the total number of shares of SpinCo Class A Common Stock to be issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis and (ii) the product of (x) the VWAP of a share of SpinCo Class B Common Stock (based on when-issued trading) over the Distribution Adjustment Valuation Period and (y) the total number of shares of SpinCo Class B Common Stock to be issued in the Distribution, as adjusted so that such number is determined on a fully diluted basis.

“Works in Progress” means all literary, dramatic, audio, visual and/or audiovisual works of any kind or character which the Company or any of its Subsidiaries Exploits or has the right to Exploit, and (A) which have been greenlighted or which are in current production or post-production and have not been abandoned, and (B) which are not complete and which, if completed, would otherwise constitute Library Pictures.

“YES Facility” means that certain Credit Agreement, dated as of November 18, 2014, among Yankees Entertainment and Sports Network, LLC, as the borrower, the guarantors party thereto, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent and collateral agent.

Section 8.12. Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, the word “from” means “from and including”. The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) (i) All references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Article III and Article IV are made by the Company or Parent shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article III and Article IV shall refer to the Original Merger Agreement, in each case of clauses (i), (ii) and (iii) unless expressly indicated otherwise in this Agreement.

Section 8.13. Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided that Parent may designate, prior to the Delta Effective Time, by written notice to the Company, (a) another Subsidiary all of the common equity of and voting interest in which are owned directly or indirectly by Holdco to be a party to the Wax Merger in lieu of Wax Sub or (b) another Subsidiary all of the common equity of and voting interest in which are owned directly or indirectly by Holdco to be a party to the Delta Merger in lieu of Delta Sub, in which case of clause (a) or (b), all references herein to Wax Sub or Delta Sub, as applicable, shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Wax Sub or Delta Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Wax Sub or Delta Sub (other than the representations and warranties set forth in Section 4.02(b)) as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

Section 8.14. Specific Performance. (a) The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties accordingly agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 8.05 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(b) To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 business days, or (ii) such other time period established by the court presiding over such Proceeding.

[signature page follows]

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Twenty-First Century Fox, Inc.,

by	/s/ John P. Nallen
Name: John P. Nallen
Title: Senior Executive Vice President and Chief Financial Officer

The Walt Disney Company,

by	/s/ Robert A. Iger
Name: Robert A. Iger
Title: Chairman and Chief Executive Officer

TWDC Holdco 613 Corp.,

by	/s/ Kevin Mayer
Name: Kevin Mayer
Title: President

WDC Merger Enterprises I, Inc.,

by	/s/ James Kapenstein
Name: James Kapenstein
Title: Senior Vice President

WDC Merger Enterprises II, Inc.,

by	/s/ James Kapenstein
Name: James Kapenstein
Title: Senior Vice President

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

ANNEX A

INDEX OF DEFINED TERMS

Term	Section

2013 Company Stock Plan	8.11
Additional Contract	3.11(b)
Affiliate	8.11
Affiliation Agreements	8.11
Aggregate Operational Tax	5.23(f)(ii)
Agreement	Preamble
Alternate Financing	5.16(f)
Alternative Company Acquisition Agreement	5.02(e)
Alternative Parent Acquisition Agreement	5.03(e)
Alternative Transactions	6.02(d)(ii)(A)
Amended Tax Model	5.23(b)
Anticipated Hook Stock Tax	6.02(d)(v)
Antitrust Laws	8.11
Applicable Date	3.05(a)
Applicable Federal Rate	5.23(f)(iv)
Assumed State Rate	5.23(f)(iv)
Australian Private Rulings	8.11
Australian Tax Law	6.02(d)(iv)
Average Parent Stock Price	8.11
Bankruptcy and Equity Exception	3.03
Base Exchange Ratio	2.02(b)(iii)
Bridge Facility	8.11
business day	8.11
Cash Election Shares	2.02(b)(i)
Cash Payment	2.01(e)
Certificates of Merger	1.03
Charter Amendment	Recitals
Charter Amendment Stockholder Approval	Recitals
Class A Common Stock	2.02(b)(i)
Class A Share	2.02(b)(i)
Class B Common Stock	2.02(b)(i)
Class B Share	2.02(b)(i)
Closing	1.02
Closing Date	1.02
Closing Date Company Divestiture Tax	5.23(f)(iv)
Closing Tax Model	5.23(b)
Code	Recitals
Commercial Agreements	8.11
Commercial Term Sheets	8.11
Commitment Letter	4.12

Annex A-1

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Committed Financing	4.12
Committed Financing Sources	8.11
Common Stock	2.02(b)(i)
Communications Act	3.04(a)
Communications Laws	3.04(a)
Company	Preamble
Company Acquisition Proposal	7.05(b), 5.02(d)
Company Balance Sheet	3.07
Company Bylaws	3.04(b)
Company Certificate	2.02(b)(iii)
Company Change in Recommendation	5.02(f)
Company Charter	3.04(b)
Company Deferred Stock Units	8.11
Company Disclosure Letter	Article III
Company EBITDA	5.06(b)
Company Employees	3.08(a)
Company Equity Award	8.11
Company ERISA Affiliate	3.08(d)
Company ERISA Plan	3.08(c)
Company Indentures	8.11
Company Market Capitalization	8.11
Company Material Adverse Effect	8.11
Company Multiemployer Plan	3.08(e)
Company Overview Presentation	8.11
Company Pension Plan	3.08(c)
Company Performance Stock Units	8.11
Company Plan	3.08(a)
Company Recommendation	3.03
Company Related Parties	7.05(e)(i)
Company Reports	3.05(a)
Company Requisite Vote	3.03
Company Restricted Stock Units	8.11
Company Retained IP	3.15(b)
Company Stock Plans	8.11
Company Stockholders Meeting	5.05(a)
Company Superior Proposal	5.02(d)
Company Superior Proposal Termination	5.02(f)
Company Termination Fee	7.05(b)
Confidentiality Agreement	8.11
Continuation Period	5.10(a)
Continuing Employee	5.10(a)
Contracts	3.04(b)
Cooperation Agreement	8.11
Copyrights	8.11
Cravath	5.22(g)
D&O Insurance	5.12(b)

Annex A-2

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Damages	7.05(a)
Debt Offers	5.16(b)
Debt Payoff	5.16(f)
Delta Certificate of Merger	1.03
Delta Common Stock Consideration	2.02(a)(ii)
Delta Effective Time	1.03
Delta Merger	Recitals
Delta Merger Consideration	2.02(a)(iii)
Delta Sub	Preamble
Delta Surviving Company	Recitals
Delta Surviving Company Bylaws	1.05(b)
Delta Surviving Company Certificate of Incorporation	1.04(b)
Derivative Damages	8.08
DGCL	Recitals
Dissenting Stockholders	2.02(b)(i)
Distribution	2.01(c)
Distribution Adjustment Multiple	8.11
Distribution Adjustment Valuation Period	8.11
Distribution Merger Agreement	2.01(c)
Distribution Merger Sub	8.11
Dividend	2.01(d)
EBITDA	5.06(b)
Elected Cash Consideration	2.03(a)
Election Deadline	2.04(b)
Election Form	2.04(a)
Election Period	2.04(b)
Employment Agreement	3.08(a)
Environmental Law	8.11
Equity Adjustment Amount	2.02(b)(i)
ERISA	3.08(a)
Exchange Act	3.04(a)
Exchange Agent	2.05(a)
Exchange Fund	2.05(a)
Exchange Ratio	2.02(b)(iii)
Excluded Shares	2.02(b)(i)
Execution Date	Preamble
Exploit	8.11
Exploitation	8.11
Export and Sanctions Regulations	8.11
FCC	3.04(a)
FCPA	3.10(c)(i)
Fee Letter	4.12
Final Company Divestiture Tax	5.23(f)(iv)
Final Company Divestiture Tax Prepayment	5.24
Final NW Stock Tax Basis	5.23(a)
Final Step Plan	5.21(c)(i)

Annex A-3

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Financing	5.16(j)
Financing Source Related Parties	7.05(e)(iii)
Financing Sources	8.11
First Extended Termination Date	7.02(a)
Foreign Competition Laws	3.04(a)
Foreign Regulators	3.04(a)
Foreign Regulatory Laws	3.04(a)
GAAP	8.11
Government Official	8.11
Governmental Consents	8.11
Governmental Entity	3.04(a)
Governmental Regulatory Entity	7.05(c)
Greenwoods	5.22(g)
Hazardous Substance	8.11
Holdco	Preamble
Holdco Common Stock	Recitals
Holdco Series A Preferred Stock	Recitals
Holdco Stock	Recitals
Hook Stock	5.22(a)
Hook Stock Elimination	5.22(d)
Hook Stock Indemnitees	5.22(f)
Hook Stock Legal Comfort	6.02(d)(ii)
Hook Stock Restructuring Tax	5.22(f)
Hook Stock Tax	5.22(a)
HSR Act	3.02(c)
Indebtedness	8.11
Indemnified Parties	5.12(a)
Information Technology	8.11
Initial Tax Model	5.23(b)
Initial Termination Date	7.02(a)
Intellectual Property	8.11
Intended Tax Treatment	Recitals
Intentional Breach	8.11
Joint Proxy Statement	5.04(a)
Key Affiliation Agreements	8.11
Knowledge of Parent	8.11
Knowledge of the Company	8.11
Laws	3.10(a)
Letter of Transmittal	2.05(b)
Library Pictures	8.11
Library Tangible Assets	8.11
Licenses	3.10(a)
Lien	3.02(b)
Mailing Date	2.04(a)
Material Contract	3.11(a)
Maximum Cash Amount	8.11
Measurement Date	3.02(a)
Merger Subs	Preamble

Annex A-4

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Mergers	Recitals
Multiemployer Plan	3.08(a)
Nasdaq	8.11
New Commitment Letter	5.16(f)
No Election Shares	2.02(b)(i)
No Election Value	2.03(b)(iii)
NW Stock Basis Notice	5.23(a)
NW Stock Tax Basis	5.23(a)
NW Stock Tax Basis Schedule	5.23(a)
NYSE	8.11
Offer Documents	5.16(b)
Order	3.10(a)
Original Execution Date	Preamble
Original Financing Failure	5.16(h)
Original Merger Agreement	Preamble
Parent	Preamble
Parent Acquisition Proposal	7.05(c), 5.03(d)
Parent Balance Sheet	4.07
Parent Certificate	2.02(a)(v)
Parent Change in Recommendation	5.03(f)
Parent Common Stock	2.02(a)(i)
Parent Common Stock Units	4.02(a)
Parent Disclosure Letter	Article IV
Parent DSUs	4.02(a)
Parent Material Adverse Effect	8.11
Parent Measurement Date	4.02(a)
Parent Options	4.02(a)
Parent Pension Plan	4.08
Parent Preferred Stock	4.02(a)
Parent PSUs	4.02(a)
Parent Recommendation	4.03
Parent Regulatory Termination Fee	7.05(c)
Parent Related Parties	7.05(e)(ii)
Parent Reports	4.05(a)
Parent Requisite Vote	4.03
Parent RSUs	4.02(a)
Parent Stock	2.02(a)(iii)
Parent Stock Plans	4.02(a)
Parent Stockholders Meeting	5.05(c)
Parent Superior Proposal	5.03(d)
Parent Superior Proposal Termination	5.03(f)
Parent Termination Fee	7.05(c)
PATRIOT Act	5.16(a)
Payment	7.05(d)
Payor	7.05(d)
PBGC	3.08(g)

Annex A-5

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Per Share Cash Amount	2.02(b)(iii)
Permitted Restrictions	5.06(b)
Person	8.11
Personal Data	8.11
Post-Closing Consent Decree Divestiture Tax	5.23(f)(iv)
Post-Closing Consent Decree Divestitures	5.23(f)(iv)
Post-Closing Tax Rate	5.23(f)(iv)
Preferred Stock	3.02(a)
Proceedings	3.07
Programming Liabilities	8.11
Programs	8.11
Projected Transaction Tax Model	5.23(f)(v)
Recipient	7.05(d)
Registered IP	3.15(a)
Registration Statements	5.04(a)
RemainCo Communications Licenses	3.10(b)
RemainCo FCC License	3.10(b)
RemainCo Foreign License	3.10(b)
Representatives	5.02(a)
Required Divestitures	5.06(b)
Required Financial Information	8.11
Required Governmental Consents	6.01(d)
Required Post-Closing Divestiture Tax	5.23(f)(iv)
Required Pre-Closing Divestiture Tax	5.23(f)(iv)
Restriction	5.06(b)
Retained Business	8.11
Retained Business Operational Tax	5.23(f)(ii)
Retained Subsidiaries	8.11
Revolving Facility	8.11
S-4 Registration Statement	5.04(a)
Sarbanes-Oxley Act	3.05(a)
SEC	2.08(c)(i)
Second Extended Termination Date	7.02(a)
Secretary of State Undertakings	8.11
Section 5.16 Indemnitees	5.16(l)
Securities Act	2.08(c)(i)
Separation	8.11
Separation Agreement	Recitals
Separation Principles	Recitals
Series Common Stock	3.02(a)
Shares	2.02(b)(i)
Shortfall Amount	2.03(b)
Significant Subsidiary	8.11
Skadden	5.25(e)
Sky Acquisition	8.11
Sky Event	8.11

Annex A-6

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Specified Assets	5.06(b)
Spin Tax	5.23(f)(iii)
SpinCo	8.11
SpinCo Business	8.11
SpinCo Class A Common Stock	8.11
SpinCo Class B Common Stock	8.11
SpinCo Common Stock	8.11
SpinCo Enterprise Value	8.11
SpinCo Equity Value	8.11
SpinCo Operational Tax	5.23(f)(ii)
SpinCo Registration Statement	5.04(a)
SpinCo Subsidiaries	8.11
Step Plan Notice	5.21(c)(i)
Stock Election Shares	2.02(b)(i)
Stock Issuance	4.03
Subsidiary	8.11
Subsidiary Owned Parent Shares	2.02(a)(i)
Takeover Code	8.11
Takeover Statute	3.12
Target Completion Date	5.21(a)(i)
Tax	8.11
Tax Calculation Principles	5.23(f)(v)
Tax Dispute	5.23(d)
Tax Matters Agreement	8.11
Tax Matters Agreement Principles	8.11
Tax Model Cutoff Date	5.23(b)
Tax Referee	5.23(d)
Tax Return	8.11
Termination Date	7.02(a)
Trade Secrets	8.11
Trademarks	8.11
Trading Day	8.11
Transaction Documents	8.11
Transaction Tax	5.23(f)(i)
Transactions	8.11
Treasury Regulations	8.11
Uncertificated Company Shares	2.02(b)(iii)
Uncertificated Parent Shares	2.02(a)(v)
Unfunded SpinCo Operational Tax	5.23(f)(ii)
Unproduced Properties	8.11
Voting Agreement	Recitals
VWAP	8.11
Wax Cash Consideration	2.02(b)(i)
Wax Certificate of Merger	1.03
Wax Effective Time	1.03
Wax Merger	Recitals

Annex A-7

Confidential Treatment Requested by New Fox, Inc.

Pursuant to 17 C.F.R. Section 200.83

Wax Merger Consideration	2.02(b)(i)
Wax Stock Consideration	2.02(b)(i)
Wax Sub	Preamble
Wax Surviving Company	Recitals
Wax Surviving Company Bylaws	1.05(c)
Wax Surviving Company Certificate of Incorporation	1.04(c)
When-Issued SpinCo Market Capitalization	8.11
Works in Progress	8.11
YES Facility	8.11

Annex A-8